                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                          CHURCH & DWIGHT CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

Church & Dwight Co., Inc.
2003

--------------------------------------------------------------------------------

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS,
PROXY STATEMENT
AND
ANNUAL FINANCIAL STATEMENT

--------------------------------------------------------------------------------

MEETING DATE
MAY 8, 2003

                                                             [ARM & HAMMER LOGO]
                                                 Consumer and Specialty Products
Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543-5297

                    [LETTERHEAD OF CHURCH & DWIGHT CO., INC.]

April 3, 2003





Dear Stockholder:

      It is my pleasure to invite you to the 2003 Annual Meeting of the Stockholders of Church & Dwight Co., Inc. (the "Company"), which will be held on May 8, 2003, at 11:00 a.m. at the Westin Princeton at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey. The purposes of the meeting are to:


      1.    Elect four persons to serve as directors for a term of three years;

      2. Ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company's 2003 financial statements;

      3. Approve an amendment to the Company's Restated Certificate of Incorporation to limit the ability to call special meetings of the Company's stockholders to the Chief Executive Officer or a majority of the directors then in office;

      4. Approve an amendment to the Company's Restated Certificate of Incorporation to require advance notice to the Company of stockholder nominations and proposals;

      5. Approve an amendment and restatement to the Company's Amended and Restated 1998 Stock Option Plan to permit grants of other types of incentive compensation awards and make other changes.

      6. Approve an amendment to the Company's Restated Certificate of Incorporation to eliminate time-phased voting; and

      7. Consider any other business that may properly be brought before the meeting.

      This year, the Board is asking for your vote on three amendments to the Company's Restated Certificate of Incorporation, all of which are important to corporate governance, and on an amendment to the Company's Amended and Restated 1998 Stock Option Plan. The proposed amendments are briefly summarized below. Additional detail regarding the proposed amendments can be found in the accompanying proxy statement, which we urge you to read carefully.

      Proposal 3 provides that special meetings of the Company's stockholders may only be called by a majority of directors then in office or by the Chief Executive Officer of the Company . This amendment incorporates an existing provision of the Company's By-laws into the Restated Certificate of Incorporation and does not change the existing rights of stockholders. Under Delaware law, stockholders of a corporation may not call a special meeting unless authorized to do so under the by-laws or certificate of incorporation. The Board of Directors believes that, in combination with the existing provision of the By-laws, this amendment will help ensure the orderly conduct of all Company affairs at annual meetings and special meetings as called by the Company.

      Proposal 4 requires that stockholders provide advance notice of nominations for directors and for stockholder proposals. The amendment requires that stockholders submit, at least 120 days prior the anniversary of the mailing of last year's proxy materials, all information regarding a proposed candidate or item of business that would be required to be disclosed under the federal proxy rules if such a nomination or proposal had been made by management, including background information on the candidate and the number of shares held by the proponent. The purpose of the amendment is to allow management and other stockholders a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business.

      Proposal 5 would amend and restate the Company's 1998 Stock Option Plan to permit the Compensation & Organization Committee to grant other types of incentive compensation awards and to make certain other changes. The 1998 Stock Option Plan currently provides only for the grant of stock options. Under the 1998 Stock Option Plan as proposed to be amended and restated, the Compensation & Organization Committee may grant stock options, stock appreciation rights, performance units and stock awards, such as restricted stock. The Board believes that it is in the best interests of the Company and its stockholders for the Company to be able to consider additional types of long-term incentive awards in order to continue to attract and retain key employees and to remain competitive with other industry leaders that offer a broad range of long-term incentive awards to their employees. The Company is not seeking approval to increase the number of shares that are available for issuance under the 1998 Stock Option Plan. Rather, the Company is seeking to amend it in ways the Board believes will create more flexibility in plan administration.

      Proposal 6 would eliminate time-phased voting rights with respect to the Company's common stock so that all current stockholders, and all future stockholders, would be entitled to exercise one vote per share. Currently, the Restated Certificate of Incorporation provides that stockholders who beneficially own their shares for at least 48 consecutive months prior to the record date are entitled, subject to certain conditions, to exercise four votes per share. Whenever a change in beneficial ownership of such shares occurs, the Certificate of Incorporation currently provides that the new holder is entitled to only one vote per share until the shares have been held for 48 consecutive months prior to the record date.

      Time-phased voting was proposed by the Board and adopted by stockholders in February 1986 principally to provide the Company with a defensive mechanism to deal with the type of coercive hostile takeover tactics that were prevalent at that time. The Board has determined, however, that based on a number of developments since 1986, including changes in Delaware law and in prelisting standards of the New York Stock Exchange, maintaining time-phased voting is no longer appropriate. Most of the other companies which had previously adopted time-phased voting arrangements have abandoned them. In reviewing this situation, our Board has concluded that the Company now has available other measures (including a stockholder rights plan and existing provisions in, and proposed amendments to, our Restated Certificate of Incorporation) that provide adequate protection to our stockholders against coercive tactics and are more consistent with the modern corporate governance principle of one vote per share.

      After careful consideration of the proposed amendments, the Board of Directors has unanimously adopted the proposed amendments and strongly recommends that you will approve them also.

      I am hopeful that you will agree with the recommendations of the Board. Your affirmative vote is of critical importance. Passage of the amendments to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the voting power of the outstanding common stock. If you do not sign and return your proxy card, that will have the same effect as a vote by you against the proposed amendments to the Restated Certificate of Incorporation.

                                                Sincerely,


                                                /s/  Andrew B. Steinberg
                                                -------------------------------
                                                ANDREW B. STEINBERG
                                                Vice President, General Counsel
                                                and Secretary

                                                             [ARM & HAMMER LOGO]
CHURCH & DWIGHT CO., INC.

                          NEW LOCATION FOR OUR MEETING
                     WESTIN PRINCETON AT FORRESTAL VILLAGE
                             201 VILLAGE BOULEVARD
                             PRINCETON, NEW JERSEY
                                 (609) 452-7900
                                 WWW.WESTIN.COM

Notice of Annual Meeting of Stockholders to be held Thursday, May 8, 2003.

     The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the "Company") will be held at THE WESTIN PRINCETON AT FORRESTAL VILLAGE, 201 VILLAGE BOULEVARD, PRINCETON, NEW JERSEY 08540 on Thursday, May 8, 2003 at 11:00 a.m., to consider and take action on the following:

        1. Election of four persons to serve as Directors for a term of three years.

        2. Ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company's 2003 financial statements.

        3. Approve an amendment to the Company's Restated Certificate of Incorporation to limit the ability to call special meetings of the Company's stockholders to the Chief Executive Officer or a majority of the Directors then in office.

        4. Approve an amendment to the Company's Restated Certificate of Incorporation to require advance notice to the Company of stockholder nominations and proposals.

        5. Approve an amendment to the Company's Amended and Restated 1998 Stock Option Plan to permit grants of other types of incentive compensation awards.

        6. Approve an amendment to the Company's Restated Certificate of Incorporation to eliminate time-phased voting.

        7. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 14, 2003 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders during ordinary business hours at the offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543, commencing on April 28, 2003.

                                   By Order of the Board of Directors,

                                   ANDREW B. STEINBERG
                                   Vice President, General Counsel
                                   and Secretary

Princeton, New Jersey
April 3, 2003

YOU MAY VOTE YOUR PROXY THREE DIFFERENT WAYS: BY MAIL, INTERNET OR TELEPHONE. PLEASE REFER TO DETAILED INSTRUCTIONS INCLUDED WITH YOUR PROXY MATERIALS. HOWEVER, IF YOU ARE CLAIMING FOUR VOTES PER SHARE, YOU MAY ONLY VOTE BY
MAIL -- TELEPHONE AND INTERNET VOTING ARE NOT AVAILABLE. YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE CHOOSE ABSTAIN IN THE VOTING SELECTION WHEN RESPONDING.

                                   FROM NORTH
  Take the New Jersey Turnpike South to Exit 9 to Route 18 North for 1/2 mile. Go to Route 1 South for approximately 13 miles to the College Road West Exit.
        Go through the traffic light and the hotel will be on your left.

                                   FROM SOUTH
        Take Interstate 95 North, which turns into Interstate 295 South.
              Continue on I-295 South to Exit 67 (Route 1 North).
                        Take this towards New Brunswick.
 Stay on Route 1 North for approximately 6 miles to the College Road West Exit.
                        The hotel will be on your left.

                                   FROM EAST
      Take Route 33 West to Route 571 West. Turn right onto Route 1 North. Continue on Route 1 North for 3 miles to the College Road West Exit.
        Go through the traffic light and the hotel will be on the left.

                                   FROM WEST
  Take Route 1 North to I-95 North into New Jersey. The road turns into I-295
                                     South.
                  Take I-295 South to Exit 67 (Route 1 North).
        Continue for approximately 6 miles to the College Road West Exit and the hotel will be on the left.

                           CHURCH & DWIGHT CO., INC.
          469 North Harrison Street, Princeton, New Jersey 08543-5297
                                  609-683-5900
                                                                   April 3, 2003

                                PROXY STATEMENT

PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 8, 2003 and at any adjournment thereof.

     The securities entitled to vote at the meeting consist of the Company's Common Stock. Each stockholder of record at the close of business on March 14, 2003 is entitled to vote in accordance with the Company's Restated Certificate of Incorporation, as amended. At the Annual Meeting, each share of Common Stock beneficially owned by the same person for a period of 48 consecutive months preceding March 14, 2003, will be entitled to four votes per share. All other shares will be entitled to one vote per share. The discussion on page 31 of this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur. The number of shares outstanding at the close of business on March 14, 2003 were 40,007,934. At the Annual Meeting held on May 9, 2002, as reported in the Certificate of Inspectors of Elections, the number of shares of Company Common Stock entitled to vote at such meeting was 39,328,232 bearing 62,610,909 votes. Of such shares, 7,760,892 were entitled to four votes per share and 31,567,341 were entitled to one vote per share.

     Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting and all proxies will be voted, if no contrary instruction is indicated on the proxy, FOR the election of the nominees described herein, FOR ratification of the appointment of Deloitte & Touche as independent auditors, FOR approval of the amendment to the Company's Restated Certificate of Incorporation to limit the ability to call special meetings of the Company's stockholders to the Chief Executive Officer or a majority of the Directors then in office, FOR approval of the amendment to the Company's Restated Certificate of Incorporation to require advance notice to the Company of stockholder nominations and proposals, FOR approval of the amendment to the Company's Amended and Restated 1998 Stock Option Plan to permit the grants of other types of incentive compensation awards, and FOR approval of the amendment to the Company's Restated Certificate of Incorporation to eliminate time-phased voting.

     The presence, in person or by proxy, of the holders of such number of shares of Company Common Stock as are entitled to cast a majority of the votes, at the meeting, constitutes a quorum. Proxies submitted with the votes withheld for the election of Directors or abstentions with regard to proposals 2, 3, 4, 5 and 6 and broker non-votes are included in determining whether or not a quorum is present. Votes will be tabulated by the Company's transfer agent. Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of proposals 2 and 5 requires the affirmative vote of such number of shares as are entitled to cast a majority of the votes present in person or by proxy at the meeting. Abstentions are counted as non-affirmative votes on proposals 2 and 5, whereas broker non-votes are not counted in tabulating the votes thereon. The approval of proposals 3, 4 and 6 requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Abstentions and broker non-votes are counted as non-affirmative votes on proposals 3, 4 and 6.

     Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telephone by Company employees who will not be additionally compensated. All costs shall be paid for by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $15,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.

     This Proxy Statement and enclosed form of Proxy and Stockholder Certification Form are first being mailed to Stockholders on or about April 3, 2003.

                            1. ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes, each class equal or as nearly equal in number as possible, with the Directors in each class serving for a term of three years. Following the retirement of Mr. William Becklean in May of 2002, the Board elected Mr. Robert Davies, III to the Board of Directors class which will be reelected at the 2005 Annual Meeting of Stockholders. At the 2003 Annual Meeting of Stockholders, four Directors will be elected to serve until the 2006 Annual Meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

     It is not anticipated that any of the nominees will become unavailable to serve as Directors for any reason, but if that should occur before the Annual Meeting, the persons named in the enclosed form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws. Information concerning the nominees and the continuing members of the Board of Directors is set out below:

                      STANDING FOR ELECTION -- MAY 8, 2003

TERM EXPIRES IN 2003

                       JOHN D. LEGGETT, III, PH.D.
[PHOTO OF JOHN D.      Mr. Leggett, 61, is President of Sensor Instruments Co.,
LEGGETT, III,          Inc., a company formed by him in 1985,    which is involved
PH.D.]                     in the design, manufacture and marketing of
                           environmental sensing instrumentation. He has been a
                           Director of the Company since 1979 and currently is a
                           member of the Executive and Compensation & Organization
                           Committees of the Board.
                       JOHN F. MAYPOLE
[PHOTO OF JOHN F.      Mr. Maypole, 63, is Managing Partner, Peach State Real
MAYPOLE]               Estate    Holding Company, a family investment partnership.
                           He is a member of the Board of Directors of Dan River
                           Inc., Meridian Automotive Systems, Inc., MassMutual
                           Financial Group, National Captioning Institute, Inc. and
                           Whitehead Institute for Biomedical Research. He became a
                           Director of the Company in January 1999 and is a member
                           of the Audit Committee of the Board.
                       ROBERT A. MCCABE
[PHOTO OF ROBERT A.    Mr. McCabe, 68, is Chairman of Pilot Capital Corporation,
MCCABE]                whose business is providing equity financing     for private
                           companies. He is a member of the Board of Directors of
                           the Atlantic Bank of New York and Thermo Electron
                           Corporation. He is a Trustee of the Whitehead Institute
                           for Biomedical Research, the American School of
                           Classical Studies at Athens, the Thera Foundation and
                           Athens College. He has been a director of the Company
                           since 1987 and is a member of the Audit Committee of the
                           Board.
                       BURTON B. STANIAR
[PHOTO OF BURTON B.    Mr. Staniar, 61, is Chairman of Knoll, Inc., a global office
STANIAR]               furnishings    company. Prior to joining Knoll, he was
                           Chairman of Westinghouse Broadcasting Co., a diversified
                           media company. He was director of Marketing for the
                           Company in the mid 1970's. He has been a Director of the
                           Company since April 1999 and is a member of the
                           Governance & Nominating Committee of the Board.

                                                      CONTINUING DIRECTORS

TERM EXPIRES IN 2004

                    ROBERT H. BEEBY
[PHOTO OF ROBERT    Mr. Beeby, 71, retired in 1991 as President and Chief Executive Officer of Frito-Lay, Inc.,    the nation's
H. BEEBY]               largest manufacturer of snack food. Prior to that, he served as President and Chief Executive Officer of
                        Pepsi-Cola International. He currently serves as a member of the Board of Directors of Modem Media. He has been a member of the Board since May 1992 and is a member of the Compensation & Organization
                        Committee of the Board.
                    J. RICHARD LEAMAN, JR.
[PHOTO OF J.        Mr. Leaman, 68, retired in 1995 as President and Chief Executive Officer of S.D. Warren Company,    a
RICHARD LEAMAN,         producer of coated printing and publishing papers. From 1991 through 1994 he was Vice Chairman of Scott
JR.]                    Paper Company. He is on the Board of Directors of Pep Boys, Stonebridge Financial Corporation and
                        Chairman of the Board of Elwyn, Inc. He has been a Director of the Company since 1985 and serves as
                        Chairman of the Audit Committee and is a member of the Executive Committee of the Board.
                    DWIGHT C. MINTON
[PHOTO OF DWIGHT    Mr. Minton, 68 is Chairman Emeritus of the Board.    After serving 26 years as Chief Executive Officer, he
C. MINTON]              retired in 1995, serving as non-executive Chairman of the Board. On February 12, 2001 he was elected
                        Chairman Emeritus of the Board. He currently serves as Trustee and Chairman of the National
                        Environmental Education and Training Foundation, Trustee and Secretary of the National Parks
                        Conservation Association, Trustee and Chairman of the Investment Committee of Morehouse College, and is
                        a Director of Crane Co. He has been a Director of the Company since 1965.

                    JOHN O. WHITNEY
[PHOTO OF JOHN O.   Mr. Whitney, 75, is a Professor of Management Practice at Columbia Business School.    He currently serves
WHITNEY]                as a member of the Board of Directors of the Turner Corporation. He also serves as Advisory Director of
                        Newsbank and is a member of the Advisory Board of Allstar Marketing. He became a member of the Board in
                        1992 and currently serves as Chairman of the Governance & Nominating Committee of the Board. He is the
                        Lead Director of the Board.

TERM EXPIRES IN 2005
                    ROBERT A. DAVIES, III
[PHOTO OF ROBERT    Mr. Davies, 67, is the Chairman of the Board and Chief Executive Officer    of the Company. From 1995 until
A. DAVIES, III]         February 12, 2001, when he was elected Chairman of the Board, he served as the President of the Company.
                        From January 1995 to September 1995 he was the President of the Arm & Hammer Division. Mr. Davies was
                        also with the Company from 1969 to 1984 in various positions including President and Chief Operating
                        Officer from 1981 until 1984 during which time he also served on the Board of Directors. During the period 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of
                        Directors of California Home Brands, Inc. He currently serves as a member of the Board of Directors of
                        Armkel, LLC, the joint venture between Kelso & Company and the Company which was created to acquire certain consumer products businesses from Carter-Wallace, Inc. and Footstar, Inc. He is a member of the
                        Executive Committee of the Board.

                       ROSINA DIXON, M.D.
[PHOTO OF ROSINA.      Dr. Dixon, 60, has been a consultant to the Pharmaceutical
DIXON, M.D.]           industry    since 1986. She is a Director of Cambrex
                           Corporation, Enzon Pharmaceuticals, Inc. and is on the
                           Board of The National Association of Corporate
                           Directors. She became a Director of the Company in 1979,
                           currently serves as Chairman of the Compensation &
                           Organization Committee and is a member of the Executive
                           Committee of the Board.
                       ROBERT D. LEBLANC
[PHOTO OF ROBERT D.    Mr. LeBlanc, 53, was most recently President and Chief
LEBLANC]               Executive    Officer of Handy & Harman, a diversified
                           industrial manufacturer, and Executive Vice President
                           and a Director of Handy & Harman's parent company, WHX
                           Corporation. Prior to joining Handy & Harman, he was
                           Executive Vice President of Elf Atochem North America, a
                           specialty chemicals company. He became a Director of the
                           Company in 1998 and is a member of the Governance &
                           Nominating Committee of the Board.

     Unless otherwise stated, each Director has engaged in the principal business indicated above for the past five or more years.

THE BOARD OF DIRECTORS

     During 2002 there were seven meetings of the Board of Directors. Each Director attended at least seventy-five percent of the total number of meetings held by the Board of Directors and the total number of meetings held by all Committees of the Board on which such Director served.

     Also, during 2002, the Board had an Audit Committee and a Compensation & Organization Committee. Although the Board did not have a separate Nominating Committee during 2002, the Compensation & Organization Committee nominated candidates to fill vacancies on the Board of Directors. The Company has an Executive Committee which, to the extent permitted by law, shall have and exercise all the authority of the Board of Directors, except as the Board shall otherwise provide.

     For 2003 the Board will have an Audit Committee, a Compensation & Organization Committee and a Governance & Nominating Committee. The Governance & Nominating Committee will, subject to the requirements set forth under "Stockholder Proposals" on page 29, consider qualified candidates for election as directors suggested by stockholders that are submitted in writing to the Secretary of the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297.

     Commencing in January, 2003, the Board will also have a Lead Director who is responsible for chairing the Executive Sessions of the Board. Mr. Whitney has been selected as Lead Director.

     AUDIT COMMITTEE. During 2002, the Audit Committee, was comprised of J. Richard Leaman, Jr.; John D. Leggett, III, Ph.D.; John F. Maypole and Robert A. McCabe, and met six times. The Committee's functions include determining whether to engage and dismiss the independent auditors, reviewing the independence and qualifications of the auditors, considering the range of audit and non-audit services and fees, and reviewing the adequacy of the Company's system of internal accounting controls. All members of the Committee are independent as defined under the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A. See Audit Committee Report on page 11. In 2003 the Audit Committee will be comprised of J. Richard Leaman, Jr., John F. Maypole and Robert A. McCabe.

     COMPENSATION & ORGANIZATION COMMITTEE. The Compensation & Organization Committee, comprised of Robert H. Beeby; Rosina B. Dixon, M.D.; Robert D. LeBlanc; Dwight C. Minton; Burton B. Staniar and John O. Whitney, met six times during 2002. All of the members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs which are administered by the Committee. The functions performed by the Committee include design and administration of the Company's compensation plans, and review and approval of Executive Officer compensation. See Compensation & Organization Committee Report on page 9. In 2003 the Compensation & Organization Committee will be comprised of Robert H. Beeby, Rosina B. Dixon, M.D. and John D. Leggett, III.

     GOVERNANCE & NOMINATING COMMITTEE. In 2003 the Company will have a Governance & Nominating Committee, as described above, which will be comprised of Robert D. LeBlanc, Burton B. Staniar and John O. Whitney.

EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names, ages and positions held with the Company (as of March 14, 2003) by each Executive Officer.

NAME                                   AGE                              POSITION
----                                   ---                              --------
Robert A. Davies, III................   67(1) Chairman and Chief Executive Officer
Bradley A. Casper....................   43(1) Vice President, President, Domestic Personal Care Division
Mark G. Conish.......................   50(1) Vice President Operations
Steven P. Cugine.....................   40(1) Vice President, Human Resources, Acting President Household
                                              Products
Zvi Eiref............................   64(1) Vice President, Finance and Chief Financial Officer
Henry Kornhauser.....................   70(1) Vice President, Creative Services
Dennis M. Moore......................   52(1) Vice President Consumer Sales
Joseph A. Sipia, Jr. ................   54(1) President and Chief Operating Officer, Specialty Products
                                              Division
Andrew B. Steinberg..................   44(1) Vice President, General Counsel and Secretary
Gary P. Halker.......................   52(2) Vice President, Finance and Treasurer

---------------
 (1) Executive Officers serving for such term as the Board of Directors shall determine.

 (2) Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

     Mr. Davies is the Chairman of the Board and Chief Executive Officer of the Company. From 1995 until February 12, 2001, when he was elected Chairman of the Board, he served as the President of the Company. From January 1995 to September 1995 he was the President of the Arm & Hammer Division. Mr. Davies was also with the Company from 1969 to 1984 in various positions including President and Chief Operating Officer from 1981 until 1984 during which time he also served on the Board of Directors. During the period 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He currently serves as a member of the Board of Directors of Armkel, LLC, the joint venture between Kelso & Company and the Company which was created to acquire certain consumer products businesses from Carter-Wallace, Inc. and Footstar, Inc. He is a member of the Executive Committee of the Board.

     Mr. Casper joined the Company in March, 2002 as Vice President, President, Domestic Personal Care Division. Since 1985, he had been with Procter & Gamble where, for the previous three years, he served as Vice President, Global Fabric Care, based in Cincinnati, Ohio. Previously, Mr. Casper had served in several positions at Procter & Gamble, including General Manager, Hong Kong and China Hair Care, and in Japan in a variety of marketing positions. Prior to that, Mr. Casper had served as a financial analyst at General Electric. In addition to his role with the Personal Care group, Mr. Casper serves as President and as a Director of Armkel, LLC, the joint venture between Kelso & Company and the Company which was created to acquire certain consumer products businesses from Carter-Wallace, Inc. In November 2002, Mr. Casper became a Board member of the Cosmetic, Toiletry and Fragrance Association, a non-profit organization that supports the personal care industry.

     Mr. Conish was appointed Vice President Operations in July 1999. He joined the Company in 1975 and served various management and director positions prior to becoming Vice President Manufacturing and Engineering in 1993. In 1994 he became Vice President Manufacturing and Distribution.

     Mr. Cugine joined the Company in December 1999 as Vice President Human Resources. Since August 2002, he has assumed the additional responsibility of Acting President of Household Products. From October 2000 to February 2002, Mr. Cugine also served as Acting President of the Specialty Products Division. Prior to joining the Company, Mr. Cugine was with FMC Corporation, where, since 1997, he served as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions in Philadelphia. Mr. Cugine held several positions after joining FMC in 1988 including Human Resources Manager in the Agricultural Products and Specialty Chemical Groups. Prior to that, he worked at the David Sarnoff Research Center in Princeton, New Jersey.

     Mr. Eiref rejoined the Company in 1995 as Vice President Finance and Chief Financial Officer, a position he held with the Company from 1979 to 1988. From 1988 to 1995 Mr. Eiref was employed by Chanel, Inc. as Senior Vice President Finance. Mr. Eiref is a Director of Armkel, LLC, the joint venture between Kelso & Company and the Company which was created to acquire certain consumer products businesses from Carter-Wallace, Inc.

     Mr. Kornhauser joined the Company in 1997 as Vice President, Creative Services. Prior to that Mr. Kornhauser was Chairman of the Board of Partners & Shevack, an advertising agency in which he was a principal. Prior to that he served as President of C.T. Clyne until 1980 when he became the Chairman and Chief Executive Officer of his own company, Kornhauser & Calene. In 1989 Kornhauser & Calene merged with Partners & Shevack.

     Mr. Moore joined the Company in 1980 and in 1984 was elected Vice President Human Resources. In May 1989 Mr. Moore became Vice President of Administration and in July 1996 he became Vice President Corporate Business Development. In October 1997 Mr. Moore was appointed Vice President/General Manager International Operations/ Business Development. On February 7, 2000, Mr. Moore was named Vice President Arm & Hammer Division Sales. In June of 2000 he became Vice President Consumer Sales.

     Mr. Sipia joined the Company in February, 2002, as President and Chief Operating Officer of the Specialty Products Division. From 1977 he was with FMC Corporation where most recently he was the General Manager of its Alkali Chemical business. Mr. Sipia had previously been the General Manager of FMC's Hydrogen Peroxide business and before that held senior positions in Global Business Management, Marketing, and Operations in FMC's Agricultural Products business.

     Mr. Steinberg joined the Company on September 9, 2002 as Vice President, General Counsel and Secretary. From 2000 to 2002, he was Executive Vice President Administration, General Counsel and Corporate Secretary of Travelocity.com Inc., the on-line travel reservations service. From 1996 to 2000, he served as Senior Vice President and then Executive Vice President, General Counsel and Corporate Secretary of Sabre Inc., a leading provider of computerized reservations services and technology solutions to the travel and transportation industries. Previously, he held various positions within the legal department of American Airlines, including Associate General Counsel, and also was associated with the law firm of Gibson, Dunn and Crutcher, Los Angeles, California.

     Mr. Halker was appointed Vice President, Finance and Treasurer on January 2, 2003 and serves as the Company's Chief Accounting Officer. He joined the Company in 1977 and in 1984 was appointed Controller. In 1993 Mr. Halker became Chief Information Officer and in 1994 he became Vice President and Chief Information Officer. In 1995 he became Vice President, Controller and Chief Information Officer.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning ownership of the Company's Common Stock as of December 31, 2002 by each stockholder that has indicated in public filings that the shareholder beneficially owns more than five percent of the Company's Common Stock. The information contained in the following table is derived from reports filed by such persons with the Securities and Exchange Commission.

                                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                              -----------------------------------------
                                                                                               PERCENT
NAME AND ADDRESS                                                                                 OF
OF BENEFICIAL OWNER                                             SHARES           VOTES        CLASS(1)
-------------------                                           -----------     -----------     ---------
Neuberger Berman, Inc. .....................................   4,117,958(2)    3,402,133(2)     10.292
  605 Third Avenue
  New York, New York 10158-3698

     Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, by each Executive Officer listed in the Summary Compensation Table on page 12, and by all Executive Officers and Directors as a group, as of March 14, 2003, is set forth in the table below and the footnotes that follow. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned.

                                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                               -----------------------------------------------------------      DEFERRED
                                                                                   PERCENT       STOCK        COMPENSATION
                                                                                      OF      OPTION PLANS        PLANS
NAME                                           SHARES(3)(4)              VOTES     CLASS(1)     (SHARES)      ("SHARES")(4)
----                                           ------------            ---------   --------   ------------   ---------------
Robert H. Beeby..............................       20,210                60,572       --         20,000              50
Robert A. Davies, III........................       58,349(5)            233,396     1.41        507,021         117,712
Rosina B. Dixon, MD..........................       53,695(6)            211,057       --         20,000          14,609
J. Richard Leaman, Jr. ......................       18,442                41,482       --         20,000          11,490
Robert D. LeBlanc............................       12,809                29,459       --         12,000              50
John D. Leggett, III, Ph.D. .................      763,858(7)          3,052,354     1.96         20,000           4,198
John F. Maypole..............................        6,000                12,000       --          8,000           5,953
Robert A. McCabe.............................       21,324                71,796       --         20,000          10,755
Dwight C. Minton.............................      212,505(8)            849,339       --        158,720              66
Burton B. Staniar............................        6,000                 6,000       --          2,000           5,490
John O. Whitney..............................       17,552                53,192       --         14,000           3,707
Bradley A. Casper............................        3,262(9)              3,313       --             --              --
Mark G. Conish...............................       13,575(10)            54,300       --        105,600           2,615
Zvi Eiref....................................      220,727(11)           860,558     1.01        184,800          18,642
Dennis M. Moore..............................       43,786(12)           175,144       --         92,000          45,981
All Executive Officers and Directors as a
  Group (20 persons).........................    1,511,181(13)         5,838,329     7.02      1,394,787         254,299

---------------
 (1) Applicable percentage of ownership is based solely on 40,007,934 shares of Common Stock outstanding as of March 14, 2003, and does not take into account disparities from pro rata voting rights which may arise due to the fact that some shares are entitled to four votes per share and some shares are entitled to one vote per share. Percentage is shown only if one percent or greater of the class. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 14, 2003 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Neuberger Berman, Inc. has sole voting power over 95,881 shares, shared voting power over 2,851,700 shares and shared investment power over 4,117,958 shares. With respect to the 2,851,700 shares over which Neuberger Berman, Inc. has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners of these shares since they both have shared power to make decisions whether to retain or dispose of the securities. Neuberger Berman, Inc. owns 100% of each of Neuberger Berman, LLC and Neuberger Berman Management Inc. Of the 2,851,700 shares over which Neuberger Berman, Inc. has shared voting power, 2,746,000 shares are beneficially owned by Neuberger Berman Genesis Fund Portfolio. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman Genesis Fund Portfolio. The 1,170,377 share difference in voting and investment power is a result of clients' accounts over which Neuberger Berman, Inc. has shared power to dispose but not vote shares. The information in this note is derived from Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003 by Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management, Inc. and Neuberger Berman Genesis Fund

 (3) Does not include shares of Company Common Stock which each Director and each Executive Officer respectively, has rights to purchase, or will have such rights within 60 days from March 14, 2003, under the Stock Option Plan for Directors (see discussion on page 9) and the Company's stock option plans (see discussion on page 10), which are reflected in the table in the column labeled Stock Option Plans (Shares). The shares included in the column labeled Stock Option Plans (Shares) are not entitled to vote at the 2003 Annual Meeting of Stockholders.

 (4) Does not include "shares" of Company Common Stock credited to the account of each Director in the Deferred Compensation Plan for Directors (see discussion on page 8) and credited to the account of each Executive Officer in the Deferred Compensation Plan for Officers (see discussion on page 10). These "shares" are reflected in the table in the column labeled Deferred Compensation Plans ("Shares"). Such shares are not entitled to vote at the 2003 Annual Meeting of Stockholders.

 (5) Includes Mr. Davies' interest in 8,615 shares under the Company's Investment Savings and Profit Sharing Plans.

 (6) Includes 9,000 shares held by a trust for which Dr. Dixon, a Director, serves as co-trustee. Dr. Dixon holds shared voting power over such shares.

 (7) Includes 473,000 shares held by two trusts of which Mr. Leggett serves as co-trustee.

 (8) Includes 80,000 shares owned by Mr. Minton's wife. Includes Mr. Minton's interest in 47,732 shares under the Company's Investment Savings and Profit Sharing Plans.

 (9) Includes Mr. Casper's interest in 17 shares under the Company's Investment Savings and Profit Sharing Plans.

(10) Includes Mr. Conish's interest in 12,475 shares under the Company's Investment Savings and Profit Sharing Plans.

(11) Includes Mr. Eiref's interest in 10,897 shares under the Company's Investment Savings and Profit Sharing Plans and Mr. Eiref's interest in 3,303 shares under the Company's Employee Stock Purchase Plan.

(12) Includes Mr. Moore's interest in 43,786 shares under the Company's Investment Savings and Profit Sharing Plans.

(13) Includes interest of Executive Officers in 94,320 shares under the Company's Investment Savings and Profit Sharing Plans. Includes interest of Executive Officers in 14,526 shares under the Company's Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

     Directors who were not employees of the Company earned an annual retainer of $20,000 in 2002. In addition, non-employee Directors earned $1,000 for each Board meeting attended. Each non-employee Director who was Chairman of either the Audit Committee or the Compensation & Organization Committee earned an additional $2,000 for each committee meeting attended and all other non-employee Directors earned an additional $1,000 for each committee meeting attended. The annual retainer for non-employee Directors for the year 2003 will be $30,000, representing the first increase since 1999 and reflecting the increased workload and responsibilities of Directors in light of the significant expansion of the Company's business over the past three years and the many new requirements of the Sarbanes-Oxley Act of 2002. Meeting attendance compensation for Directors will remain for 2003 at the same level as in year 2002. Non-employee Directors do not participate in any of the Company's compensation plans. Directors' compensation programs are described below. The compensation of each non-employee Director for 2002 did not exceed $45,000, with the exception of Mr. Minton (see Transactions with Management discussion on page 18).

     Compensation earned by each Director may be deferred, at the discretion of such Director, pursuant to the Deferred Compensation Plan for Directors until such time as the Director ceases to be a Director for any reason. Compensation deferred in this manner is recorded in a ledger account and is deemed to be invested in Company Common Stock for purposes of determining earnings and losses in such account. Actual shares of Company Common Stock are not held in such account and as such, each participating Director has no voting or investment rights for such "shares". Certain Directors have elected to defer compensation as described herein and as of December 31, 2002, the number of "shares" represented by amounts held in their ledger accounts are as set forth in the table captioned "Amount and Nature of Beneficial Ownership" table on page 7.

     Those Directors not electing to defer their compensation are paid pursuant to the rules of the Compensation Plan for Directors (the "Compensation Plan for Directors") which the Board of Directors of the Company adopted on December 13, 1995. The Compensation Plan for Directors was approved by the stockholders at the Annual Meeting of Stockholders held on May 9, 1996 and became effective January 1, 1996.

     The Plan provides for the payment of Director's compensation, in the form of Company Common Stock, at the end of the calendar year for which such compensation was earned. The number of shares paid is determined as follows: (i) on the first stock trading day in January, the retainer and meeting fees to be paid to each Director for that calendar year (see Compensation of Directors discussion above) are converted into shares of Company Common Stock, rounded up to the nearest whole share. (For example, if a Director is to receive $30,000 for the annual retainer and $1,000 for each Board Meeting attended and the closing price of Company Common Stock on the first trading day in

January is $30.00 per share, then the compensation, calculated in terms of shares of Company Common Stock, would be 1,000 shares for the annual retainer, and 34 shares for each meeting attended); (ii) on the first stock trading day following the Company's regularly scheduled Board Meeting in December, the compensation earned by each Director, in shares of Company Common Stock, is converted into dollars using the closing price of Company Common Stock on such day; and (iii) at such time each participant may elect to receive up to fifty percent of such determined compensation in cash, the remainder to be paid in the form of Company Common Stock. The Company Common Stock to be issued and cash compensation to be paid are distributed by December 31 of such year.

     STOCK OPTION PLAN FOR DIRECTORS. On February 27, 1991, the Board of Directors of the Company adopted the Stock Option Plan for Directors (the "Stock Option Plan for Directors"), which was approved by the stockholders at the Annual Meeting of Stockholders held on May 9, 1991 and became effective January 1, 1991. Stock Options are granted to all non-employee Directors of the Company (the "Participant") with the exception of Mr. Minton, a former employee, who will begin participation in the Stock Option Plan for Directors in January 2003 (see Transactions with Management discussion on page 18).

     The Stock Option Plan for Directors authorizes the granting of options to purchase shares of Company Common Stock (the "Stock") at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options may be exercised only by the Participant during his/her lifetime, and may only be transferred by will, the laws of descent and distribution, or upon approval of the Board of Directors.

     Participants are granted an option to purchase 5,000 shares of Stock each year on the date on which the Company holds its Annual Meeting of Stockholders during the term of the Stock Option Plan for Directors, with the exception that a Participant's initial option grant shall be 6,000 shares of Stock.

     The total number of shares that may be issued pursuant to options under the Stock Option Plan for Directors cannot exceed 1,000,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

                  COMPENSATION & ORGANIZATION COMMITTEE REPORT

     The following report of the Compensation & Organization Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

COMPENSATION PHILOSOPHY

     In order to achieve its performance objectives, the Company believes that it must be able to attract, motivate and retain qualified people with appropriate talents, skills and abilities. Accordingly, the Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.

     It is the policy of the Committee to make a high proportion of executive officer compensation dependent on annual performance, long-term performance and on enhancing stockholder value. Executive officer compensation has both short-term and long-term components. Short-term components include base salary and annual incentive compensation. The long-term component includes stock option grants under the Company's Stock Option Plans. Using external surveys as a guide, the level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable to the level of total compensation paid to executives with comparable responsibilities in a peer group of companies identified by the Committee. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although it is not necessarily the same companies with which the Company would compare its performance in the marketplace. Within the past few years the Committee has sought to adjust the mix of compensation by placing increased emphasis on the more variable, performance based portion, such as incentive compensation and stock option grants, and less emphasis on the fixed portion, base salaries.

BASE SALARY AND ANNUAL INCENTIVE COMPENSATION

     Executive Officer base salary is determined by comparing such Executive Officer's base salary to that of his/her counterparts in the Company's peer group as shown in the periodic external salary surveys. The factors used in the evaluation of the Executive Officer's performance, include the level of responsibility and contribution to the achievement of the Company's strategic operating objectives, including objectives specific to the individual Executive Officer.

Adjustments were made to certain officers' base salaries and incentive compensation award targets to reflect their expanded roles due to the Company's significant increase in size in 2002.

     Annual incentive compensation for Executive Officers is awarded under the Company's Incentive Compensation Plan and is based on both Company and individual performance. For 2002 Company performance measures were organic sales growth and operating margin performance. The incentive compensation pool may be increased or decreased from its par value depending upon the extent to which the Company's performance surpasses or underachieves the organic sales growth and operating margin performance of a comparison group of companies. The Committee may also consider unusual or non-recurring factors in reaching its final determination of the size of the incentive compensation pool. Each individual Executive Officer's annual incentive compensation is determined by the Committee using a previously determined percentage of base salary for each Executive Officer modified by a factor based on the evaluation of that Executive Officer's performance. The Committee relies heavily, but not exclusively on these measures. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies to determine base salaries, overall incentive compensation pools and individual incentive compensation awards.

     The Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company's peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of the Executive Officer's level of achievement of the specific performance-related goals or as a result of the Company's level of performance relative to the comparison group of companies.

     The base salary and incentive compensation awarded to each Executive Officer named in the foregoing tables is reflected in the Summary Compensation Table on page 12. In comparison with the company's peer group, base salaries plus incentive compensation, in the aggregate, paid to Executive Officers for 2002 are expected to be at or near the median level, reflecting the Company's relative performance versus the comparison group during 2002.

LONG-TERM AND OTHER COMPENSATION

     The long-term incentive component is in the form of stock options granted under the Company's Stock Option Plans. The Company encourages participants in the plans to hold the shares of Company Common Stock received through the exercise of stock options so that the participants' interest will continue to be aligned with the long-term interests of the stockholders of the Company.

     Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period, which options vest 100% on the third anniversary of the grant, at the fair market value per share on the date of the grant. On June 17, 2002, options were granted to management employees, including Executive Officers, at $33.56 per share, the fair market value on the date of the grant. The number of options granted to an Executive Officer is based on a percentage of the Executive Officer's salary, determined by the Committee considering the recommendation of the Human Resources Department, and the market price per share on the day of the grant. Stock options may also be granted to management employees including Executive Officers upon commencement of employment.

     The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, in 1988 the Company adopted a Deferred Compensation Plan for Officers under which contributions are made for the benefit of certain Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations. Effective December 1, 1995 the Company amended the Deferred Compensation Plan to allow for the deferral of other compensation, in whole or in part, at the discretion of each Executive Officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Davies' base salary for 2002 was increased to $600,000 in recognition of his expanded responsibility based on the two transformational acquisitions of 2001. Mr. Davies' base salary remains below the median level with respect to the Company's peer group. In addition, Mr. Davies' incentive compensation bonus target was increased from 85% to 100% of base salary, reflecting the Committee's desire to place more emphasis on his performance-based compensation such as incentive compensation and stock options.

     In January 2002, the Committee reviewed the performance of the Company and Mr. Davies. Using the methodology described earlier in this report under "Base Salary and Annual Incentive Compensation," the Committee determined that the Company performed slightly above the comparison group of companies and awarded Mr. Davies a bonus of 110% of base salary. This award reflected Mr. Davies role in the Company's performance. Mr. Davies' incentive compensation award for 2002 is expected to be slightly above the median level in comparison with the Company's peer group, reflecting the Company's solid earnings performance and the Company's compensation philosophy that places more emphasis on performance-based compensation.

     In June 2002, Mr. Davies was granted 121,500 stock options at a price of $33.56, the fair market value on the day of the grant. The size of the option grant was determined in part by the formula described under "Long-Term and Other Compensation" and in part by comparison to the long-term compensation in peer companies, which showed that Mr. Davies' long-term incentive grants had been below the median for several years.

     The Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives for amounts greater than $1 million, unless certain conditions are met. Provided that the Company's compensation objectives are met, it is the committee's intention that executive compensation be deductible for federal income tax purposes.

THE UNDERSIGNED MEMBERS HAVE SUBMITTED THIS REPORT TO THE BOARD OF DIRECTORS:

        Rosina B. Dixon, M.D., Chairman  Burton B. Staniar
        Robert H. Beeby                  John O. Whitney
        Robert D. LeBlanc

Dated: March 14, 2003

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent accountants, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee hereby reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

     2. The Audit Committee has discussed with the independent accountants the matters required by generally accepted auditing standards.

     3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

     Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

     THE UNDERSIGNED MEMBERS OF THE AUDIT COMMITTEE HAVE SUBMITTED THIS REPORT TO THE BOARD OF DIRECTORS:

        J. Richard Leaman, Jr., Chairman  John F. Maypole
        John D. Leggett III, Ph.D.        Robert A. McCabe

Dated: March 18, 2003

PRINCIPAL ACCOUNTING FIRM FEES

     Aggregate fees billed to the Company for the fiscal year ending 2002 and 2001 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

                                                                2002       2001
                                                              --------   --------
Audit Fees..................................................  $565,500   $472,000
Audit Related...............................................  $120,250   $413,500
                                                              --------   --------
  Subtotal..................................................  $685,750   $885,500
Financial Information Systems Design and Implementation
  Fees......................................................        --         --
Tax Services(a).............................................  $ 82,150   $  5,900
All Other Services Fees(a)..................................        --   $ 70,000

---------------
(a) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants' independence, and has determined that these fees have not impaired such independence.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 2002, 2001 and 2000 to, or for, the Chief Executive Officer, and each of the next four highest paid Executive Officers of the Company who served as Executive Officers during the fiscal year ended December 31, 2002 and whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                   -------------------------
                                                                                            AWARDS
                                                     ANNUAL COMPENSATION           -------------------------
                                              ----------------------------------    SECURITIES    SECURITIES    ALL OTHER
                                                                    OTHER ANNUAL    UNDERLYING    UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR    SALARY    BONUS(1)   COMPENSATION     OPTIONS         SARS       (2)(3)(4)
---------------------------            ----   --------   --------   ------------   ------------   ----------   ------------
ROBERT A. DAVIES, III................  2002   $600,000   $660,000          --        121,500           --        $123,392
Chairman and                           2001    500,000    601,500          --        128,500           --          80,000
Chief Executive Officer                2000    396,000    300,000          --         60,100           --          85,037
BRADLEY A. CASPER....................  2002    252,308    216,000(5)    23,623(6)     29,500             (7)       17,766
Vice President, President,             2001         --         --          --             --           --              --
Domestic Personal Care Division        2000         --         --          --             --           --              --
MARK G. CONISH.......................  2002    230,000    133,900          --         12,000           --          35,213
Vice President                         2001    200,000    140,400          --         11,500           --          26,389
Operations                             2000    188,500     87,000          --         15,400           --          27,385
ZVI EIREF............................  2002    332,000    194,800          --         25,950           --          63,633
Vice President Finance and             2001    260,000    275,000          --         19,300           --          42,495
Chief Financial Officer                2000    243,917    130,000          --         25,000           --          42,158
DENNIS M. MOORE......................  2002    255,000    145,800          --         10,600           --          40,278
Vice President                         2001    244,400    161,600          --         14,100           --          33,003
Consumer Sales                         2000    224,558    100,000          --         41,400           --          32,761

---------------
(1) Other than with respect to Mr. Casper's sign-on bonus (see note 5 below), represents incentive compensation payments under the Company's Annual Incentive Compensation Plan as discussed on page 9.

(2) Includes Company contributions, vested and unvested, under the Company's Investment Savings and Profit Sharing Plans. Total contributions on behalf of named individuals were as follows for 2002, 2001 and 2000, respectively:
    R.A. Davies, III $87,154, $57,960, $60,820; B.A. Casper $17,409, --, --; M.
    G. Conish $29,716, $23,373, $25,029; Z. Eiref $45,385, $30,713, $31,861; D.
    M. Moore $30,275, $27,524, $28,585.

(3) Includes compensation deferred pursuant to a deferred compensation agreement with the Company providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 2002, 2001 and 2000, respectively: R.A. Davies, III $13,750, $9,900, $6,780; B. A. Casper $0, --, --; M. G. Conish $2,742, $900,
    $555; Z. Eiref $5,468, $2,700, $2,744; D. M. Moore $6,120, $2,232, $1,637.

(4) Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 2002, 2001 and 2000, respectively: R.A. Davies, III $22,488, $12,791, $17,437; B.A. Casper $357,
    --, --; M. G. Conish $2,756, $2,116, $1,801; Z. Eiref $12,780, $9,082,
    $7,553; D. M. Moore $3,883, $3,247, $2,539.

(5) Includes $40,000 sign-on bonus paid to Mr. Casper in connection with his commencement of employment.

(6) Represents relocation expense reimbursement paid to Mr. Casper in connection with his commencement of employment.

(7) Mr. Casper received an Equity Appreciation Award under the Armkel, LLC Equity Appreciation Plan (the "Armkel Plan") in connection with his commencement of employment with both the Company and Armkel, LLC ("Armkel"), the joint venture between Kelso & Company ("Kelso") and the Company which was created to acquire certain consumer products businesses from Carter-Wallace, Inc. The Equity Appreciation Award relates to 93,489 membership interests (each, an "Interest") in Armkel and operates in a manner similar to a stock appreciation right. Upon the occurrence of a "Liquidation Event", Mr. Casper is entitled to receive, for each vested Interest underlying the Equity Appreciation Award, an amount equal to the value of an Interest, as determined by the administering Armkel board committee (the "Committee") on the date of the Liquidating Event, minus $15.82, the deemed value on the date of the award. Payment may be made in such form as selected by the Committee, including cash and subject to the Company's approval, discounted stock options or restricted stock awards with respect to Company Common Stock or other Company securities. A "Liquidation Event" is either: (i) the sale, disposition or transfer (a "Sale") of Armkel membership interests, after which Kelso no longer holds any membership interests or (ii) a Sale to an unaffiliated third party of all or substantially all of Armkel's assets. The Equity Compensation Award vests in equal monthly amounts over a three year period from October 1, 2001, provided Mr. Casper remains an employee of Armkel on each such monthly vesting date. If a Liquidation Event does not occur by September 29, 2008, then the Armkel Plan and all Equity Appreciation Awards then outstanding will automatically terminate and become void regardless of whether such awards have vested in whole or in part. Mr. Casper's Equity Compensation Award will also become null and void, regardless of whether such award is vested in whole or in part, if he terminates his employment with Armkel and the Company prior to a Liquidation Event. However, in the event that, prior to a Liquidation Event, the Company and Armkel terminate Mr. Casper's employment without "cause", or if Mr. Casper terminates his employment with the Company and Armkel for "good reason" (as such terms are defined in Mr. Casper's employment agreement, which is described in more detail on page
    15), Mr. Casper will retain the vested portion of the Equity Compensation Award. As of December 31, 2002, 38,954 interests subject to Mr. Casper's Equity Compensation Award have vested.

     The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 2002 pursuant to the Company's Amended and Restated 1998 Stock Option Plan(1). Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.

           OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                                                     INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                                     --------------------------------------------------     AT ASSUMED ANNUAL RATES
                                     NUMBER OF     % OF TOTAL                                   OF STOCK PRICE
                                     SECURITIES     OPTIONS                                 APPRECIATION FOR OPTION
                                     UNDERLYING    GRANTED TO    EXERCISE                    TERM (10 YEARS)(2)(3)
                                      OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                                  GRANTED     FISCAL YEAR    ($/SHARE)      DATE       5% ANNUAL      10% ANNUAL
----                                 ----------   ------------   ---------   ----------   ------------   ------------
Robert A. Davies, III..............   121,500        19.00%        33.56     6/17/2012     $2,564,343     $6,498,549
Bradley A. Casper..................    20,000(2)      2.97%        29.935    3/18/2012        376,519        954,174
Bradley A. Casper..................     9,500         1.41%        33.56     6/17/2012        200,504        508,117
Mark G. Conish.....................    38,900         6.00%        33.56     6/17/2012        821,011      2,080,605
Zvi Eiref..........................    25,950         4.00%        33.56     6/17/2012        547,693      1,387,962
Henry Kornhauser...................     9,200         1.50%        33.56     6/17/2012        194,172        492,071
Dennis M. Moore....................    10,600         1.70%        33.56     6/17/2012        223,720        566,952

---------------
(1) The Company grants stock options, under the Amended and Restated 1998 Stock Option Plan, to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, at the fair market value per share on the date of grant. The options shown in the table above were granted on June 17, 2002, with the exception of the 20,000 options granted to Mr. Casper on March 18, 2002.

(2) Stock options granted in connection with Mr. Casper's commencement of employment.

(3) These amounts assume that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the assumed rates. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. These amounts are not intended to forecast possible future increases, if any, in the market price of the Company's Common Stock.

     The following table sets forth information for the Company's option plans with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table on page 12, during 2002, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 2002, and (ii) values for in-the-money options which represent the difference between the exercise price of such stock options and the price of Company Common Stock as of December 31, 2002.

                AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR
                   ENDED DECEMBER 31, 2002 AND OPTION VALUES
                              AT DECEMBER 31, 2002

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING                VALUE OF UNEXERCISED
                                NUMBER OF                      UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                 SHARES                        AT FISCAL YEAR END          AT FISCAL YEAR END($)(1)
                               ACQUIRED ON      VALUE      ---------------------------   -----------------------------
NAME                            EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                           -----------   -----------   -----------   -------------   -------------   -------------
Robert A. Davies, III........        --             --       446,921        310,100      $8,130,060.91   $1,586,693.00
Bradley A. Casper............        --             --            --         29,500                 --        9,900.00
Mark G. Conish...............     4,400         67,990        90,200         38,900       1,644,986.00      275,335.00
Zvi Eiref....................        --             --       159,800         70,250       2,820,539.00      450,838.00
Henry Kornhauser.............        --             --       109,946         21,900       1,712,392.66       77,788.00
Dennis M. Moore..............    48,800        901,707        74,400         48,500       1,285,917.00      387,402.00

---------------
(1) Based on $30.43 per share, which was the last sale price of the Company Common Stock as reported by the New York Stock Exchange on December 31, 2002.

EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL PROVISIONS

     The Company entered into an Employment Agreement with Mr. Bradley A. Casper on March 18, 2002 regarding Mr. Casper's employment with the Company as President of the Domestic Personal Care Division and as President of Armkel's Domestic Division. The agreement provides for a base salary of $320,000 annually; a "sign-on" bonus of $40,000; a "sign-on" grant of stock options to purchase 20,000 shares of Company Common Stock; an annual incentive compensation bonus target of 55% of annual base salary, such bonus amount not to exceed 110% of annual base salary; and certain other benefits generally made available to executives. Under Mr. Casper's Employment Agreement, in the event that he is terminated without "cause" or if he terminates his employment for "good reason" (as such terms are defined in the agreement), during the 18 month period following such termination, he will receive an amount equal to 1.5 times his annual base salary and payment of his target annual incentive compensation bonus; continued coverage under the Company health and life insurance employee benefit plans for 12 months or until such earlier time that Mr. Casper receives comparable benefits from a subsequent employer; vesting of benefits (including Company contributions) in profit sharing and savings plans; and, if such termination occurs within the first three years of Mr. Casper's employment, immediate vesting of all option grants. In addition, if such termination occurs prior to the sale of Kelso's and the Company's interest in Armkel, Mr. Casper will retain the vested portion of his Equity Appreciation Award in Armkel. In connection with the agreement, Mr. Casper agreed to certain confidentiality and non-competition provisions.

     The Company entered into an Employment Agreement with Mr. Joseph A. Sipia, Jr. on February 1, 2002 regarding Mr. Sipia's employment with the Company as President and Chief Operating Officer of the Specialty Products Division. The agreement provides for a base salary of $250,000 annually; a "sign-on" grant of stock options to purchase 17,300 shares of Company Common Stock; an annual incentive compensation bonus target of 55% of annual base salary, such bonus amount not to exceed 110% of annual base salary; an additional 10% of compensation (base and bonus) paid in cash to the Company's annual profit sharing program, which percentage will decrease to 7% at age 62, 4% at age 63 and 0% at age 64 and older; until Mr. Sipia reaches 61 years of age, an increase in the multiple of base salary (from 1.8 times to 2.1 times his annual base salary) that determines the number of stock options to be granted to him (the "Incremental Grant"); a special grant of options to purchase 7,700 shares of Company Common Stock (the "Special Grant"); and certain other benefits generally made available to executives. Under Mr. Sipia's Employment Agreement, in the event that he is terminated without "cause" or if he terminates his employment for "good reason" (as such terms are defined in the agreement), during the 5 year period following such termination, he will receive the following amounts: for the first year, 3 times his annual base salary and payment of his target annual incentive compensation bonus; for the second year,
2.5 times his annual base salary and payment of his target annual incentive compensation bonus; for the third year, 2 times his annual base salary and payment of his target annual incentive compensation bonus; for the fourth year,
1.5 times his annual base salary and payment of his target annual incentive compensation bonus; and for the final year, his annual base salary and payment of his target annual incentive compensation bonus, subject to 50% offsetting for any income received by Mr. Sipia during such 5 year period. If Mr. Sipia is terminated without "cause" or if he terminates his employment for "good reason," he will also receive continued coverage under the Company health and life insurance employee benefit plans for 12 months or until such earlier time that Mr. Sipia receives comparable benefits from a subsequent employer; vesting of benefits (including Company contributions) in profit sharing and savings plans; and the ability to continue vesting and exercising the stock options awarded under the Incremental Grant and Special Grant for up to three years. In connection with the agreement, Mr. Sipia agreed to certain confidentiality and non-competition provisions.

     The Company entered into an Employment Agreement with Mr. Andrew Steinberg on September 1, 2002 regarding Mr. Steinberg's employment with the Company as Vice President, General Counsel and Corporate Secretary. The agreement provided for a base salary of $260,000 annually; a "sign-on" bonus of $15,000; a "sign-on" grant of stock options to purchase 15,000 shares of Company Common Stock; an annual incentive compensation bonus target of 45% of annual base salary, such bonus amount not to exceed 90% of annual base salary; relocation expense reimbursement and certain other benefits generally made available to executives. Under Mr. Steinberg's Employment Agreement, in the event that he is terminated without "cause" or if he terminates his employment for "good reason" (as such terms are defined in the agreement), during the 12 month period following such termination, he will receive an amount equal to his annual base salary and payment of his target annual incentive compensation bonus; continued coverage under the Company health and life insurance employee benefit plans for 12 months or until such earlier time that Mr. Steinberg receives comparable benefits from a subsequent employer; vesting of benefits (including Company contributions) in profit sharing and savings plans; and, if such termination occurs within one year after the occurrence of either a "change in control" or the appointment of a Chief Executive Officer to replace Mr. Davies who is not an executive officer of the Company as of December 31, 2002, all of Mr. Steinberg's stock options will immediately vest and be exercisable for 30 days after such termination of Mr. Steinberg's employment. In connection with the agreement, Mr. Steinberg agreed to certain confidentiality and non-competition provisions.

     Under each of the Employment Agreements for Messrs. Casper, Sipia and
Steinberg: (i) "cause" is defined as the executive's dishonesty, fraud, willful misconduct, failure to substantially perform services or breach of fiduciary responsibilities to the Company; (ii) "good reason" is defined as a decrease in base salary or target annual incentive below 55% of base salary in the case of Messrs. Casper and Sipia, and below 45% in the case of Mr. Steinberg; required relocation more than 35 miles from the Company's headquarters or current work location; demotion in title or, in the case of Mr. Steinberg, a significant adverse change in duties, authorities, responsibilities or reporting relationships, in each case following the occurrence of a "change in control"; or a material breach of the agreement by the Company; and (iii) a "change in control" is defined generally as meaning the acquisition by a person of securities having more than 50% of the voting power of the Company's outstanding securities; a sale or other disposition of substantially all of the Company's assets; any transaction in which the stockholders of the Company do not beneficially own at least 50% of the voting power of the surviving company; or a change in the composition of the board over any 24 month period that is not approved by two-thirds of incumbent board members, as a result of which incumbent board members constitute less than a majority of the board. Under Mr. Sipia's Employment Agreement, a sale or spin-off of the Specialty Products Division from the Company also constitutes a "change in control."

               DISCLOSURE OF EQUITY COMPENSATION PLAN INFORMATION
                            AS OF DECEMBER 31, 2002

     The following table provides information on all existing Equity Compensation Plans as of December 31, 2002.

                                                                                                      (C)
                                                        (A)                                   NUMBER OF SECURITIES
                                                     NUMBER OF                              REMAINING AVAILABLE FOR
                                                 SECURITIES TO BE             (B)            FUTURE ISSUANCE UNDER
                                                    ISSUED UPON        WEIGHTED-AVERAGE        COMPENSATION PLANS
                                                    EXERCISE OF        EXERCISE PRICE OF      (EXCLUDES SECURITIES
PLAN CATEGORY                                   OUTSTANDING OPTIONS   OUTSTANDING OPTIONS   REFLECTED IN COLUMN (A))
-------------                                   -------------------   -------------------   ------------------------
Equity Compensation Plans Approved by
  Stockholders:
1983 Stock Option Plan(1).....................       1,934,271               12.02                          0
Amended and Restated 1998 Stock Option Plan...       2,332,805               23.98                  3,667,195
Directors Plan................................         287,000               20.44                    599,000
Equity Compensation Plans Not Approved by
  Stockholders:
1994 Incentive Stock Option Plan(2)...........         242,185                8.60                          0
Armkel, LLC Equity Appreciation Plan..........                (3)                 (3)                        (3)

---------------
(1) Pursuant to the 1998 Proxy Statement, the Company issued no further grants under the 1983 Stock Option Plan, following the approval of the 1998 Stock Option Plan.

(2) Following the approval of the 1998 Stock Option Plan, the Company issued no further grants under the 1994 Incentive Stock Option Plan.

(3) Armkel, LLC ("Armkel"), the joint venture between Kelso & Company ("Kelso") and the Company, grants Equity Appreciation Awards to senior management executives of Armkel under the Armkel, LLC Equity Appreciation Plan (the "Armkel Plan"). The Equity Appreciation Award relates to membership interests (each, an "Interest") in Armkel and operates in a manner similar to a stock appreciation right. Upon the occurrence of a "Liquidation Event," a holder is entitled to receive, for each vested Interest underlying the Equity Appreciation Award, an amount equal to the value of an Interest, as determined by the administering Armkel board committee (the "Committee") on the date of the Liquidating Event, minus the deemed value on the date of the award, initially $15.82. Payment may be made in such form as selected by the Committee, including cash and, subject to the Company's approval, discounted stock options or restricted stock awards with respect to Company's Common Stock or other Company securities. If a Liquidation Event does not occur by September 29, 2008, then the Armkel Plan and all Equity Appreciation Awards then outstanding will automatically terminate and become void regardless of whether such awards have vested in whole or in part. Each of the following constitutes a Liquidation Event under the Armkel Plan: (i) the sale, disposition or transfer (a "Sale") of Armkel membership interests, after which Kelso no longer holds any membership interests or (ii) a Sale to an unaffiliated third party of all or substantially all of Armkel's assets. The total number of Armkel membership interests that may be subject to Equity Appreciation Awards under the Armkel Plan is 800,000. As of December 31, 2002, the Company had granted Equity Compensation Awards for an aggregate 770,764 membership units in Armkel. To date, the Company has not approved the issuance of any Company debt or equity to a holder of an Equity Appreciation Award. If the Board of Directors of Armkel (or a committee thereof that administers the Armkel Plan) elects to settle an Equity Appreciation Award through the grant of options to purchase Company Common Stock, and the Company approves such election, the award holder may receive a non-qualified stock option to purchase shares of Company Common Stock under the Company's Amended and Restated 1998 Stock Option Plan to purchase that number of shares of Company Common Stock determined by dividing (x) the dollar amount of the Appreciation subject to settlement by (y) 75% of the fair market value of a share of Company Common Stock on the date of the option grant. The per share exercise price of any such option shall equal 25% of the fair market value of a share of Company Common Stock as of the date of the option grant. Any such options will have ten-year terms and will otherwise be subject to the Company's Amended and Restated 1998 Stock Option Plan. If the Armkel board committee thereof that administers the Armkel Plan elects to settle an Equity Appreciation Award through the grant of restricted Company Common Stock, and the Company approves such election, the award holder may receive restricted Company Common Stock having an aggregate fair market value (determined on the date of grant) equal to the Appreciation of the Equity Appreciation Award subject to settlement. Any options or restricted stock awards to acquire Company Common Stock shall vest and become exercisable on a cumulative basis, as follows: one-third on the tenth day after the Liquidation Event, and an additional one-third on each of the first and second anniversaries of the Liquidation Event, provided that the holder is employed by the Company on each such anniversary. The inclusion of the Armkel Plan in this table does not constitute an acknowledgement by the Company that Armkel is an affiliate or subsidiary of the Company.

TRANSACTIONS WITH MANAGEMENT

     Mr. Dwight C. Minton, Chairman Emeritus of the Board, retired as Chief Executive Officer and President of the Company on October 1, 1995. Effective on such date, the Company retained the services of Mr. Minton as a consultant. The term of such consulting arrangement shall continue for the life of Mr. Minton; during the term, Mr. Minton's fee shall not be less than $100,000. Mr. Minton's compensation under this arrangement for 2002 was $200,000. Each year his compensation shall be subject to review and adjustment by the Board. For 2003, the Board determined that Mr. Minton's compensation is $100,000. Mr. Minton also participates in the Compensation Plan for Directors and the Stock Option Plan for Directors. Under the Compensation Plan for Directors, Mr. Minton will receive in 2003 an annual retainer of $30,000 along with $1,000 for each Board meeting he attends. Mr. Minton will also receive 5,000 options under the Stock Option Plan for Directors. Mr. Minton retired from the Compensation & Organization Committee effective December 2002. In addition, the Company has agreed to continue Mr. Minton's medical benefits and provide office space and administrative support during the term of the consulting arrangement. The Company has further agreed that outstanding stock options granted to Mr. Minton pursuant to the Company's Stock Option Plans did not expire upon his termination of employment with the Company. Mr. Minton's right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options. This right extends only to those options received prior to his retirement as an employee of the Company and will have no effect on options Mr. Minton will receive under the Stock Option Plan for Directors.

     The Company has agreed that outstanding stock options granted to Mr. Robert
A. Davies, III, Chairman of the Board and Chief Executive Officer, pursuant to the Company's Stock Option Plans will not expire upon his termination of employment with the Company. Mr. Davies' right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options.

                   2. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Audit Committee of the Board of Directors selected Deloitte & Touche LLP as independent auditors for the Company to examine the Company's consolidated financial statements for 2003, and requests that the stockholders ratify such appointment. In accordance with the Company's past practice, this selection will be presented to the stockholders for ratification at the meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of the Company's auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as auditors of the Company since 1969.

     The Company has been informed that neither Deloitte & Touche LLP, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm's employment as described above with the exception of non-audit related services (see page 12 for details). A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

     The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the Company's independent auditors.

                       INTRODUCTION TO PROPOSALS 3 AND 4

     The Board of Directors has unanimously approved and recommends that stockholders authorize the amendments (the "Amendments") to the Restated Certificate of Incorporation described in proposals 3 and 4 set forth below.

     The Amendments are designed to promote continuity and stability in the Company's management and policies. Although the Amendments may have certain anti-takeover effects, proposals 3 and 4 are not in response to any effort, of which the Company is aware, to accumulate the Company's Common Stock or to obtain control of the Company. The

Board of Directors believes that the Company should have adequate anti-takeover measures in effect in order to allow the Board to have the time and opportunity to consider alternatives to a proposed takeover and to negotiate the best possible price for the Company's stockholders. The overall effect of these proposals would be to render more difficult the ability of a controlling stockholder to submit nominations for Directors or bring other business before a meeting of stockholders.

     Under Delaware law, each of the proposed Amendments described in proposals 3 and 4 requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. If stockholders approve any of the Amendments, the Company will cause such Amendments to be filed with the Secretary of State of the State of Delaware as soon as practicable after such approval is final. Each Amendment adopted by the stockholders will become effective regardless of whether any other proposal or other Amendment to be acted upon at the Annual Meeting, including the other Amendment, is adopted.

EXISTING ANTI-TAKEOVER MEASURES

     There presently exist certain other provisions relating to the Company that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company, even if such transaction or occurrence may be deemed to be favorable to the interests of some or all of the Company's stockholders.

CLASSIFIED BOARD

     The Company's stockholders previously approved a provision in the Restated Certificate of Incorporation providing for a classified board of directors. Under this provision, the Board of Directors is divided equally into three classes with the members of each class elected every third year. The classification of the Board could have the effect of requiring at least two annual stockholder meetings instead of one in order to effect a change in majority control of the Board of Directors. The vote of holders of two-thirds of the Company's voting power is required to amend or repeal the provision in the Company's Restated Certificate of Incorporation providing for the classification of the Board.

REMOVAL OF DIRECTORS FOR CAUSE ONLY

     Under Section 141(k)(1) of the Delaware General Corporation Law (the "DGCL"), unless a corporation's certificate of incorporation states otherwise, the members of a classified board may only be removed for cause. Article V(c) of the Company's Restated Certificate of Incorporation provides that directors may only be removed for cause. The vote of holders of two-thirds of the Company's voting power is required to amend or repeal this provision.

ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Company's stockholders previously approved a provision in the Restated Certificate of Incorporation that prohibits stockholder action by written consent in lieu of a meeting. This provision could be deemed to have an anti-takeover effect because it would prevent a takeover bidder holding or controlling a large block of the Company's stock from using the written consent procedure to take stockholder action without a meeting. The vote of holders of two-thirds of the Company's voting power is required to amend or repeal this provision.

SUPERMAJORITY APPROVAL OF CERTAIN ACTIONS

     Under Article IX of the Company's Restated Certificate of Incorporation, unless the transaction has been approved by two-thirds of the directors then in office (in which case approval by holders of a majority of the voting power is sufficient) the following transactions require the affirmative vote of two-thirds of the voting power of the Company: (i) the merger or consolidation by the Company with any other corporation, unless the Company is the surviving corporation and all stockholders of the Company retain the same proportional voting and equity interests in the Company which they had prior to the consummation of the transaction or (ii) any sale, lease, exchange or other disposition other than in the ordinary course of business to another entity or person of assets in excess of 25% of the value of the gross assets of the Company on a consolidated basis. A two-thirds vote is required to amend or repeal this provision.

BLANK CHECK PREFERRED STOCK

     The Restated Certificate of Incorporation authorizes the issuance of 2,500,000 shares of preferred stock, par value $1.00, of the Company in one or more series, none of which have been issued. The Board of Directors is authorized, by a two-thirds vote of the entire Board, without further action by the stockholders, to determine the powers, rights and preferences, and the qualifications, limitations or restrictions thereof of any series and the designation thereof. The issuance of preferred stock could make it more difficult for a third party to gain control of the Company or could discourage bids for Company Common Stock at a premium. Pursuant to this provision, the Board of Directors adopted a Shareholder Rights Plan, as more fully discussed below.

SHAREHOLDER RIGHTS PLAN

     In 1999, the Company renewed the shareholder rights plan it had adopted in 1989. The rights plan is designed to protect the Company's stockholders in the event of an unsolicited unfair offer to acquire the Company and to encourage a potential bidder to negotiate with the Company's Board of Directors. Under the rights plan, each outstanding common share is entitled to one right which is evidenced by the common stock certificate. Each right entitles the registered holder to purchase from the Company one-hundredth of a share of Junior Participating Cumulative Preferred Stock (the "Preferred Stock") at a purchase price of $200.00 per one-hundredth of a share. If certain circumstances occur, including the acquisition by a person of 20% or more of the outstanding shares of Company Common Stock, each holder of a right (other than the acquiring person or group) will be entitled to purchase a number of shares of the Company Common Stock at a substantial discount. If the Company is involved in a merger or other business combination at any time after the rights become exercisable, the rights will entitle the holder to acquire a certain number of shares of common stock of the acquiring company at a substantial discount. The rights are redeemable by the Company under certain circumstances at a redemption price of $.01 per right. The rights will expire on September 13, 2009, unless previously redeemed.

     The ability of the stockholders other than the acquiring company to purchase additional shares at a discount, among other provisions in the rights plan, would cause an unapproved takeover to be much more expensive to a potential acquirer, resulting in a strong incentive for the potential acquirer to negotiate with the Company's Board of Directors to redeem the rights or approve the transaction instead of pursuing a hostile strategy.

DELAWARE STATUTE

     Section 203 of the DGCL, which is applicable to the Company, may be deemed to have certain anti-takeover effects by prescribing certain voting requirements for a Delaware corporation to engage in any "business combination" with any "interested stockholder" for a period of three years following the date on which the stockholder became an "interested stockholder" (defined generally as a person that owns 15% or more of the outstanding voting stock of a corporation and such person's affiliates and associates). In general, a "business combination" is defined to include a merger or consolidation and certain other transactions involving an interested stockholder and the corporation.

SEVERANCE AGREEMENTS

     During 2002, the Company entered into Employment Agreements with each of Messrs. Casper, Sipia and Steinberg that provide for payment of certain benefits if these executive officers are terminated without "cause" or resign for "good reason" (as such terms are defined in the agreement) after the occurrence of a change in control of the Company.

           3. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
                           REGARDING SPECIAL MEETINGS

DESCRIPTION OF THE PROPOSED AMENDMENT

     The Board of Directors recommends that stockholders consider and approve a proposal to amend the Company's Restated Certificate of Incorporation to limit the ability to call special meetings of the Company's stockholders to the Chief Executive Officer or by the Secretary of the Company upon the request of a majority of the Directors then in office.

     Under Delaware law, stockholders of a corporation may not call a special meeting unless authorized to do so under the by-laws or certificate of incorporation. Article II, Section 4 of the Company's By-laws provides that special meetings of stockholders may be called at any time and for any purpose by the Chief Executive Officer or, at his request or at the request of a majority of directors then in office, by the Secretary. The Company's Restated Certificate of Incorporation is silent as to who may call a special meeting. The proposed amendment accordingly incorporates an existing provision of the Company's By-laws into the Restated Certificate of Incorporation and does not change the existing rights of stockholders. The full text of the proposed amendment is set forth as Appendix C to this Proxy Statement.

     The Board of Directors believes that, in combination with the existing provision of the By-laws, this amendment will help ensure the orderly conduct of all Company affairs at special meetings as called by the Company.

ANTI-TAKEOVER EFFECT OF THIS PROPOSAL

     The proposed amendment may be deemed to have an anti-takeover effect because it may preclude a takeover bidder from calling a special meeting to propose actions designed to effect or facilitate a change-of-control. In this instance, however, we believe the anti-takeover effect is limited because the Company's By-laws already provide that stockholders may not call a special meeting.

VOTE REQUIRED

     The affirmative vote of the majority of the outstanding shares entitled to vote thereon is required for approval of the proposed amendment.

     The Board of Directors recommends a vote FOR approval of the proposed amendment.

           4. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
                            REGARDING ADVANCE NOTICE

DESCRIPTION OF THE PROPOSED AMENDMENT

     The Board of Directors recommends that stockholders consider and approve a proposal to amend the Company's Restated Certificate of Incorporation to require advance notice to the Company of stockholder nominations and proposals. This amendment requires that stockholders submit, at least 120 days prior to the anniversary of the mailing of last year's proxy materials, all information regarding a proposed candidate for director or item of business that would be required to be disclosed under the federal proxy rules if such a nomination or proposal had been made by management, including background information on the candidate and the number of shares held by the proponent. The purpose of the amendment is to allow management and other stockholders a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business. The Board of Directors believes that the proposed amendment will continue to permit stockholders to submit nominations and proposals while at the same time providing management and the Board a reasonable time period in which to consider the advisability of any such nomination or proposal, and to take any appropriate action. The full text of the proposed amendment is set forth as Appendix D to this Proxy Statement.

ANTI-TAKEOVER EFFECT OF THIS PROPOSAL

     As a result of the specific timing and content requirements set forth in the proposed amendment, the proposed amendment could be deemed to have an anti-takeover effect because it makes it more difficult for a takeover bidder to nominate directors or bring other business before an annual meeting in an effort to effect or facilitate a change of control. However, the advance notice procedures do not give the Board of Directors the power to approve or disapprove stockholder nominations for the nominations for the election of directors made in accordance with the procedural requirements or any other proposal properly submitted by stockholders.

     The advance notice procedures contained in the proposed amendment would not affect the procedures for submitting stockholder proposals for inclusion in the proxy statement for the annual meeting of stockholders, nor would they apply to questions a stockholder may wish to ask at the annual meeting.

VOTE REQUIRED

     The affirmative vote of the majority of the outstanding shares entitled to vote thereon is required for approval of the proposed amendment.

     The Board of Directors recommends a vote FOR approval of the proposed amendment.

         5. AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1998 STOCK
            OPTION PLAN TO PERMIT GRANTS OF OTHER TYPES OF INCENTIVE
                              COMPENSATION AWARDS

DESCRIPTION OF THE PROPOSED AMENDMENT

     The Board of Directors recommends that the stockholders approve an amendment and restatement of the Company's Amended and Restated 1998 Stock Option Plan (the "Existing Plan"), which will permit the Company to grant additional types of long-term incentive awards to employees eligible to participate in the Existing Plan. The name of the Existing Plan will be changed to the Church & Dwight Co., Inc. Stock Award Plan. The Existing Plan, as proposed to be amended and restated, is referred to as the "Amended Plan." Under the Amended Plan, the Compensation & Organization Committee of the Board of Directors (referred to in this proposal 5 as the "Committee") may grant any of the following types of incentive compensation to key employees:

     - stock options;

     - stock appreciation rights;

     - performance units; and

     - stock awards, which include awards of restricted or unrestricted stock, deferred stock units and other stock-based awards as determined by the Committee.

The Existing Plan currently provides only for the grant of stock options.

     Originally approved by the Company's stockholders on May 7, 1998, the Existing Plan was most recently amended and restated as of July 24, 2002. The Board of Directors believes that it is in the best interests of the Company and its stockholders to be able to consider additional types of long-term incentive awards in order to:

     - continue to attract and retain key employees;

     - provide incentive and reward opportunities; and

     - remain competitive with other industry leaders that offer a broad range of long-term incentive awards to their employees.

     The Committee has not yet considered whether to grant any of these additional types of long-term incentive awards.

     The Company is not seeking approval to increase the number of shares that are available for issuance under the Existing Plan. Rather, the Company is seeking approval to amend the Existing Plan in ways that the Company believes will create more flexibility in plan administration. Specifically, the Company is seeking to have the stockholders approve the Amended Plan so that the Company can grant additional types of awards and so that awards may qualify for the performance-based exception to the tax deduction limits of Section 162(m) of the Internal Revenue Code (the "Code"). The Amended Plan also includes amendments to the Existing Plan to comply with current law and practice and to add flexibility to make grants in connection with acquisitions. The Amended Plan also includes amendments relating to the adjustment to the number of shares of Company Common Stock authorized for issuance under the Existing Plan from 3,000,000 to 6,000,000, to reflect the 2 for 1 stock split that occurred in 1999, and a corresponding adjustment to the annual per person limit in the Existing Plan. These adjustments do not increase the number of shares currently authorized for issuance under the Existing Plan as a whole or annually to any individual.

     A copy of the Amended Plan is attached to this Proxy Statement as Appendix
E. The principal features of the Amended Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended Plan.

GENERAL

     The Amended Plan authorizes the grant of incentive compensation to key employees of the Company in the form of:

     - incentive stock options (ISO);

     - non-qualified stock options (NQSO);

     - stock appreciation rights (SAR);

     - stock awards; or

     - performance units.

     These types of incentive compensation (referred to as "awards") are designed to align an employee's interests with the interests of the stockholders and to increase the employee's stake in the future growth and prosperity of the Company. The Amended Plan is also intended to encourage continued employment of key employees and to enable the Company to compete for, attract and retain competent key employees.

SHARE LIMITS

     An aggregate of 6,000,000 shares of Company Common Stock is reserved for issuance under the Amended Plan. This share limit is subject to adjustment upon changes in the capital structure of the Company. If any award is forfeited or otherwise terminates or is cancelled without delivery of the shares or other payment, the shares covered by the award will again become available for issuance under the Amended Plan. In addition, in determining the number of shares available for awards other than ISOs, if Company Common Stock has been exchanged by a participant as payment to the Company, or exchanged or withheld for tax withholding, the number of shares exchanged or withheld shall again be available under the Amended Plan. Any shares issued in connection with the assumption of, or substitution for, outstanding awards of an acquired entity shall not be counted against the shares of Company Common Stock available for issuance under the Amended Plan other than for purposes of determining the number of shares available for ISOs.

     The Amended Plan provides that the maximum number of shares for which awards may be granted to any person during any calendar year shall not exceed 300,000 shares of Company Common Stock. This share limit is subject to adjustment upon changes in the capital structure of the Company. To the extent that shares of stock for which awards are permitted to be granted to a participant during a calendar year are not covered by a grant of an award in such year, such shares shall increase the number of shares available for the grant of awards to the participant in the subsequent calendar year during the term of the Amended Plan.

     The market value of the Company Common Stock as of the close of business on March 28, 2003, as reflected by the closing price of the Company Common Stock on the New York Stock Exchange, was $29.58 per share.

ADMINISTRATION

     The Amended Plan is administered by the Committee. The Committee is to consist of two or more persons who shall be "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" as defined for purposes of Section 162(m) of the Code. The Committee will select the employees to receive awards, determine the types of awards to be made and determine the number of shares, price (if any) to be paid and all other terms and conditions of awards. The Committee will administer and interpret the Amended Plan in its discretion.

ELIGIBILITY FOR PARTICIPATION

     Key employees of the Company and its affiliates are eligible to receive NQSOs, SARs, stock awards and performance units under the Amended Plan. Only key employees of the Company and its subsidiaries are eligible to receive ISOs under the Amended Plan. For purposes of the Amended Plan, the term "key employee" means any executive officer, senior manager or other key employee who contributes significantly to the overall performance of the Company, its subsidiaries or other affiliates.

     As of March 28, 2003, approximately 250 employees were eligible for grants under the Amended Plan. It is not possible at present to predict who may be granted stock options or other awards under the Amended Plan or the terms of any such award that may be granted.

TYPES OF AWARDS

Stock Options

     The Committee may grant ISOs that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and NQSOs that are not intended to so qualify. The terms and conditions of individual option grants may vary, subject to the following guidelines: (i) the option price per share of Company Common Stock subject to an ISO shall not be less than the fair market value of a share of Company Common Stock on the date of grant, and not less than 110% of the fair market value of a share of Company Common Stock in the case of options granted to a holder of ten percent or more of the combined voting power of all classes of stock of the Company or its subsidiaries (a

"Ten Percent Holder"), (ii) except as described below, the option price per share of Company Common Stock subject to a NQSO shall not be less than the fair market value of a share of Company Common Stock on the date of grant, (iii) the term of all options shall not exceed ten years from the date of grant, and shall not exceed five years in the case of an ISO granted to a Ten Percent Holder, and
(iv) no options may be granted on or after the tenth anniversary of the effective date of the Amended Plan. Under the Amended Plan, the Committee, in its sole discretion, may grant NQSOs with an option price less than fair market value in the case of awards granted upon the assumption, substitution, or conversion of outstanding awards in connection with a merger, consolidation, acquisition or other transaction involving the Company or an affiliate.

     Options may be exercised while the participant is employed by the Company and its affiliates and during a specified period of time after termination of employment, depending on the reason for termination. The exercise price for any option is payable (i) by check, (ii) by exercise through a broker, or (iii) on such other terms as the Committee may determine, which may include payment by delivery of shares of Company Common Stock having a fair market value on the date of the exercise equal to the exercise price or the surrender of vested options held by the participant. The Committee may authorize the grant of reload options, which allow the grant of new options when shares of Company Common Stock are used to exercise options or to pay tax withholding.

Stock Appreciation Rights

     The Amended Plan permits the Committee to grant SARs in connection with, or independently of, any options granted under the Amended Plan. Upon exercise of an SAR, the participant will receive an amount equal to the excess of the fair market value of the stock on the date of exercise over the base price for the SAR. The base price for an SAR shall not be less than the exercise price of the related option, or, if the SAR is not granted in connection with an option, the base price shall not be less than the fair market value of the Company Common Stock on the date of grant. Payment upon exercise of an SAR may be made in cash, Company Common Stock, or a combination of cash and Company Common Stock, as determined by the Committee.

Stock Awards

     The Amended Plan permits the Committee to grant stock awards in the form of
(i) restricted or unrestricted shares of the Company Common Stock, (ii) deferred stock units, or (iii) any other stock-based award. The Committee will determine the terms of stock awards, including any vesting provisions, deferral provisions and other conditions of the awards. The Committee may accelerate or waive any vesting or other conditions as the Committee deems appropriate. Shares that are deferred may be credited with dividend equivalents.

Performance Units

     The Amended Plan permits the Committee to grant performance units. Each performance unit gives the employee the right to receive payments based on the value of a share of Company Common Stock if specified performance goals are met. The Committee will determine the terms of performance units, including the performance goals, vesting requirements, deferral provisions and other conditions on the awards. The Committee may accelerate or waive any vesting or other conditions as the Committee deems appropriate. Shares that are deferred may be credited with dividend equivalents.

Section 162(m) Performance-Based Compensation

     Section 162(m) of the Code generally disallows a public corporation's tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it.

     Stock options and SARs granted under the Amended Plan will ordinarily meet the requirements of "performance-based compensation" under Section 162(m) of the Code as long as the exercise price (or base price of SARs) is not less than the fair market value of the Company Common Stock on the date of grant.

     Stock awards and performance units may or may not meet the requirements of "performance-based compensation" under Section 162(m), depending on their terms. The Committee may grant stock awards and performance units that are intended to meet the requirements of "performance-based compensation" and that will vest or be payable only if specified objective performance goals are attained. The Committee will establish the performance goals and the performance period for the stock awards or performance units. The performance goals will be based on one or more of the following measures applicable to a business unit or the Company and its affiliates as a whole, or a combination of the two: stock price, earnings per share, net earnings, operating earnings, revenue growth, organization or sales growth, operating margins, return on assets, stockholder return, return on equity, growth in assets, unit volume, market share, credit rating or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships.

     The maximum number of shares of Company Common Stock that may be covered by awards granted to a participant during a calendar year shall not exceed the annual limit described in "Share Limits" above. If stock awards or performance units that are intended to qualify as "performance-based compensation" are paid in cash, the maximum amount that may be awarded to an employee during a calendar year with respect to such stock awards and performance units is the maximum number of shares that could be covered by awards granted to the participant for the year, as described in "Share Limits" above, multiplied by the per share fair market value of the Company Common Stock at the end of the performance period.

Transferability

     The Amended Plan provides that awards will not be transferable other than by will or by laws of descent and distribution, and during an optionee's lifetime, options will be exercisable only by the optionee. However, the Committee may permit transfers of awards other than ISOs under such circumstances as the Committee deems appropriate.

AMENDMENT AND TERMINATION OF THE AMENDED PLAN

     The Board of Directors or the Committee has the authority to amend the Amended Plan at any time, provided that stockholder approval will be required to: (i) increase the aggregate number of shares of Company Common Stock as to which awards may be granted (except for increases due to adjustments upon changes in the capital structure of the Company); (ii) decrease the exercise price of any option (subject to adjustments upon changes in the capital structure of the Company); or (iii) make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company's securities are listed or traded. Solely to the extent required by the applicable provisions of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or, with respect to ISOs, under Section 422 of the Code, no amendment may be made without the approval of the stockholders of the Company which would:
(i) increase the maximum individual participant limitations for a calendar year;
(ii) change the classification of persons eligible to receive awards under the Amended Plan; or (iii) extend the maximum term of awards.

     The Board of Directors or the Committee may terminate the Amended Plan at any time. No awards may be granted on or after the tenth anniversary of the date of stockholder approval of the Amended Plan, unless the Board of Directors extends the Amended Plan with the approval of the Company's stockholders. The termination or amendment of the Amended Plan will not alter or impair any rights or obligations under any awards previously granted under the Amended Plan.

CHANGE OF CONTROL

     The Amended Plan provides that, in the event of a change of control of the Company, except as otherwise provided by the Committee, outstanding stock options will become fully vested and exercisable. However, the Committee may provide for the purchase of any such stock options for an amount of cash equal to the excess of the "change of control price" of the shares covered by the options over the aggregate exercise price of the options. The term "change of control price" means the higher of (i) the highest price per share of Company Common Stock paid in any transaction related to a change of control of the Company, or (ii) the highest fair market value per share of Company Common Stock at any time during the 60 day period preceding a change of control.

     The Amended Plan also provides that, except as otherwise provided by the Committee, no acceleration of exercisability shall occur with respect to an option if the options will be honored or assumed, or new rights substituted therefore, by the participant's employer following the change of control and the substituted options meet certain requirements set forth in the Amended Plan.

     The Amended Plan provides that, except as otherwise provided by the Committee, upon a change of control, outstanding stock awards, SARs and performance units shall become fully vested and payable. However, the Committee may determine that no such acceleration of vesting or payment will occur if the participant's employer following the change of control will honor or assume the outstanding stock awards, SARs or performance units under such terms as the Committee deems appropriate.

     The Amended Plan provides that, in the event of an acquisition event such as a merger in which the Company is not the surviving company or an acquisition of substantially all the stock or assets of the Company, the Committee may accelerate the termination of outstanding options, after giving participants an opportunity to exercise their options, and the Committee may take appropriate actions with respect to outstanding SARs, stock awards and performance units.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants that may be awarded under the Amended Plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting of Stockholders and not as tax guidance to individuals who participate in the Amended Plan.

     ISOs granted pursuant to the Amended Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. If an optionee makes no disposition of the shares acquired pursuant to exercise of an ISO within one year after the transfer of shares to the optionee and within two years from grant of the option, the optionee will realize no taxable income as a result of the grant or exercise of such option (although the alternative minimum tax may apply at exercise); any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be.

     Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the grant of the ISOs or the transfer of shares upon their exercise.

     If shares subject to ISOs are disposed of prior to the expiration of the ISO holding period described above, the optionee will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided the Company satisfies certain federal income tax reporting requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as a capital gain.

     An optionee who exercises a NQSO will recognize as taxable ordinary income, at the time of exercise, an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided the Company satisfies certain federal income tax withholding requirements that may be applicable.

     When an employee receives an award of shares of Company Common Stock that are not restricted as to transferability or not subject to a substantial risk of forfeiture, the employee generally must recognize ordinary income equal to the fair market value of the shares at the time the shares are transferred to the employee. When an employee receives an award of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the employee generally recognizes ordinary income equal to the fair market value of the shares at the time that the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. An employee may elect to be taxed at the time of receipt of restricted shares, rather than upon the lapse of the restrictions, by making an election under Section 83(b) of the Code within 30 days after receipt of the shares. The Company generally receives a corresponding tax deduction when the employee recognizes ordinary income.

     When an employee receives an award payable in cash, the employee is subject to ordinary income tax when the cash is payable to the employee. The Company generally receives a corresponding tax deduction when the employee recognizes ordinary income.

VOTE REQUIRED

     The affirmative vote of the majority of the outstanding shares entitled to vote thereon is required for approval of the proposal to amend and restate the Existing Plan.

     The Board of Directors recommends a vote FOR approval of the proposed amendment and restatement of the Existing Plan.

           6. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
                          REGARDING TIME-PHASED VOTING

DESCRIPTION OF THE PROPOSED AMENDMENT

     The Board of Directors recommends that stockholders consider and approve a proposal to amend Article FOURTH of the Company's Restated Certificate of Incorporation to eliminate time-phased voting. The proposed amendment would amend paragraph (b) of Article FOURTH and delete paragraphs (c) through (h) of Article FOURTH. The full text of Article FOURTH, as revised by the proposed amendment, is set forth as Appendix F to this Proxy Statement.

     This amendment would eliminate time-phased voting rights with respect to the Company's Common Stock so that all current stockholders, and all future stockholders, would be entitled to exercise one vote per share of Company Common Stock. Currently, the Restated Certificate of Incorporation provides that stockholders who beneficially own their shares for at least 48 consecutive months are entitled, subject to certain conditions, to exercise four votes per share. If there is a change in the beneficial ownership of such shares, the new holder is currently entitled to only one vote per share until the shares have been held for 48 consecutive months.

BACKGROUND AND REASONS FOR PROPOSED AMENDMENT

     Time-phased voting was proposed and adopted in February 1986 principally as a means to strengthen the Board's ability to consider any proposed acquisition of the Company and to negotiate the best possible price for the Company's stockholders. In light of certain coercive takeover tactics prevalent at that time, the Board was concerned that the Company's long-term growth strategy could be disrupted by a speculative investor interested more in its own short-term gain than in the long-term interests of stockholders.

     The Company remains committed to a long-term growth strategy. The Board has concluded, however, that time-phased voting is no longer necessary to ensure that the Board has an adequate opportunity to consider and respond to unsolicited offers for the Company. In reviewing the Company's corporate governance, the Board has noted that most other public companies have abandoned time-phased voting in favor of other means of protecting their stockholders against abusive takeover tactics. In this regard, the Board noted that the major stock exchanges in the United States now prohibit the adoption of time-phased voting. The Company is currently taking advantage of a range of protective measures, including a stockholder rights plan which was adopted in 1989 and renewed in 1999. In the Board's view, the rights plan in combination with the other amendments to the Restated Certificate of Incorporation being proposed in this proxy statement and existing provisions of the Restated Certificate of Incorporation and By-laws, not only provide an adequate level of protection but are also more consistent with modern corporate governance practices. See "INTRODUCTION TO PROPOSALS 3 AND 4" above for more detailed information on the Company's proposed and existing anti-takeover measures.

     The Board of Directors believes that eliminating time-phased voting would have several other significant benefits. The Board believes that repealing time-phased voting will eliminate the possibility of confusion as to the distribution of voting power within the Company. It is generally not clear to investors whether a particular stockholder is entitled to one vote or four votes per share. In addition, the current system is burdensome for the Company and has substantially complicated the Company's stockholder records and proxy voting procedures. As a result, the Company has incurred additional expenses for administrative record keeping. The Board believes that any benefits provided by time-phased voting are outweighed by these drawbacks.

     The Board of Directors believes that this amendment will help ensure the orderly conduct of all Company affairs at annual meetings and special meetings as called by the Company.

VOTE REQUIRED

     The affirmative vote of the majority of outstanding shares entitled to vote thereon is required for approval of the proposed amendment.

     The Board of Directors recommends a vote FOR approval of the proposed amendment.

PLEASE NOTE: THE ABOVE PROPOSAL HAS NO AFFECT ON YOUR CURRENT VOTING RIGHTS RELATIVE TO THIS PROXY STATEMENT. YOUR RIGHTS FOR THIS PROXY CONTINUE TO BE FOUR VOTES FOR ALL SHARES BENEFICIALLY OWNED FOR THE 48 CONSECUTIVE MONTHS PRECEDING MARCH 14, 2003 AND ONE VOTE FOR ALL OTHER SHARES.

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
        AMONG COMPANY, S&P 500 INDEX AND THE HOUSEHOLD PRODUCTS INDEX(1)
                                   LINE GRAPH

     The following line graph compares the yearly change in the cumulative total stockholder return on the Company Common Stock for the past five fiscal years with the cumulative total return of the S&P 500 Index and the Household Products Index described more fully below. The returns are indexed to a value of $100 at December 31, 1997. Dividend reinvestment has been assumed.
[COMPARISON LINE GRAPH]

                                                                                                           HOUSEHOLD PRODUCTS
                                                         COMPANY                  S&P 500 INDEX                   INDEX
                                                         -------                  -------------            ------------------
1992                                                     101.33                       39.74                       32.72
1993                                                      93.02                       43.75                       36.42
1994                                                      60.43                       44.33                       39.53
1995                                                      63.50                       60.98                       55.27
1996                                                      80.18                       74.98                       71.11
1997                                                     100.00                      100.00                      100.00
1998                                                     130.13                      128.58                      118.04
1999                                                     195.45                      155.63                      141.21
2000                                                     165.43                      141.46                      119.32
2001                                                     200.30                      124.65                      116.52
2002                                                     231.05                       97.10                      119.09

(1)The Household Products Index consists of Clorox Company, Colgate Palmolive Co., Procter & Gamble Company and Kimberly-Clark Corp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 2002. To the Company's knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 2002, except that each of Messrs. Beeby, Cugine, Davies and LeBlanc inadvertently filed one late report, each relating to one transaction; each of Messrs. Conish, Eiref, Halker, Kornhauser and Moore inadvertently filed two late reports, each relating to two transactions; each of Dr. Dixon and Messrs. Leaman, Leggett, Maypole and McCabe inadvertently filed four late reports, each relating to four transactions; each of Messrs. Minton and Whitney inadvertently filed six late reports, each relating to six transactions; Mr. Sipia inadvertently filed one late report relating to one stock option grant; and Mr. Staniar inadvertently filed three late reports relating to three transactions. The number of late filings were principally due to the greatly shortened filing time implemented in 2002 by the Securities and Exchange Commission. The Company has since instituted procedures to ensure more timely compliance in the future.

                                 OTHER BUSINESS

     The Company is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

DISCRETIONARY AUTHORITY

     In the event that proposal 4 (relating to an amendment to the Restated Certificate of Incorporation to add advance notice requirements) is not approved by stockholders at the 2003 Annual Meeting, a duly executed proxy given in connection with the Company's 2004 Annual Meeting of Stockholders will confer discretionary authority on the proxies named therein, or any of them, to vote at such meeting on any matter of which the Company does not have written notice on or before February 13, 2004, without advice in the Company's proxy statement as to the nature of such matter.

     In the event that proposed advance notice requirements are approved by the stockholders at the 2003 Annual Meeting, the Company will have no obligation to include in the proxy statement for the Company's 2004 Annual Meeting of Stockholders any matter of which the Company does not have written notice on or before December 1, 2003. The advance notice requirements, if applicable, will not affect the procedures for submitting shareholder proposals for inclusion in the proxy statement, nor do they apply to questions a shareholder may wish to ask at the meeting.

STOCKHOLDERS' PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2004 Annual Meeting of Stockholders concerning a proper subject for inclusion in the Proxy Statement for the 2004 Annual Meeting of Stockholders and for consideration at such meeting will be included in such Proxy Statement and related proxy card if we receive it no later than December 1, 2003, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                          ANNUAL REPORT AND FORM 10-K

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR 2002, INCLUDING FINANCIAL STATEMENTS, IS BEING FURNISHED, SIMULTANEOUSLY WITH THIS PROXY STATEMENT, TO ALL STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 14, 2003, THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING. A COPY OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING THE EXHIBITS THERETO, WILL BE PROVIDED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO SECRETARY, CHURCH & DWIGHT CO., INC., 469 N. HARRISON STREET, PRINCETON, NEW JERSEY, 08543-5297. THE FORM 10-K PROVIDED TO STOCKHOLDERS WILL INCLUDE A LIST OF EXHIBITS TO THE FORM 10-K. COPIES OF EXHIBITS WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND UPON PAYMENT OF REPRODUCTION AND MAILING EXPENSES.

                                      By Order of the Board of Directors,

                                      ANDREW B. STEINBERG
                                      Vice President, General Counsel and
                                      Secretary

Princeton, New Jersey
April 3, 2003

                     PROCEDURES FOR DETERMINING CHANGES IN
                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     Effective February 19, 1986, the Restated Certificate of Incorporation of Church & Dwight Co., Inc. (the "Company") was amended (the "Amendment") to provide that, subject to the provisions below and the exceptions as noted under ARTICLE FOURTH of the Restated Certificate of Incorporation, every share of Company Common Stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (i) for a period of 48 consecutive months preceding the record date for the Annual Meeting of Stockholders; or (ii) since February 19, 1986. All other shares carry one vote.

     In general, the Amendment provides that a change in beneficial ownership of a share of Company Common Stock occurs whenever any change occurs in any person or group who has or shares voting power, investment power or the right to receive sale proceeds with respect to such share.

     In the absence of proof to the contrary, provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Company Common Stock is transferred of record into the name of any other person.

     In the case of a share of Company Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, there shall be presumed to have been a change in beneficial ownership in such share within the 48 months preceding the record date, unless it has been established to the contrary pursuant to such procedures.

     There are several exceptions and qualifications to the terms of the Amendment described above, including, but not limited to, a change in beneficial ownership as a result of a gift or inheritance. For a copy of the complete Amendment, please contact the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attn.: Secretary.

     Stockholders who hold their Shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to four votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Amendment) during the relevant period. The required form for this certification will be the completion of the section provided on the proxy card which indicates the number of one-vote shares, four-vote shares and total number of votes. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Company at least five days before the date for the Annual Meeting of Stockholders.

     The Company will notify stockholders of record who are natural persons, in advance of Annual Meeting of Stockholders, of the Company's determination as to the number of shares for which they are entitled to four votes per share and the number of shares for which they are entitled to one vote per share. This determination will be shown on the proxy cards for such stockholders. Stockholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period, by following the same procedure set out in the previous paragraph for other stockholders, with the same reserved right of the Company to require additional evidence.

                           CHURCH & DWIGHT CO., INC.

                         Stockholder Certification Form

                                    for the
                         Annual Meeting of Stockholders
                                       on
                                  May 8, 2003

                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD.

The Undersigned certifies that:

     1. Of the _____ shares of the Company's Common Stock held of record by the Undersigned on March 14, 2003, _____ shares have been beneficially owned continuously by the same person for 48 consecutive months preceding the record date; and

     2. (Applicable only to stockholders who are natural persons) -- the following is a statement supporting why the Undersigned disagrees with the Company's determination of the voting power (as shown on the proxy card) to which the Undersigned is entitled in connection with the Annual Meeting:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      Dated:
                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------
                                      Signature of Stockholder(s)

Please sign exactly as your name appears on the proxy card for the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   APPENDIX A

                           CHURCH & DWIGHT CO., INC.

                                 CHARTER OF THE
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     PURPOSES: The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Church & Dwight Co., Inc. (the "Company") is appointed by, and generally acts on behalf of, the Board. The Committee's purposes shall be:

           1. To assist the Board in its oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements; and (iii) the performance of the Company's internal audit function;

           2. To interact directly with and evaluate the performance of the independent accountants, including to determine whether to engage or dismiss the independent accountants and to monitor the independent accountants' qualifications and independence; and

           3. To prepare the Committee report for inclusion in the Company's proxy statement relating to the election of directors in accordance with applicable rules and regulations.

     In carrying out its duties and responsibilities, the Committee is not responsible for planning or conducting audits, independently verifying management's representations, or making determinations that the Company's financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles ("GAAP") or fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP. The Company's independent accountants are responsible for planning and conducting audits of the Company's financial statements, and the Company's management has the responsibility to determine that the Company's financial statements are complete and accurate, prepared in accordance with GAAP and fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP.

     MEMBERSHIP: The Committee shall consist of not fewer than three nor more than five members of the Board, each of whom must be independent in accordance with the rules of the New York Stock Exchange. The Board shall appoint the Committee members and designate a Chairman of the Committee. All members of the Committee must be financially literate, as determined by the Board in its business judgment, and at least one member shall have accounting or related financial management expertise. To the extent possible, at least one member of the Committee shall be an "audit committee financial expert," as defined by the Securities and Exchange Commission. If a member of the Committee serves on more than three audit committees (including the Committee), the Board must determine that the ability of the member to serve effectively on the Committee will not be impaired. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office. No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company, except for fees for services as a director and member of any Board committee.

     MEETINGS AND PROCEDURES: The Committee shall hold no less than four regularly scheduled meetings each year, and such other meetings from time to time as the Committee may deem necessary or appropriate. A majority of the Committee members shall be present to constitute a quorum of the Committee. Where a quorum is present, a majority of the members in attendance shall decide any question brought before any meeting of the Committee. The Chairman of the Committee or a majority of Committee members may call a special meeting of the Committee. The Committee shall meet separately, periodically, with the independent accountants, internal auditors, and the Company's management. The Committee will maintain minutes of meetings and report regularly to the Board of Directors on the Committee's activities.

     The Committee may delegate specific tasks to its Chairman or a sub-committee of Committee members, provided that no such delegation shall be permitted if the authority is required by law, rule, regulation or listing standard to be exercised by the Committee as a whole. The Committee shall have the authority to retain, at the Company's expense, legal, accounting or other experts that the Committee deems necessary in the performance of its duties.

     DUTIES AND RESPONSIBILITIES: The Committee is expected to carry out the following duties and responsibilities:

Independent Accountants

           1. Exercise sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the activities of the Company's independent accountants. The independent accountants will report directly to the Committee. The Committee shall encourage free and open communication with the independent accountants.

           2. Review and approve in advance the retention of the independent accountants for the performance of all audit and lawfully permitted non-audit services and the fees for such services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Committee at its next scheduled meeting.

           3. Obtain and review, at least annually, a report by the independent accountants describing (i) the firm's internal quality-control procedures;
     (ii) any material issues raised by its most-recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent accountants and the Company in order to assess the accountants' independence. The Committee will seek such additional information from the independent accountants as it deems appropriate to assess the experience and qualifications of the senior members of the independent accountant's audit team.

           4. Review with representatives of the independent accountants:

             (i) The plan for and scope of its annual audit of the Company's financial statements;

             (ii) The results of the annual audit, including any audit problems or difficulties encountered during the course of the audit and any restrictions on the scope of work or access to required information, and management's response to same;

             (iii) Any reports prepared by the independent accountants relating to significant financial reporting issues and judgments including, among other things, the Company's selection, application, and disclosure of critical accounting policies and practices, all alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent accountants, significant deficiencies or material weaknesses in internal controls and any other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences; and

             (iv) Other applicable matters required to be discussed by auditing standards, including Statement on Auditing Standards No. 61 relating to the conduct of the audit.

           5. Evaluate annually the performance and independence of the independent accountants. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead partner. In making its evaluation, the Committee shall take into account the opinions of management and the Internal Audit Director.

Financial Reporting

           6. Review and discuss with management and the independent accountants the annual audited financial statements to be included in the Company's annual report on Form 10-K, the quarterly financial statements to be included in the Company's Form 10-Qs, the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any other financial disclosures to be included in SEC filings prior to their release. These discussions shall address (i) the independent accountants' judgment about the quality of the Company's accounting principles and integrity of its financial reporting process, including the adequacy of internal controls; (ii) significant accounting principles or policies; (iii) significant financial reporting issues and judgments, including unusual transactions, (iv) review of critical accounting estimates and differences with management (even if resolved to the satisfaction of the independent accountants) on the application of accounting policies; and (v) such other inquiries as may be appropriate. The Committee shall make a recommendation to the Board as to whether the audited financial statements be included in the Company's annual report on Form 10-K.

           7. Review and discuss earnings press releases. Consult with management generally concerning the types of financial information and manner of earnings guidance provided to analysts and rating agencies. The Chairman of the Committee may represent the entire Committee in discussions of earnings releases and any earnings guidance.

           8. Prepare the Committee report for inclusion in the Company's proxy statement relating to the election of directors in accordance with applicable rules and regulations.

Risks and Control Environment

           9. Discuss risk assessment and risk management policies and major risk exposures with the Company's management, internal auditors and independent accountants.

          10. Adopt and review periodically policies and procedures regarding business conduct and ethics and have sole authority to grant waivers of such policies and procedures to the Company's directors and executive officers.

          11. Review compliance by Company executive officers with the Company's policies regarding travel and entertainment expenditures.

          12. Oversee the Company's disclosure controls and procedures, including applicable internal controls and procedures for financial reporting, and internal controls relating to the authorization of transactions and the safeguarding and controls of assets.

Internal Audit Function

          13. Review the activities, organizational structure and qualifications of the internal audit department.

          14. Review the qualifications, appointment and any replacement of the Internal Audit Director.

          15. Review significant reports prepared by the internal auditors and discuss the results with the internal auditors.

Other Matters

          16. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and confidential, anonymous submissions by Company employees with regard to concerns regarding questionable accounting or auditing matters.

          17. Establish procedures for the approval of all related-party transactions involving executive officers and directors.

          18. Set clear hiring policies for employees or former employees of the independent accountants.

          19. Review and assess the Committee's charter at least annually and recommend to the Board, as appropriate, amendments to the charter.

          20. Regularly report to the Board.

          21. Undertake an annual self-assessment of Committee performance.

LAST AMENDED: MARCH 21, 2003

                                 CHARTER OF THE
                     COMPENSATION & ORGANIZATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     PURPOSES: The Compensation and Organization Committee (the "Committee") of the Board of Directors (the "Board") of Church & Dwight Co., Inc. (the "Company") is appointed by, and generally acts on behalf of, the Board. The Committee's purposes shall be:

           1. To adopt and implement an effective total compensation program that supports the achievement of the overall goals of the Company by attracting, retaining and motivating talented executive management; and

           2. To produce the annual report on executive compensation for inclusion in the Company's proxy statement in accordance with the applicable rules and regulations.

     MEMBERSHIP: The Committee shall consist of three or more members appointed by the Board, and shall be composed entirely of "independent directors". For purposes of this Charter, a director shall be deemed "independent" if he or she qualifies both as (1) independent in accordance with the rules of the New York Stock Exchange; and (2) an "outside director" in accordance with Section 162(m) of the Internal Revenue Code. The Chairman of the Committee shall be appointed by the Board. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

     MEETINGS AND PROCEDURES: The Committee shall hold no less than four regularly scheduled meetings each year, and such other meetings from time to time as the Committee may deem necessary or appropriate. A majority of the Committee members shall be present to constitute a quorum of the Committee. Where a quorum is present, a majority of the members in attendance shall decide any question brought before any meeting of the Committee. The Chairman of the Committee or a majority of Committee members may call a special meeting of the Committee. The Committee will maintain minutes of meetings and report regularly to the Board of Directors on the Committee's activities.

     The Committee may delegate specific tasks to its Chairman or a sub-committee consisting of at least two Committee members, provided that no such delegation shall be permitted if the authority is required by law, rule, regulation or listing standard to be exercised by the Committee as a whole. The Committee shall have the authority to retain, at the Company's expense, compensation consultants, legal, accounting or other experts that the Committee deems necessary in the performance of its duties.

     DUTIES AND RESPONSIBILITIES: The Committee is expected to carry out the following duties and responsibilities:

           1. Oversee the design of executive compensation programs giving full consideration to all human resources, accounting, tax, securities law, and regulatory requirements.

           2. Administer and make recommendations to the Board regarding the Company's incentive compensation and stock option plans. Appoint the members of and monitor the Retirement and Administrative Committee, which generally supervises the Company's employee pension and other benefit plans. The Committee shall consult generally with management on matters concerning executive compensation and on retirement, savings and welfare benefit plans, including where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans.

           3. Recommend the specific salary, supplemental compensation, bonuses and stock awards for the Chief Executive Officer for approval by majority vote of the independent directors of the full Board then in office. The Committee shall review and approve corporate goals and objectives as they relate to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and establish the CEO's compensation level based on this evaluation. In determining the long-term incentive compensation for the Chief Executive Officer, the Committee shall consider the Company's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Chief Executive Officer in past years.

           4. Oversee the internal human resources department with respect to development of the executive management organizational structure.

           5. Establish the specific salaries, supplemental compensation, bonuses and stock awards for each of the elected Vice Presidents of the Company. The Committee shall review and approve corporate goals and objectives as they relate to the compensation of these executive officers of the Company. The Committee shall confer with the Chief Executive Officer concerning the performance and compensation of these executive officers of the Company.

           6. Make recommendations to the Board regarding the selection, retention and dismissal of the executive officers of the Company, and shall advise the Board with respect to the terms of any agreements with such officers.

           7. Participate in the deliberations of the Governance and Nominating Committee with respect to succession planning for the Chief Executive Officer of the Company.

           8. Review annually the compensation of the Company's independent directors and any other non-employee directors and the principles upon which such compensation is determined. In this regard, Company management should report annually as to how the Company's director compensation practices compare with those of other similarly situated public corporations.

           9. Produce an annual report on executive compensation for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations.

          10. Report regularly to the Board of Directors. The Committee shall encourage free and open communication with the Board, any professional advisors it retains, the internal human resources professionals of the Company and the Chief Executive Officer, and other key officers as may be necessary in the normal course of business.

          11. Review the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

          12. Assess, at least once a year, its own performance and deliver a report to the Board setting forth the results of the evaluation.

                                 CHARTER OF THE
                       GOVERNANCE & NOMINATING COMMITTEE
                           OF THE BOARD OF DIRECTORS

     PURPOSES: The Governance & Nominating Committee (the "Committee") of the Board of Directors (the "Board") of Church & Dwight Co., Inc. (the "Company") is appointed by, and generally acts on behalf of, the Board. The Committee's purposes shall be:

           1. To aid in the governance of the Company;

           2. To identify individuals qualified to serve as members of the Board and recommend to the Board the director nominees for the next annual meeting of shareholders;

           3. To plan for the succession of the Chief Executive Officer; and

           4. To develop and recommend to the Board sound corporate governance principles.

     MEMBERSHIP: The Committee shall consist of three or more members appointed by the Board, each of whom must be independent in accordance with the rules of the New York Stock Exchange. The Lead Director of the Company shall serve on the Committee as its Chairman. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

     MEETINGS AND PROCEDURES: The Committee shall hold no less than two regularly scheduled meetings each year, and such other meetings from time to time as the Committee may deem necessary or appropriate. A majority of the Committee members shall be present to constitute a quorum of the Committee. Where a quorum is present, a majority of the members in attendance shall decide any question brought before any meeting of the Committee. The Chairman of the Committee or a majority of Committee members may call a special meeting of the Committee. The Committee will maintain minutes of meetings and report regularly to the Board of Directors on the Committee's activities.

     The Committee may delegate specific tasks to its Chairman or a sub-committee consisting of at least two Committee members, provided that no such delegation shall be permitted if the authority is required by law, rule, regulation or listing standard to be exercised by the Committee as a whole. The Committee shall have the authority to retain, at the Company's expense, executive search firms, legal, accounting or other experts that the Committee deems necessary in the performance of its duties.

     DUTIES AND RESPONSIBILITIES: The Committee is expected to carry out the following duties and responsibilities:

           1. Identify individuals qualified to become Board members and recommend to the Board nominees for the class of directors to be elected at the next annual meeting of shareholders and where applicable, to fill vacancies. The Committee shall recommend prospective directors as required to provide an appropriate balance of knowledge, experience and capability on the Board, reflecting the Board's criteria for selecting new directors. The Committee shall also evaluate and recommend to the Board those directors to be appointed to the various Board committees, including the persons recommended to serve as chairperson of each committee. The Committee shall establish director orientation and continuing education programs.

           2. Prepare and recommend to the Board a written plan of succession for the Chief Executive Officer and for such other executive officers of the Company as the Board may direct. In its deliberations concerning succession of the Chief Executive Officer, the Committee shall include the members of the Compensation and Organization Committee.

           3. Take a leadership role in shaping the governance of the Company. It shall develop and recommend to the Board, and periodically review, a written set of corporate governance principles applicable to the Company that are consistent with applicable legal requirements. The Committee shall make recommendations to the Board regarding corporate governance matters and practices including the effectiveness of the Board, its committees and individual directors.

           4. Oversee periodic evaluations of the Board and management, including an annual evaluation of the performance of the Board and its committees. In evaluating the Board, the Committee shall consider the size and composition of the Board in light of the operating requirements of the Company and other relevant factors.

           5. Regularly report to the Board of Directors. The Committee shall encourage free and open communication with the Board, any professional advisors it retains, the Chief Executive Officer, and other key officers as may be necessary in the normal course of business.

           6. Review the adequacy of this charter annually and recommend to the Board, as appropriate, any amendments to the charter.

           7. At least once a year the Committee shall assess its own performance and deliver a report to the Board setting forth the results of the evaluation.

                                   APPENDIX B
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) discusses the Company's performance for 2002 and compares it to previous years. This MD&A is an integral part of the Annual Report and should be read in conjunction with all other sections.

CONSOLIDATED RESULTS
2002 COMPARED TO 2001

  Net Sales

    Net sales increased by $87.4 million or 9.1% to $1047.1 million, compared to $959.7 million in the previous year. The majority of this increase was due to the additional sales in Consumer Products stemming from businesses acquired from Carter-Wallace in the fourth quarter of 2001 amounting to approximately $73.8 million, and additional sales in the Specialty Products acquisition of Biovance Products Inc. of approximately $7.1 million at the beginning of 2002. Adjusting for acquisitions and discontinued product lines, as well as the reversal of prior year promotion liabilities of approximately $5 million (based on latest estimates), sales of existing products increased approximately 2%.

    In November 2001, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") reached a consensus on Issue 01-9 (formerly EITF issues 00-14 and 00-25), "Accounting for Consideration Given to a Customer or Reseller of the Vendor's Products". This EITF addressed the recognition, measurement and income statement classification of consideration from a vendor to a customer in connection with the customer's purchase or promotion of the vendor's products. The EITF requires the cost of such items as coupons, slotting allowances, cooperative advertising arrangements, buydowns, and other allowances to be accounted for as a reduction of revenues, not as a marketing expense as the Company did previously. The full year 2001 and 2000 net sales have been reclassified to conform with this pronouncement. The impact was a reduction of net sales of approximately $130.3 million in 2002, $121.2 million in 2001, and $104.5 million in 2000. This consensus did not have an effect on net income. In accordance with the consensus reached, the Company adopted the required accounting beginning January 1, 2002.

  Operating Costs

    The Company's gross margin increased to 29.7% from 29.1% in the prior year. This improvement reflects a significant improvement in Laundry Products gross margins of 2.7 points due to the virtually full year benefits of the USA Detergents acquisition and the prior year promotion liability adjustment of $5 million, partially offset by a reduced gross margin of 3.9 points on Personal Care resulting from higher promotional spending related to 2002 sales, and higher manufacturing costs associated with the Cranbury production of Arrid Antiperspirant earlier in the year. To a lesser extent, gross margin was further hampered by approximately $4 million of equipment obsolescence charges related to process improvements at two plants, and downsizing and impairment charges at two other plants. The start-up costs of the Madera, California animal nutrition facility also negatively impacted gross margin.

    Marketing expenses increased $11.4 million to $86.2 million. This increase is mainly due to the acquired brands and higher spending in support of deodorizing products, partially offset by lower spending on existing personal care products.

    Selling, general and administrative expenses increased $8.7 million. Higher personnel related expenses and transition expenses associated with acquired products, and a $2.3 million impairment charge related to the tradename valuation of a recently acquired brand name, were partially offset by the elimination of Goodwill and certain tradename amortization expense associated with the Company's adoption of SFAS No. 142.

  Other Income and Expenses

    The increase in equity in earnings of affiliates is due to the inclusion of $18.1 million of allocated full year profits from Armkel LLC, which reflected a disproportionate recapture of $5 million of allocated losses sustained in the fourth quarter of 2001 (See footnote 6 for further explanation of Armkel's results). The Company's other equity investments, Armand Products and Armakleen, were virtually unchanged.

    Investment income was slightly lower due to lower interest rates on funds invested.

    Interest expense increased significantly from the prior year as a result of the Company carrying the debt used to finance the two significant acquisitions in 2001.

    Other expenses consist mostly of foreign exchange losses of approximately $2 million associated with the Company's Brazilian subsidiary QGN.

  Taxation

    The effective tax rate for 2002 was 34.0%, compared to 36.4% in the previous year. The lower rate in 2002 reflects the impact of Armkel's foreign subsidiaries, whose post-tax results are included in equity in earnings of affiliates, partially offset by a higher state tax rate.

  Net Income and Earnings Per Share

    The Company's net income for 2002 was $ 66.7 million, equivalent to diluted earnings of $1.60 per share, compared to $47.0 million or $1.15 per share in 2001.

2001 COMPARED TO 2000

  Net Sales

    Net sales increased by $268.5 million or 38.8% to $959.7 million, compared to $691.2 million in the previous year. The majority of this increase was due to growth in the Consumer Products business as part of the USA Detergents acquisition earlier in 2001, and the addition of the Carter-

Wallace acquisition in the fourth quarter of 2001. Excluding these acquisitions, sales of existing consumer products were about 3% above the prior year.

  Operating Costs

    The Company's gross margin decreased to 29.1% from 34.8% in the prior year. The acquisition of the lower margin USA Detergents brands affected the Company's overall margin structure and accounted for most of the more than five point reduction in gross margin since the prior year. However, these brands, which are sold on an "everyday low price" basis, require lower marketing and sales support, which largely offsets the effect of the lower gross margin. To a lesser extent, gross margin was also adversely impacted by lower personal care brand sales, and start-up costs associated with new brands.

    Marketing expenses increased $.7 million to $74.8 million. This increase was mainly due to the addition of the brands acquired from USA Detergents and Carter-Wallace mentioned earlier in this report.

    Selling, general and administrative expenses increased $19.1 million. Major factors contributing to this increase included higher personnel costs, which included a $3.5 million increase in deferred compensation expense, from a $1.0 million gain in 2000 to a $2.5 million charge in 2001, as well as the ongoing and transitional costs resulting from the aforementioned acquisitions. Other factors contributing to this increase included goodwill and intangible amortization costs related to the USA Detergents acquisition, and a higher bad debt reserve.

    During the third quarter of 2000, as a step in implementing the ARMUS joint venture, the Company announced that it would close its Syracuse plant in early 2001, and recorded a pre-tax charge of $21.9 million. In 2001, the Company recorded a $.7 million recovery of expected costs from the plant closure.

  Other Income and Expenses

    The decrease in equity in earnings of affiliates was due mostly to the inclusion of a $10 million net loss in the fourth quarter from the Company's new affiliate, Armkel LLC.

    On September 28, the Company completed the acquisition of the consumer products business of Carter-Wallace in a partnership with the private equity group, Kelso & Company. As part of this transaction, the Company purchased outright the Arrid Antiperspirant business in the United States and Canada and the Lambert Kay pet care business. Armkel LLC, a 50/50 joint venture with Kelso, purchased the remainder of Carter-Wallace's domestic and international consumer products business, including Trojan condoms, Nair depilatories and First Response pregnancy kits. Armkel reported fourth quarter sales of $95.4 million and a net loss of $15.6 million. The major reason for this loss was an accounting charge related to a step-up in the value of opening inventories in accordance with purchase accounting principles. As these inventories were sold, the step-up was charged to current operations. The total step-up was approximately $23.2 million, of which $15.1 million was charged in the fourth quarter and the balance was charged in 2002. Other factors contributing to the loss included integration costs, and promotional activity of the predecessor company prior to the acquisition, which shifted sales and profit to the third quarter from the fourth quarter of 2001.

    Under the agreement with Kelso, the Company is allocated 50% of all losses up to $10 million, and 100% of such losses above that level. As a result, the Company recorded a loss of $10 million on its investment in Armkel.

    This Armkel loss was partially offset by equity in earnings of affiliates from the Armand Products Company, and by an increase in profitability from the ArmaKleen Company. The ArmaKleen Company is a 50/50 joint venture with the Safety-Kleen Company, the latter of which filed for chapter 11 during the second quarter of 2000. This caused the ArmaKleen Company to record a $1.4 million charge, half of which resulted in a reduction in our profitability during 2000. Should the Safety-Kleen Company be unable to emerge from Chapter 11, the results of operations and financial position of the ArmaKleen Company would be adversely affected.

    Investment income was relatively unchanged from the prior year.

    Interest expense increased approximately $6.7 million as a result of the debt incurred to finance the USA Detergents acquisition at the end of May, and the Carter-Wallace acquisition at the end of September.

    Minority interest expense is primarily the 35% of the earnings generated by the ARMUS joint venture through the month of May that accrued to USA Detergents.

  Taxation

    The effective tax rate for 2001 was 36.4%, compared to 35.3% in the previous year. The higher effective rate in 2001 was primarily due to the impact of a relatively lower level of tax depletion deductions and other tax credits on higher pre-tax income.

  Net Income and Earnings Per Share

    The Company's net income for 2001 was $47.0 million, equivalent to diluted earnings of $1.15 per share, compared to $33.6 million or $.84 per share in 2000.

SEGMENT RESULTS

    Current and prior year results by segment are presented based upon segments as described in Note 17 of the Notes to Consolidated Financial Statements. Product-based segment results exclude items that are not included in measuring business performance for management reporting purposes, most notably certain financing, investing, and plant shutdown charges.

    Sales in affiliate companies over which the Company exerts significant influence, but does not control the financial and operating decisions, are reported for segment purposes in a manner similar to consolidated subsidiaries. The effect of this convention is eliminated in the corporate segment and certain reclassifications of expenses between cost of sales and selling, general and administrative expenses are also reflected in the corporate segment to adjust management reporting results to the amounts appearing in the financial statements. Key segment operating results for the years 2000 through 2002 are as follows:

                                                               CONSUMER    SPECIALTY
                                                               PRODUCTS    PRODUCTS     SUBTOTAL    CORPORATE     TOTAL
                                                              ----------   ---------   ----------   ---------   ----------
NET SALES
2002........................................................  $1,246,547   $223,375    $1,469,922   $(422,773)  $1,047,149
2001........................................................     864,457    219,223     1,083,680    (123,973)     959,707
2000........................................................     529,585    211,668       741,253     (50,062)     691,191
OPERATING PROFIT
2002........................................................     152,855     28,628       181,483     (76,969)     104,514
2001........................................................      66,323     29,285        95,608      (2,087)      93,521
2000........................................................      52,753     26,981        79,734     (27,573)      52,161

CONSUMER PRODUCTS
2002 COMPARED TO 2001

    Combined Consumer Product sales of the Company and its affiliates grew 44.2% to $1246.5 million in 2002 primarily due to the businesses acquired from Carter-Wallace of approximately $380.0 million at the end of September 2001. These acquired businesses were the key drivers behind the domestic Personal Care Products growth in net sales of over 140% to $385.3 million in 2002 from $160.0 million in 2001, and the growth in International net sales in excess of 150% to $205.0 million in 2002 from $81.3 in 2001. Excluding the acquired businesses, and adjusting for discontinued product line sales and the adjustment for prior year promotion liabilities, sales of existing products grew approximately 2% with higher Deodorizing and Cleaning and Laundry Product sales more than offsetting lower personal care sales.

    Operating profit increased 130% to $152.9 million in 2002 from $66.3 million in 2001 due to the acquired businesses, which included an $8.1 million charge for the remaining step-up of opening inventory values established as part of purchase accounting. In addition, operating profit benefited from improved Laundry Product profit margins of 2.7 points due to the virtually full year benefits of the USA Detergents acquisition, the prior year promotion adjustment of $5 million, partially offset by a reduced gross margin of 3.9 points on existing Personal Care products from higher promotional spending related to 2002 sales, and higher manufacturing costs associated with the Cranbury production of Arrid Antiperspirant and Nair depilatories earlier in the year. To a lesser extent operating profit absorbed approximately $4 million of equipment obsolescence charges related to process improvements at two plants, and downsizing and impairment charges at two other plants. The Consumer Product segment also recorded a $2.2 million impairment charge related to the tradename valuation of a recently acquired brand name.

2001 COMPARED TO 2000

    Combined Consumer Product sales grew 63.2% to $864.5 million in 2001 from $529.6 million in 2000. The majority of this increase was due to the USA Detergents acquisition in May 2001 and the addition of the Carter-Wallace acquisition in the fourth quarter of 2001. Excluding both acquisitions, sales of existing consumer products grew approximately 4.5% above the year 2000 level, with higher sales of deodorizers and cleaners, and laundry products more than offsetting lower personal care sales.

    Operating profit increased 25.6% to $66.3 million in 2001 from $52.8 million due to the acquired businesses, which was net of a $15.1 million initial charge for the step-up of opening inventory values established as part of purchase accounting as well as the increased goodwill and intangible amortization costs related to the USA Detergents acquisition, and the ongoing and transitional costs resulting from the aforementioned acquisitions.

SPECIALTY PRODUCTS
2002 COMPARED TO 2001

    Combined Specialty Product sales grew approximately 2% to $223.4 million in 2002 from $219.2 million in 2001 largely as a result of the acquisition of Biovance Technologies Inc. of approximately $7.1 million at the beginning of 2002. These higher sales were partially offset by lower sales of Armakleen's aqueous cleaning products and discontinued sales of certain immaterial product lines.

    Operating profit declined slightly by approximately 2% reflecting the start-up costs of the new Madera, California animal nutrition facility, for the production of Megalac Rumen Bypass Fats and related higher-value Megalac products for the West Coast dairy feed additives market. Operating profit was also negatively impacted by higher raw material costs for Megalac related products. A partial offset to these operating profit decreases was the higher profit contribution from the addition of the Biovance acquisition.

2001 COMPARED TO 2000

    Combined Specialty Product sales grew approximately 3.5% to $219.2 million in 2001 from $211.7 million in 2000. This increase was mostly attributable to growth in animal nutrition products, particularly Megalac Rumen Bypass Fats, and higher sales of QGN, the Company's then 85% owned Brazilian subsidiary.

  Operating Profit

    The combination of growth in animal nutrition sales together with lower raw material costs, particularly for Megalac Rumen Bypass Fats, were the major reasons for the operating profit growth of 8.5% to $29.3 in 2001 from $27.0 in 2000.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had outstanding long-term debt of $352.5 million, and cash less short-term debt of $60.4 million, for a net debt position of $292.1 million at December 31, 2002. This compares to $365.7 million at December 31, 2001.

    In the fourth quarter of 2001, the Company financed its investment in Armkel, the acquisition of USA Detergents and the Anti-perspirant and Pet Care businesses from Carter-Wallace with a $510 million credit facility consisting of $410 million in 5 and 6 year term loans. The entire amount of the term loans was drawn at closing and a $100 million revolving credit facility remains fully un-drawn. The term loans pay interest at 200 and 250 basis points over LIBOR, depending on the ratio of total debt to EBITDA. Financial covenants include a leverage ratio and an interest coverage ratio, which if not met, could result in an event of default and trigger the early termination of the credit facility, if not remedied within a certain period of time. EBITDA, as defined by the Company's loan agreement, which includes an add-back of certain acquisition related costs, was approximately $144 million in 2002. The leverage ratio at December 31, 2002 per the loan agreement, therefore, was approximately 2.5 versus the agreement's maximum 3.5, and the interest coverage ratio was 6.00 versus the agreement's minimum of 4.25. This credit facility is secured by a blanket lien on all of the Company's assets. The reconciliation of Net Cash Provided by Operating Activities to the Company's key liquidity measure, "EBITDA", per the term loan agreement, is as follows (in millions):

Net Cash Provided by Operating Activities...................   $114.0
Plus:
  Interest Expense..........................................     24.0
  Current Income Tax Provision..............................     16.6
  Distributions from Affiliates.............................      4.7
  Other.....................................................      2.2
Less:
  Decrease in Working Capital...............................    (15.8)
  Interest Income...........................................     (1.8)
                                                               ------
EBITDA......................................................   $143.9
                                                               ======

    In 2002, operating cash flow was $114.0 million. Major factors contributing to the cash flow from operating activities included higher operating earnings before non-cash charges for depreciation and amortization, and a significant reduction in working capital, particularly inventories, offset by the net non-cash impact from the equity in earnings of affiliates. Operating cash flow was used for additions to property, plant and equipment and to consummate the acquisition of Biovance. Operating cash together with proceeds from stock options exercised and a collected note receivable, were used to make both voluntary and mandatory debt repayments and to pay cash dividends.

    Commitments as of December 31, 2002. The table below summarizes the Company's material contractual obligations and commitments as of December 31, 2002.

                                                                            PAYMENTS DUE BY PERIOD
                                                              ---------------------------------------------------
                                                                                   2004 TO    2007 TO     AFTER
                                                               TOTAL      2003       2006       2008       2008
                                                              --------   -------   --------   --------   --------
                                                                            (THOUSANDS OF DOLLARS)
Principal payments on borrowings:
  Long-term debt
  Syndicated Financing Loans................................  $358,470   $10,770   $103,644   $244,056   $     --
    Various Debt from Brazilian Banks.......................     5,888     4,490      1,254        144         --
    Industrial Revenue Bonds................................     4,075       685      2,055      1,335         --
Other commitments:
    Operating Leases Obligations............................  $ 52,245   $ 9,503   $ 18,591   $ 10,100   $ 14,051
    Letters of Credit(1)....................................     5,692     5,692         --         --         --
    Guarantees(2)...........................................     2,969     2,969         --         --         --
    Surety/Performance bonds(3).............................       830       830         --         --         --
    Raw Materials...........................................    16,841    16,841         --         --         --
    Joint Venture Agreement(4)..............................   111,750        --         --         --    111,750
                                                              --------   -------   --------   --------   --------
Total.......................................................  $558,760   $51,780   $125,544   $255,635   $125,801
                                                              ========   =======   ========   ========   ========

---------------

(1) Letters of credit with several banks guarantee payment for such things as insurance claims in the event of the Company's insolvency, a year's worth of lease payments on a warehouse, and 200 days of interest on the Industrial Revenue Bond borrowing.

(2) Guarantees represent minimum performance based payment obligations in connection with the Biovance acquisition.

(3) Surety/performance bonds were established for construction of the Company's headquarters addition in Princeton, NJ and for construction activities at the Company's North Brunswick, NJ plant.

(4) Reflects the amount payable to Kelso in the event of a sale of Armkel or as a result of Kelso's exercise of its put option under the Joint Venture Agreement.

    The Company generally relies on operating cash flows supplemented by borrowings to meet its financing requirements. Our diverse product offerings, strong brand names and market positions have provided a stable base of cash flow. Our diverse product line is marketed through multiple distribution channels, reducing our dependence on any one category or type of customer. Similar to other basic consumer products, we believe that consumers purchase our products largely independent of economic cycles. However, the Company's ability to meet its financial obligations depends on successful financial and operating performance. The Company cannot guarantee that its business strategy will succeed or that it will achieve the anticipated financial results. The Company's financial and operational performance depends upon a number of factors, many of which are beyond its control. These factors include:

    - Competitive conditions in the categories of the consumer products industry in which we compete;

    - Operating difficulties, operating costs or pricing pressures we may experience;

    - Passage of legislation or other regulatory developments that affects us adversely;

    - Delays in implementing any strategic projects; and

    - Current geo-political events.

    The Company cannot give assurance that it will generate sufficient cash flow from operations or that it will be able to obtain sufficient funding to satisfy all its obligations, including those noted above. If the Company is unable to pay its obligations, it will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring indebtedness or raising additional equity capital. However, the Company cannot give assurance that any alternative strategies will be feasible or prove adequate to satisfy its obligation.

    The Company has a total debt-to-capital ratio of approximately 52%. At December 31, 2002 the Company had $100 million of additional domestic borrowing capacity available through its revolving credit agreement. Capital expenditures in 2003 are expected to be moderately lower than the level of the prior year. Management believes that operating cash flow, coupled with the Company's access to credit markets, will be sufficient to meet the anticipated cash requirements for the coming year.

    In 2001, operating cash flow was $41.6 million. Major factors contributing to the cash flow from operating activities included higher operating earnings before non-cash charges for depreciation and amortization, and the aforementioned impact from the loss in earnings of affiliates. Operating cash flow was used to meet increased working capital needs to support the higher sales stemming from the two acquisitions during the year, and to fund the related transitional activities. Operating cash flow with net proceeds from long-term borrowings, were used to consummate the two acquisitions made that year, and to finance the Company's investment in Armkel. To a lesser extent available cash was used to finance additions to property, plant and equipment, to make investments in notes receivable, and to pay dividends.

  Recent Event

    On January 16, 2003, the Company entered into a receivables purchase agreement with an issuer of receivables-backed commercial paper in order to refinance a portion, $60,000,000, of its primary credit facility. Under this arrangement, the Company sold, and will sell from time to time, throughout the 3 year term of the agreements, its trade accounts receivable to a wholly-owned special purpose finance subsidiary, Harrison Street Funding LLC, a Delaware limited liability company ("Harrison"). Harrison in turn sold, and will sell on an ongoing basis, to the commercial paper issuer an undivided interest in the pool of accounts receivable. The transactions were entered into to reduce certain expenses associated with the credit facility in addition to lowering the Company's financing costs by accessing the commercial paper market. These transactions will be reflected as borrowings on the consolidated financial statements of the Company. Consequently, the receivables assets of Harrison will be included in the consolidated assets of the Company shown on such financial statements. However, under these agreements, as was the case under the credit facility, such assets will not be available to satisfy claims of creditors other than the commercial paper issuer.

  Armkel

    The Armkel venture was initially financed with $229 million in equity contributions, of which approximately $112 million was contributed by the Company, and an additional $445 million of debt.

    Armkel LLC had outstanding long-term debt of $412 million, and cash less short-term debt of $24 million, for a net debt position of $388 million at year-end including discontinued operations. In addition, Armkel had unused revolving credit bank lines of $85 million. Any debt on Armkel's balance sheet is without recourse to the Company.

    Under the terms of its joint venture agreement with Kelso, the Company has a call option to acquire Kelso's interest in Armkel in three to five years after the closing, at fair market value as defined in the agreement subject to a floor and a cap. If the Company does not exercise its call option, then Kelso may request the Company to purchase its interest. If the Company elects not to purchase Kelso's interest, then Kelso's and the Company's equity in the joint venture may be offered to a third party. If such a sale should occur, depending on the proceeds received, the Company may be required to make a payment to Kelso up to an amount of approximately $112 million. Kelso also may elect to have the Company purchase its interest for $112 million. This amount is not payable until the eighth year from the formation of the venture. Finally, Kelso may require the Company to purchase its interest upon a change in control as defined in the joint venture agreement. The venture's Board has equal representation from both the Company and Kelso.

                                  OTHER ITEMS

MARKET RISK

  Concentration of Risk

    A group of three Consumer Product customers accounted for approximately 23% of consolidated net sales in 2002, including a single customer Walmart, which accounted for approximately 16%. A group of three customers accounted for approximately 23% of consolidated net sales in 2001 adjusted for EITF issue 01-9, including Walmart, which accounted for approximately 14%. This group accounted for 21% in 2000 and is adjusted for the aforementioned EITF.

    Although it is not included in the top three customers noted above, Kmart Corporation historically has represented approximately 3% of our consolidated net sales. Kmart's bankruptcy followed by its announcement to close an additional 329 stores in the first half of 2003 could cause a reduction in sales to Kmart of approximately 15% to 20%. It is not clear, and to what extent, these lost sales may be made to other retailers.

    As part of the USA Detergents merger agreement, the Company divested USA Detergents non-laundry business and other non-core assets to former USA Detergents executives under the new company name of USA Metro, Inc. ("USAM"), subsequently renamed USA Detergents.

    The Company has a concentration of risk with USAM at December 31, 2002 in the form of trade accounts receivable and an amount due for leased space of approximately $3.1 million, a 16% equity interest in USAM of $0.4 million and a note receivable for other assets of $2.0 million-payments start with the beginning of 2006. This note has a carrying value of approximately $1.4 million using an effective interest rate of 17%.

    Should USAM be unable to meet these obligations, the impact would have an adverse effect on the Company's Consolidated Statement of Income.

  Interest Rate Risk

    The Company's primary domestic borrowing facility is made up of a $ 510 million credit agreement of which $358.5 million remained outstanding as of December 31, 2002; and $100 million of a revolving credit agreement all of which was un-drawn at December 31, 2002. The weighted average interest rate on these borrowings at December 31, 2002, excluding deferred financing costs and commitment fees, was approximately 5.1% including the effect of hedges. The Company entered into interest rate swap agreements to reduce the impact of interest rate fluctuations on this debt, as required by the credit agreement. The swap agreements are contracts to exchange floating rate for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2002, the Company entered into agreements for a notional amount of $235 million, swapping debt with a one-month LIBOR rate for a fixed rate that averages 5.8 %. As a result, the swap agreements eliminate the variability of interest expense for that portion of the Company's debt. On an annualized basis a drop of 10% in interest rates would result in a $.9 million payment under the swap agreement in excess of what would have been paid based on the variable rate. Under these circumstances, a little more than half of this payment would be offset by the amount of reduced interest expense on the $123.5 million of variable debt not hedged. However, a 10% increase in interest rates would result in a $.5 million increase in interest expense on the debt not hedged.

    The Company's domestic operations and its Brazilian subsidiary have short and long-term debts that are floating rate obligations. If the floating rate were to change by 10% from the December 31, 2002 level, annual interest expense associated with the floating rate debt would be immaterial.

  Foreign Currency

    The Company is subject to exposure from fluctuations in foreign currency exchange rates, primarily U.S. Dollar/British Pound, U.S. Dollar/ Japanese Yen, U.S. Dollar/Canadian Dollar and U.S. Dollar/Brazilian Real.

    The Company, from time to time, enters into forward exchange contracts to hedge anticipated but not yet committed sales denominated in the Canadian dollar, the British pound and the Japanese Yen. The terms of these contracts are for periods of under 12 months. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows from the sale of products to foreign customers will be adversely affected by changes in exchange rates. The Company did not have any forward exchange contracts outstanding at December 31, 2002 and December 31, 2001.

    The Company is also subject to translation exposure of the Company's foreign subsidiary's financial statements. A hypothetical 10% change in the exchange rates for the U.S. Dollar to the Canadian Dollar, the British Pound and the Brazilian Real from those at December 31,2002 and 2001, would result in an annual currency translation gain or loss of approximately $.3 million in 2002 and $.4 million in 2001.

  Equity Derivatives

    The Company has entered into equity derivative contracts of its own stock in order to minimize the impact on earnings resulting from fluctuations in market price of shares in the Company's deferred compensation plan. These contracts, which consist of cash settled call options in the amount of 165,000 shares, hedge approximately 50% of the shares related to the plan and are marked to market through earnings. As a result, the Company recognized income of approximately $.4 million in 2002, and expense of $.5 million in 2001.

  Related Party Transactions

    The Company has achieved substantial synergies by combining certain of its operations with those of Armkel, particularly in the areas of sales, manufacturing and distribution, and most service functions. Armkel has retained its core marketing, research & development, and financial planning capabilities, and continues to manufacture condoms, but purchases virtually all the support services it requires for its U.S. domestic business from the Company under a management services agreement, which has a term of five years with possible renewal. As a first step, the Company merged the two sales organizations during the fourth quarter of 2001. In early 2002, the Company began transferring production of antiperspirants and depilatories from the former Carter-Wallace plant at Cranbury, NJ, to the Company's plant at Lakewood, NJ, which is a more efficient producer of antiperspirants and other personal care products. This process was completed by the third quarter 2002. During this time, the Company also integrated the planning and purchasing, accounting and management information systems, and other service functions.

    During 2002, the Company invoiced Armkel $22.5 million for primarily administrative and management oversight services (which is included as a reduction of selling, general and administrative expenses), and purchased $7.1 million of deodorant anti-perspirant inventory produced by Armkel at its cost. The company sold Armkel $1.4 million of Arm & Hammer products to be sold in international markets. Armkel invoiced the Company $1.7 million of transition administrative services. The Company has an open receivable from Armkel at December 31, 2002 of approximately $4.8 million that primarily related to administrative services, partially offset by amounts owed for inventory.

    As noted in the Concentration of Risk section of this exhibit, the Company divested USA Detergents non-laundry business and other non-core assets to former USA Detergents executives concurrent with the merger agreement. The Company has a 16% ownership interest in the newly formed company USAM. The Company supplies USAM with certain laundry and cleaning products it produces to meet the needs of the markets USAM is in at cost plus a mark-up. In addition, the Company leases manufacturing and office space to USAM under a separate agreement.

    During 2002, the Company sold $23.2 million of laundry and cleaning products to USAM. Furthermore, the Company billed USAM $.5 million and USAM billed the Company $.2 million for leased space. For open amounts receivable at December 31, 2002, see Concentration of Risk section of this exhibit.

  Significant Accounting Policies

    Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Our significant accounting policies include:

  Promotional and Sales Returns Reserves

    The reserves for consumer and trade promotion liabilities, and sales returns are established based on our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Promotional reserves are provided for sales incentives made directly to consumers such as coupons, and sales incentives made to vendors such as slotting, cooperative advertising, incentive discounts based on volume of sales and other arrangements. The Company relies on historical experience and forecasted data to determine the required reserves. For example, the Company uses historical experience to project coupon redemption rates to determine reserve requirements. Based on the total face value of coupons dropped over the past couple of years, a .1% deviation in the actual rate of redemptions versus the rate accrued for in the financial statements could result in approximately a $3 million difference in the reserve required. With regard to other promotional reserves and sales returns, we use forecasted appropriations, customer and sales organization inputs, and historical trend analysis in arriving at the reserves required. If the Company's estimates for vendor promotional activities and sales returns were to differ by 10%, the impact to promotional spending and sales return accruals would be approximately $4 million. While we believe that our promotional and sales returns reserves are adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future. During 2002, the Company reversed prior year promotion liabilities of approximately $5 million based on adjustments to previous estimates.

  Impairment of Goodwill, Trademarks and Other Intangible Assets and Property, Plant and Equipment

    Carrying values of goodwill, trademarks and other intangible assets are reviewed periodically for possible impairment in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". The Company's impairment review is based on a discounted cash flow approach that requires significant judgment with respect to future volume, revenue and expense growth rates, and the selection of an appropriate discount rate. With respect to goodwill, impairment occurs when the carrying value of the reporting unit exceeds the discounted present value of cash flows for that reporting unit. For trademarks and other intangible assets, an impairment charge is recorded for the difference between the carrying value and the net present value of estimated cash flows, which represents the estimated fair value of the asset. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse, economic factors, unanticipated technological change or competitive activities, acts by governments and courts, may signal that an asset has become impaired.

    Property, plant and equipment and other long-lived assets are reviewed periodically for possible impairment in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company's impairment review is based on an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines, and future volume, revenue and expense growth rates. The Company conducts annual reviews for idle and underutilized equipment, and reviews business plans for possible impairment implications. Impairment occurs when the carrying value of the asset exceeds the future undiscounted cash flows. When an impairment is indicated, the estimated future cash flows are then discounted to determine the estimated fair value of the asset and an impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows.

    The estimates and assumptions used are consistent with the business plans and estimates that the Company uses to manage its business operations. The use of different assumptions would increase or decrease the estimated value of future cash flows and would have increased or decreased any impairment charge taken. Future outcomes may also differ. If the Company's products fail to achieve estimated volume and pricing targets, market conditions unfavorably change or other significant estimates are not realized, then the Company's revenue and cost forecasts may not be achieved, and the Company may be required to recognize additional impairment charges. In 2002, the Company recognized trademark, equipment obsolescence and plant impairment charges of approximately $6.2 million.

  Inventory Reserves

    When appropriate, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market (net realizable value), including any costs to sell or dispose. The Company identifies any slow moving, obsolete or excess inventory to determine whether a valuation allowance is indicated. The determination of whether inventory items are slow moving, obsolete or in excess of needs requires estimates and assumptions about the future demand for the Company's products, technological changes, and new product introductions. The estimates as to the future demand used in the valuation of inventory are dependent on the ongoing success of its products. In addition, the Company's allowance for obsolescence may be impacted by the rationalization of the number of stock keeping units. To minimize this risk, the Company evaluates its inventory levels and expected usage on a periodic basis and records adjustments as required. Reserves for inventory obsolescence were $5.3 million at December 31, 2002, and $6.7 million at December 31, 2001.

  Valuation of Pension and Postretirement Benefit Costs

    The Company's pension and postretirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions provided by the Company to our actuaries, including the discount rate and expected long-term rate of return on plan assets. Material changes in the Company's pension and postretirement benefit costs may occur in the future due to changes in these assumptions.

    The discount rate is subject to change each year, consistent with changes in applicable high-quality, long-term corporate bond indices. Based on the expected duration of the benefit payments for our pension plans and postretirement plans we refer to applicable indices such as the Moody's AA Corporate Bond Index to select a rate at which we believe the pension benefits could be effectively settled. Based on the published rates as of December 31, 2002, the Company used a discount rate of 6.75% for both plans, a decline of 50 basis points from the 7.25% rate used in 2001. This had the effect of increasing the projected benefit obligation for pensions and postretirement benefits by approximately $1.1 million and $0.7 million, respectively, for the year ended December 31, 2002.

    The expected long-term rate of return on pension plan assets is selected by taking into account a historical trend based on a 15 year average, the expected duration of the projected benefit obligation for the plans, the asset mix of the plans, and known economic and market conditions at the time of valuation. Based on these factors, the Company's expected long-term rate of return as of December 31, 2002 is 8.75%, a decline of 50 basis points from the 9.25% rate used at December 31, 2001. A 50 basis point change in the expected long-term rate of return would result in less than a $0.1 million change in pension expense for 2003.

    On December 31, 2002 the accumulated benefit obligation related to our pension plans exceeded the fair value of the pension plan assets (such excess is referred to as an un-funded accumulated benefit obligation). This difference is attributed to (1) an increase in the accumulated benefit obligation that resulted from the decrease in the interest rate used to discount the projected benefit obligation to its present settlement amount from 7.25% to 6.75% and (2) a decline in the market value of the plan assets at December 31, 2002. As a result, in accordance with SFAS No. 87, the Company recognized an additional minimum pension liability of $3.9 million included in benefit obligations, and recorded a charge, net of tax, to accumulated other comprehensive loss of $2.4 million which decreased stockholders' equity. The charge to stockholders' equity for the excess of additional pension liability represents a net loss not yet recognized as pension expense. Based on the aforementioned assumptions, the income statement impact for 2003 is estimated to be approximately $.4 million charged to earnings. On a cash basis, a minimum contribution of approximately $1 million will be required in 2003.

  Recent Accounting Pronouncements

    In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company has assessed SFAS No. 143 and does not anticipate it to have a material impact on the Company's financial statements. The effective date for the Company is January 1, 2003.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company has evaluated the impact of the SFAS No. 144 and has determined there is no material impact on the Company's consolidated financial statements (See Significant Accounting Policies contained elsewhere in this report).

    During the second quarter of 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements". This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The Company will adopt the provisions of this Statement upon its effective date and does not anticipate it to have a material effect on its financial statements.

    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize certain costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

    In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("Interpretation"). This Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of the Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions are effective for financial statements of interim or annual periods ending after December 15, 2002.

    In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure (SFAS 148)". SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for the year ended December 31, 2002 and for interim financial statements for the first quarter of 2003. The Company is currently evaluating whether or not to elect the fair value method of accounting for stock compensation.

    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (an interpretation of ARB No. 51)". This Interpretation addresses consolidation by business enterprises of certain variable interest entities, commonly referred to as special purpose entities
(SPEs). The Company has implemented the disclosure provisions of this Interpretation in these financial statements. The Company will be required to implement the other provisions of this Interpretation in 2003.

  Competitive Environment

    The Company operates in highly competitive consumer-product markets, in which cost efficiency, new product offerings and innovation are critical to success.

    Currently, over 90% of our sales are generated in the United States, where consumer product markets are mature and characterized by high household penetration, particularly with respect to our most significant product categories such as laundry detergents. The consumer products industry, particularly the detergent, personal care and deodorizing categories, is intensely competitive. To protect our existing market share or to capture increased market share, the Company may need to increase expenditures for promotions and advertising and to introduce and establish new products.

    Many of our competitors are large companies, including The Procter & Gamble Company, Unilever, Inc., The Clorox Company, Colgate-Palmolive Company, and S.C. Johnson & Son, Inc., which have greater financial resources than the Company. These companies have the capacity to outspend the Company in an attempt to gain market share.

    Because of the competitive environment facing retailers, the Company faces pricing pressure from these customers, particularly the high-volume retail store customers, who have increasingly sought to obtain pricing concessions or better trade terms. These concessions or terms could reduce the Company's margins. Furthermore, if the Company is unable to maintain price or trade terms acceptable to its trade customers, the customers could increase product purchases from our competitors, which would harm the Company's sales and profitability.

    Consumer products, particularly those that are value-priced, are subject to significant price competition. From time to time, the Company may need to reduce the prices for some of its products to respond to competitive and customer pressures and to maintain market share.

    Most of the Company's laundry and household cleaning products are sold as value brands, which makes their cost position most important. To stay competitive in this category, the Company acquired USA Detergents outright on May 25, 2001, after a short-lived joint venture had been formed which combined both laundry detergent businesses. The acquisition combined Church & Dwight's ARM & HAMMER Powder and Liquid Laundry Detergents and USA Detergents' XTRA Powder and Liquid Detergents and NICE 'N FLUFFY Liquid Fabric Softener brands. This combination increased the Company's laundry product sales to over $400 million a year, making it the third largest entity in the $7 billion U.S. laundry detergent business. The Company expected the synergies from the combination to potentially reach an annual rate of $15 million a year once the integration was completed. In 2002, the Company gained the full-year benefit of the manufacturing, distribution and back office integration programs completed in the back half of the previous year. In addition, about mid-year 2002, the Company implemented a series of packaging and formulation changes designed to more fully integrate the two product lines. Based on this activity, the Company significantly increased the contribution from the laundry business in 2002, and is operating at or above its target synergy levels by year-end.

    The Company has entered the oral care and personal care and deodorizing businesses using the unique strengths of its ARM & HAMMER trademark and baking soda technology. These are highly innovative markets, characterized by a continuous flow of new products and line extensions, and requiring heavy advertising and promotion.

    In the toothpaste category, after two years of leading its category in growth, driven by the success of ARM & HAMMER ADVANCE WHITE toothpaste, the Company's share dropped in both 2001 and 2002 mainly as a result of competitive new products and aggressive spending by other manufacturers in the category.

    In the personal care category, several new products and line extensions in oral care were expanded during the final quarter of 2001, in particular ARM & HAMMER Advance Breath Care, a line of oral deodorization products including mouthwash, mints and toothpaste. This oral care line of products did not live up to our expectations in 2002 particularly since key retailers started moving away from mints and therapeutic gums in the oral care aisle of the store. Unless this trend can be halted or reversed, this particular line of products could potentially be de-listed by those retailers. On the other hand, the Company's re-launch of its deodorant antiperspirant with the introduction of ARM & HAMMER UltraMax Deodorant Antiperspirant performed well during 2002.

    Early in 2002, the Company transferred production of Arrid and Lady's Choice antiperspirants from the former Carter-Wallace plant at Cranbury, New Jersey, to the more efficient Company plant at Lakewood, New Jersey. The Company completed this process, as well as the full integration of the supply chain and other systems, during the third quarter of 2002.

    In the final quarter of 2000, the Company introduced a line extension in the deodorizing area: ARM & HAMMER Shaker Baking Soda, and in early 2001, ARM & HAMMER Vacuum Free Foam Carpet Deodorizer, a companion product to ARM & HAMMER Carpet & Room Deodorizer. The latter of these introductions enabled the Company to lead the category growth in carpet deodorizers again in 2002. In the final quarter of 2001, the Company introduced another deodorizing line extension: ARM & HAMMER Crystal Blend, a scoopable cat litter with silica gel crystals and baking soda for superior deodorization.

    The Company has recently announced several new consumer product initiatives. Early in 2003, the Company launched Arrid Total Soft Solid antiperspirants targeted primarily to women, and broadened its ARM & HAMMER Ultramax antiperspirant line by adding a gel primarily targeted at men. To strengthen its toothpaste franchise, the Company introduced ARM & HAMMER Complete Care, the first ARM & HAMMER all-in-one toothpaste. In the laundry area, the Company launched ARM & HAMMER Fresh 'N Soft Liquid Fabric Softener as a companion product to the existing fabric softener dryer sheets. These products should all reach broad national distribution during the second quarter. In addition, beginning in the second quarter, the Company expects to launch Brillo Scrub 'N Toss, a disposable cleaning pad, and the Company's first major extension to the Brillo line. These introductions usually involve heavy marketing costs in the year of launch, and the eventual success of these new product and line extensions will not be known for some time.

    In the Specialty Products business, competition within the two major product categories, sodium bicarbonate and potassium carbonate, remained intense in 2002. Sodium bicarbonate sales have been negatively impacted for several years by a nahcolite-based sodium bicarbonate manufacturer, which has been operating at the lower end of the business and has been making an effort to enter the higher end. This particular competitor has recently sold its business to another company who has entered the sodium bicarbonate business. Furthermore, late in 2000, another major competitor, who is an affiliate of an energy services company entered the sodium bicarbonate market using a new nahcolite manufacturing technology process. To strengthen its competitive position, the Company has completed the modernization of its Green River facility to provide better availability of specialized grades, and has increased its production capacity at Old Fort. The Company is also increasing its R & D spending on health care, food processing and other high-end applications of sodium bicorbonate, as well as alternative products to compete with the lower end of the market. As for potassium carbonate, the Company expects imports of video glass and production from foreign suppliers to affect U.S. demand in 2003 as it did in 2002.

    During the year, the Company continued to pursue opportunities to build a specialized industrial cleaning business using our aqueous-based technology. In early 1999, the Company extended its alliance with Safety-Kleen Corp. to build a specialty cleaning products business based on our technology and their sales and distribution organization. The second year of this alliance was impacted by Safety-Kleen's financial difficulties leading to a Chapter 11 filing in June of 2000, and a major reorganization implemented during the second half of that year. While this opportunity has demonstrated more stability in 2002 and continues to hold great promise, the outcome will not be known for some time.

  Cautionary Note on Forward-Looking Statements

    This annual report contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales growth, cash flow and cost improvement programs. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and the Company's determination and ability to exercise its option to acquire the remaining 50% interest in Armkel. With regard to the new product introductions referred to in this report, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the acquisition or divestiture of assets.

    The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the U.S. Securities and Exchange Commission. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                                                        2002                         2001
COMMON STOCK PRICE RANGE AND DIVIDENDS                         LOW      HIGH    DIVIDEND    LOW      HIGH    DIVIDEND
--------------------------------------                        ------   ------   --------   ------   ------   --------
1st Quarter.................................................  $25.54   $31.80    $0.075    $19.56   $24.99    $0.07
2nd Quarter.................................................   28.05    36.50     0.075     21.73    27.00     0.07
3rd Quarter.................................................   26.43    33.50     0.075     23.54    28.44     0.075
4th Quarter.................................................   28.00    36.00     0.075     24.35    27.18     0.075
                                                              ------   ------    ------    ------   ------    -----
Full Year...................................................  $25.54   $36.50    $ 0.30    $19.56   $28.44    $0.29
                                                              ======   ======    ======    ======   ======    =====

---------------

Based on composite trades reported by the New York Stock Exchange.

Approximate number of holders of Church & Dwight's Common Stock as of December 31, 2002: 10,000.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 2002        2001       2000
(Dollars in thousands, except per share data)                 ----------   --------   --------
NET SALES...................................................  $1,047,149   $959,707   $691,191
Cost of sales...............................................     735,928    680,211    450,321
                                                              ----------   --------   --------
GROSS PROFIT................................................     311,221    279,496    240,870
Marketing expenses..........................................      86,195     74,803     74,080
Selling, general and administrative expenses................     120,512    111,832     92,718
Plant shutdown and other items..............................          --       (660)    21,911
                                                              ----------   --------   --------
INCOME FROM OPERATIONS......................................     104,514     93,521     52,161
Equity in earnings (loss) of affiliates.....................      21,520     (6,195)     3,011
Investment earnings.........................................       1,793      2,224      2,032
Other income (expense)......................................      (2,618)      (269)      (187)
Interest expense............................................     (23,974)   (11,537)    (4,856)
                                                              ----------   --------   --------
INCOME BEFORE MINORITY INTEREST AND TAXES...................     101,235     77,744     52,161
Minority interest...........................................         143      3,889        287
                                                              ----------   --------   --------
Income before taxes.........................................     101,092     73,855     51,874
Income taxes................................................      34,402     26,871     18,315
                                                              ----------   --------   --------
NET INCOME..................................................  $   66,690   $ 46,984   $ 33,559
                                                              ==========   ========   ========
Weighted average shares outstanding (in thousands)--
  Basic.....................................................      39,630     38,879     38,321
Weighted average shares outstanding (in thousands)--
  Diluted...................................................      41,809     40,819     39,933
                                                              ==========   ========   ========
NET INCOME PER SHARE -- BASIC...............................  $     1.68   $   1.21   $    .88
NET INCOME PER SHARE -- DILUTED.............................  $     1.60   $   1.15   $    .84
                                                              ==========   ========   ========

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2002       2001
(Dollars in thousands, except share data)                     --------   --------
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $ 76,302   $ 52,446
Accounts receivable, less allowances of $1,546 and $3,666...   100,252    106,291
Inventories.................................................    82,674    101,214
Deferred income taxes.......................................    18,154     19,849
Note receivable and current portion of long-term note
  receivable................................................       870      5,803
Prepaid expenses............................................     7,184      7,604
                                                              --------   --------
TOTAL CURRENT ASSETS........................................   285,436    293,207
                                                              --------   --------
PROPERTY, PLANT AND EQUIPMENT (NET).........................   240,007    231,449
NOTES RECEIVABLE............................................     9,708     11,951
EQUITY INVESTMENT IN AFFILIATES.............................   131,959    115,121
LONG-TERM SUPPLY CONTRACTS..................................     6,538      7,695
TRADENAMES AND OTHER INTANGIBLES............................    90,036    140,873
GOODWILL....................................................   202,388    127,320
OTHER ASSETS................................................    22,169     21,469
                                                              --------   --------
TOTAL ASSETS................................................  $988,241   $949,085
                                                              ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings.......................................  $  4,490   $  3,220
Accounts payable and accrued expenses.......................   162,907    176,176
Current portion of long-term debt...........................    11,455      8,360
Income taxes payable........................................    12,315      8,260
                                                              --------   --------
TOTAL CURRENT LIABILITIES...................................   191,167    196,016
                                                              --------   --------
LONG-TERM DEBT..............................................   352,488    406,564
DEFERRED INCOME TAXES.......................................    57,103     27,032
DEFERRED AND OTHER LONG-TERM LIABILITIES....................    24,014     19,164
NONPENSION POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS.......    15,609     15,880
MINORITY INTEREST...........................................       214      2,126
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred Stock -- $1.00 par value
  Authorized 2,500,000 shares, none issued..................        --         --
Common Stock -- $1.00 par value
  Authorized 100,000,000 shares, issued 46,660,988 shares...    46,661     46,661
Additional paid-in capital..................................    39,550     28,414
Retained earnings...........................................   367,211    312,409
Accumulated other comprehensive (loss)......................   (16,919)    (9,728)
                                                              --------   --------
                                                               436,503    377,756
Common stock in treasury, at cost:
  6,763,554 shares in 2002 and 7,518,105 shares in 2001.....   (88,857)   (95,453)
                                                              --------   --------
TOTAL STOCKHOLDERS' EQUITY..................................   347,646    282,303
                                                              ========   ========
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $988,241   $949,085
                                                              ========   ========

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002       2001        2000
(Dollars in thousands)                                        --------   ---------   --------
CASH FLOW FROM OPERATING ACTIVITIES
NET INCOME..................................................  $ 66,690   $  46,984   $ 33,559
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation, depletion and amortization..................    27,890      27,843     23,454
  Disposal and write-down of assets.........................     6,193          --     15,266
  (Equity) loss in earnings of affiliates...................   (21,520)      6,195     (3,011)
  Deferred income taxes.....................................    17,817       7,295     (4,067)
  Other.....................................................     2,319          93       (151)
Change in assets and liabilities: (net of effects of
  acquisitions and divestitures)
  Decrease (increase) in accounts receivable................     5,876     (25,518)      (923)
  Decrease (increase) in inventories........................    16,771     (14,544)    17,110
  (Increase) in prepaid expenses............................      (394)     (2,161)      (618)
  (Decrease) increase in accounts payable...................   (18,982)    (12,232)    20,377
  Increase in income taxes payable..........................    10,199       5,669        291
  Increase in other liabilities.............................     1,157       2,021      1,472
                                                              --------   ---------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................   114,016      41,645    102,759
CASH FLOW FROM INVESTING ACTIVITIES
Decrease in short-term investments..........................        --       2,990      1,009
Additions to property, plant and equipment..................   (38,739)    (34,086)   (21,825)
Purchase of USA Detergents common stock.....................        --    (100,707)   (10,384)
Acquisition of Biovance stock (net of cash acquired of
  $365).....................................................    (7,756)         --         --
Distributions from affiliates...............................     4,670       6,350      4,132
Investment in affiliates, net of cash acquired..............    (2,731)   (108,250)      (360)
Purchase of other assets....................................        --      (2,568)    (2,321)
Proceeds from notes receivable..............................     5,803       3,087      3,000
Proceeds from sale of fixed assets..........................     1,460       2,530         --
Purchase of new product lines...............................        --    (129,105)        --
Investment in notes receivable..............................        --     (16,380)        --
Other.......................................................    (1,077)     (1,019)      (442)
                                                              --------   ---------   --------
NET CASH USED IN INVESTING ACTIVITIES.......................   (38,370)   (377,158)   (27,191)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds (repayments) from short-term borrowing.............     2,457     (10,792)   (12,166)
(Repayments) of long-term borrowings........................   (52,751)   (171,114)   (37,831)
Proceeds from stock options exercised.......................    10,868       9,168      7,465
Purchase of treasury stock..................................        --          --    (20,484)
Payment of cash dividends...................................   (11,888)    (11,275)   (10,744)
Deferred financing costs....................................      (476)     (9,601)        --
Proceeds from long-term borrowing...........................        --     560,000         --
                                                              --------   ---------   --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........   (51,790)    366,386    (73,760)
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................    23,856      30,873      1,808
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    52,446      21,573     19,765
                                                              --------   ---------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 76,302   $  52,446   $ 21,573
                                                              ========   =========   ========
Cash paid during the year for:
  Interest (net of amounts capitalized).....................  $ 23,362   $   9,948   $  4,838
  Income taxes..............................................     4,421      15,292     22,404
Acquisitions in which liabilities were assumed are as
  follows:
Fair value of assets........................................  $ 14,889   $ 293,402   $     --
Cash paid for stock and product lines.......................    (8,121)   (229,812)        --
                                                              --------   ---------   --------
Liabilities assumed.........................................  $  6,768   $  63,590   $     --
                                                              ========   =========   ========

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                AMOUNTS
                                               -------------------------------------------------------------------------
                           NUMBER OF SHARES                                                   ACCUMULATED
                           -----------------                         ADDITIONAL                  OTHER
                           COMMON   TREASURY   COMMON    TREASURY     PAID-IN     RETAINED   COMPREHENSIVE    DUE FROM
                           STOCK     STOCK      STOCK      STOCK      CAPITAL     EARNINGS   INCOME (LOSS)   SHAREHOLDER
(In thousands)             ------   --------   -------   ---------   ----------   --------   -------------   -----------
JANUARY 1, 2000..........  46,661    (7,805)   $46,661   $ (87,021)   $18,356     $253,885     $ (4,599)        $(549)
Net Income...............     --         --         --          --         --       33,559           --            --
Translation
  adjustments............     --         --         --          --         --           --       (1,599)           --
Available for sale
  securities, net of
  taxes of $1,923........     --         --         --          --         --           --       (3,191)           --
Comprehensive Income.....
Cash dividends...........     --         --         --          --         --      (10,744)          --            --
Stock option plan
  transactions including
  related income tax
  benefit of $2,245......     --        702         --       5,629      4,081           --           --            --
Purchase of treasury
  stock..................     --     (1,185)        --     (20,484)        --           --           --            --
Other stock issuances....     --          5         --          40         77           --           --            --
Repayment of shareholder
  loan...................     --         --         --          --         --           --           --           549
                           ------    ------    -------   ---------    -------     --------     --------         -----
DECEMBER 31, 2000........  46,661    (8,283)    46,661    (101,836)    22,514      276,700       (9,389)            0
Net Income...............     --         --         --          --         --       46,984           --            --
Translation
  adjustments............     --         --         --          --         --           --       (2,163)           --
Available for sale
  securities, net of
  taxes of $1,923........     --         --         --          --         --           --        3,191            --
Interest rate swap
  agreements, net of
  taxes of $823..........     --         --         --          --         --           --       (1,367)
Comprehensive Income.....
Cash dividends...........     --         --         --          --         --      (11,275)          --            --
Stock option plan
  transactions including
  related income tax
  benefit of $2,913......     --        757         --       6,311      5,769           --           --            --
Other stock issuances....     --          8         --          72        131           --           --            --
                           ------    ------    -------   ---------    -------     --------     --------         -----
DECEMBER 31, 2001........  46,661    (7,518)    46,661     (95,453)    28,414      312,409       (9,728)            0
NET INCOME...............     --         --         --          --         --       66,690           --            --
TRANSLATION ADJUSTMENTS..     --         --         --          --         --           --       (3,732)           --
MINIMUM PENSION
  LIABILITY, NET OF TAXES
  OF $1,497..............     --         --         --          --         --           --       (2,417)           --
INTEREST RATE SWAP
  AGREEMENTS, NET OF
  TAXES OF $645..........     --         --         --          --         --           --       (1,042)
COMPREHENSIVE INCOME.....
COMPENSATION EXPENSE
  RELATING TO STOCK
  OPTIONS................     --         --         --          --        804           --           --            --
CASH DIVIDENDS...........     --         --         --          --         --      (11,888)          --            --
STOCK OPTION PLAN
  TRANSACTIONS INCLUDING
  RELATED INCOME TAX
  BENEFIT OF $5,923......     --        750         --       6,556     10,235           --           --            --
OTHER STOCK ISSUANCES....     --          4         --          40         97           --           --            --
                           ------    ------    -------   ---------    -------     --------     --------         -----
DECEMBER 31, 2002........  46,661    (6,764)   $46,661   $ (88,857)   $39,550     $367,211     $(16,919)        $   0
                           ======    ======    =======   =========    =======     ========     ========         =====

                              AMOUNTS
                           -------------

                           COMPREHENSIVE
                              INCOME
(In thousands)             -------------
JANUARY 1, 2000..........
Net Income...............     $33,559
Translation
  adjustments............      (1,599)
Available for sale
  securities, net of
  taxes of $1,923........      (3,191)
                              -------
Comprehensive Income.....      28,769
                              =======
Cash dividends...........
Stock option plan
  transactions including
  related income tax
  benefit of $2,245......
Purchase of treasury
  stock..................
Other stock issuances....
Repayment of shareholder
  loan...................
DECEMBER 31, 2000........
Net Income...............      46,984
Translation
  adjustments............      (2,163)
Available for sale
  securities, net of
  taxes of $1,923........       3,191
Interest rate swap
  agreements, net of
  taxes of $823..........      (1,367)
                              -------
Comprehensive Income.....      46,645
                              =======
Cash dividends...........
Stock option plan
  transactions including
  related income tax
  benefit of $2,913......
Other stock issuances....
DECEMBER 31, 2001........
NET INCOME...............      66,690
TRANSLATION ADJUSTMENTS..      (3,732)
MINIMUM PENSION
  LIABILITY, NET OF TAXES
  OF $1,497..............      (2,417)
INTEREST RATE SWAP
  AGREEMENTS, NET OF
  TAXES OF $645..........      (1,042)
                              -------
COMPREHENSIVE INCOME.....     $59,499
                              =======
COMPENSATION EXPENSE
  RELATING TO STOCK
  OPTIONS................
CASH DIVIDENDS...........
STOCK OPTION PLAN
  TRANSACTIONS INCLUDING
  RELATED INCOME TAX
  BENEFIT OF $5,923......
OTHER STOCK ISSUANCES....
DECEMBER 31, 2002........

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

  Business

     The Company develops, manufactures and markets a broad range of consumer and specialty products. It sells its products, primarily under the ARM & HAMMER trademark, to consumers through supermarkets, drug stores and mass merchandisers; and to industrial customers and distributors. In 2002, Consumer Products represented approximately 83% and Specialty Products 17% of the Company's net sales. The Company does approximately 92% of its business in the United States.

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The Company's 50% interest in its Armand Products Company joint venture, the ArmaKleen Company joint venture and Armkel LLC have been accounted for under the equity method of accounting. During 2002, the Company increased its ownership of QGN, its Brazilian subsidiary from 85% to approximately 99%. The Brazilian subsidiary has been consolidated since May 1999 and was previously accounted for under the equity method. All material intercompany transactions and profits have been eliminated in consolidation. The Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America.

  Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent gains and losses at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Management makes estimates regarding inventory valuation, promotional and sales returns reserves, the carrying amount of goodwill and other intangible assets, the realization of deferred tax assets, tax reserves, liabilities related to pensions and other postretirement benefit obligations and other matters that affect the reported amounts and other disclosures in the financial statements. Estimates by their nature are based on judgement and available information. Therefore, actual results could differ materially from those estimates, and it is possible such changes could occur in the near term.

  Revenue Recognition

     Revenue is recognized when the earning process is complete and the risks and rewards of ownership have transferred to the customer, which is considered to have occurred upon shipment of the finished product. The Company accounts for shipping and handling costs as a component of cost of sales. Amounts invoiced to customers are included in determining net sales.

  Promotional and Sales Returns Reserves

     The reserves for consumer and trade promotion liabilities, and sales returns are established based on the Company's best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. The Company uses historical trend experience and coupon redemption provider input in arriving at coupon reserve requirements, and forecasted appropriations, customer and sales organization inputs, and historical trend analysis in arriving at the reserves required for other promotional reserves and sales returns. While the Company believes that promotional reserves are adequate and that the judgement applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future.

  Impairment of Long-lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In such situations, long-lived assets are considered impaired when estimated future cash flows (undiscounted and without interest charges) resulting from the use of the asset and its eventual disposition are less than the asset's carrying amount. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations. When an impairment is indicated, the estimated future cash flows are then discounted to determine the estimated fair value of the asset and an impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows.

  Foreign Currency Translation

     Financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52. Gains and losses are recorded in Other Comprehensive Income. Gains and losses on foreign currency transactions were recorded in the Consolidated Statement of Income and were not material.

  Cash Equivalents

     Cash equivalents consist of highly liquid short-term investments, which mature within three months of purchase.

  Inventories

     Inventories are valued at the lower of cost or market. Approximately 57% and 50% of the inventory at December 31, 2002 and 2001, respectively, determined cost using the last-in, first-out (LIFO) method. The remaining inventory determined cost using the first-in, first-out (FIFO) method. When appropriate, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market (net realizable value), including any costs to sell or dispose. The Company identifies any slow moving, obsolete or excess inventory to determine whether a valuation allowance is indicated. The determination of whether inventory items are slow moving, obsolete or in excess of needs requires estimates and assumptions about the future demand for the Company's products, technological changes, and new product introductions. The estimates as to the future demand used in the valuation of inventory are dependent on the ongoing success of its products. In addition, the Company's allowance for obsolescence may be impacted by the rationalization of the number of stock keeping units. To minimize this risk, the Company evaluates its inventory levels and expected usage on a periodic basis and records adjustments as required. Reserves for inventory obsolescence were $5.3 million at December 31, 2002, and $6.7 million at December 31, 2001.

  Property, Plant and Equipment

     Property, plant and equipment and additions thereto are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the respective assets.

  Software

     The Company accounts for software in accordance with Statement of Position
(SOP) 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The SOP requires companies to capitalize certain costs of developing computer software. Amortization is provided by the straight-line method over the estimated useful lives of the software.

  Long-Term Supply Contracts

     Long-term supply contracts represent advance payments under multi-year contracts with suppliers of raw materials and finished goods inventory. Such advance payments are applied over the lives of the contracts using the straight-line method.

  Derivatives

     All derivatives are recognized as assets or liabilities at fair value in the accompanying Consolidated Balance Sheets.

     Derivatives designated as hedges are either (1) a hedge of the fair value of a recognized asset or liability ("fair value" hedge), or (2) a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge).

     - Changes in the fair value of derivatives that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings.

     - Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recorded in Other Comprehensive Loss until earnings are affected by the variability of cash flows of the hedged asset or liability. Any ineffectiveness related to these hedges are recorded directly in earnings. The amount of the ineffectiveness was not material.

     - Changes in the fair value of derivatives not designated or qualifying as an accounting hedge are recorded directly to earnings.

  Goodwill and Other Intangible Assets

     The Company accounts for Goodwill and Other Intangible Assets in accordance with SFAS No. 142. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS No. 142 requires these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives using the straight-line method. Indefinite lived assets acquired prior to June 30, 2001 were amortized through December 31, 2001. This would include the Brillo and related brand acquisition, the investment in QGN, the bathroom cleaner product lines and the USAD acquisition. Indefinite lived assets acquired as part of the anti-perspirant and pet care acquisition was not amortized based upon the provisions of SFAS No. 142.

  Selected Operating Expenses

     Research & development costs in the amount of $26,877,000 in 2002, $21,803,000 in 2001 and $19,363,000 in 2000, and marketing costs in the amount of $86,195,000 in 2002, $74,803,000 in 2001 and $74,080,000 in 2000, were charged to operations as incurred.

  Earnings Per Share

     Basic EPS is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS includes additional dilution from potential common stock issuable pursuant to the exercise of stock options outstanding. Antidilutive stock options, in the amounts of 606,730, 129,000 and 547,000 for 2002, 2001 and 2000, have been excluded.

     The following table reflects the components of common shares outstanding for each of the three years ended December 31, 2002 in accordance with SFAS No. 128:

                                                               2002     2001     2000
                                                              ------   ------   ------
Weighted average common shares outstanding -- basic.........  39,630   38,879   38,321
Dilutive effect of stock options............................   2,179    1,940    1,612
                                                              ------   ------   ------
Equivalent average common shares outstanding -- diluted.....  41,809   40,819   39,933

  Stock Based Compensation

     The Company accounts for costs of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", rather than the fair-value based method in Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". The Company recognized compensation expense (net of tax) of approximately $497,000 in 2002, and $0 in 2001 and 2000, respectively, in accordance with APB 25. Had compensation cost been determined based on the fair values of the stock options at the date of grant in accordance with SFAS 123, the Company would have recognized compensation expense, net of taxes, of $4,480,000, $2,670,000 and $2,577,000 for 2002, 2001 and 2000, respectively. The

Company's pro forma net income and pro forma net income per share for 2002, 2001 and 2000 would have been as follows:

                                                               2002      2001      2000
(In thousands, except for per share data)                     -------   -------   -------
NET INCOME
As reported.................................................  $66,690   $46,984   $33,559
Pro forma...................................................   62,707    44,314    30,982
NET INCOME PER SHARE: BASIC
As reported.................................................  $  1.68   $  1.21   $  0.88
Pro forma...................................................     1.58      1.14      0.81
NET INCOME PER SHARE: DILUTED
As reported.................................................  $  1.60   $  1.15   $  0.84
Pro forma...................................................     1.51      1.09      0.78

  Comprehensive Income

     Comprehensive income consists of net income, available for sale securities, foreign currency translation adjustments, changes in the fair value of certain derivative financial instruments designated and qualifying as cash flow hedges, and minimum pension liability adjustments, and is presented in the Consolidated Statements of Changes in Stockholders' Equity and in note 13.

  Income Taxes

     The Company recognizes deferred income taxes under the liability method; accordingly, deferred income taxes are provided to reflect the future consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Management provides valuation allowances against the deferred tax asset for amounts which are not considered "more likely than not" to be realized.

  Recent Accounting Pronouncements

     In November 2001, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") reached a consensus on Issue 01-9 (formerly EITF issues 00-14 and 00-25), "Accounting for Consideration Given to a Customer or Reseller of the Vendor's Products". This EITF addressed the recognition, measurement and income statement classification of consideration from a vendor to a customer in connection with the customer's purchase or promotion of the vendor's products. The EITF requires the cost of such items as coupons, slotting allowances, cooperative advertising arrangements, buydowns, and other allowances to be accounted for as a reduction of revenues, not as a marketing expense as the Company did previously. The full year 2001 and 2000 net sales have been reclassified to conform with this pronouncement. The impact was a reduction of net sales of approximately $130.3 million in 2002, $121.2 million in 2001, and $104.5 million in 2000. This consensus did not have an effect on net income. In accordance with the consensus reached, the Company adopted the required accounting beginning January 1, 2002.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company has assessed SFAS No. 143 and does not anticipate it to have a material impact on the Company's financial statements. The effective date for the Company is January 1, 2003.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company has evaluated the impact of the SFAS No. 144 and has determined there is no material impact on the Company's consolidated financial statements.

     During the second quarter of 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements". This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The Company will adopt the provisions of this Statement upon its effective date and does not anticipate it to have a material effect on its financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize certain costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("Interpretation"). This Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of the Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions are effective for financial statements of interim or annual periods ending after December 15, 2002.

     In December 2002, the FASB issued Statement No 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure (SFAS 148)". SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for the year ended December 31, 2002 and for interim financial statements for the first quarter of 2003. The Company is currently evaluating whether or not to elect the fair value method of accounting for stock compensation.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (an interpretation of ARB No. 51)". This Interpretation addresses consolidation by business enterprises of certain variable interest entities, commonly referred to as special purpose entities
(SPEs). The Company has implemented the disclosure provisions of this Interpretation in these financial statements. The Company will be required to implement the other provisions of this Interpretation in 2003.

  Reclassification

     Certain prior year amounts have been reclassified in order to conform with the current year presentation.

2.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001. Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                                    2002                  2001
                                                             -------------------   -------------------
                                                             CARRYING     FAIR     CARRYING     FAIR
                                                              AMOUNT     VALUE      AMOUNT     VALUE
(In thousands)                                               --------   --------   --------   --------
Financial Assets:
  Note receivable and current portion of note receivable...  $    870   $    870   $  5,803   $  5,803
  Long-term notes receivable...............................     9,708      9,375     11,951     11,789
Financial Liabilities:
  Short-term borrowings....................................     4,490      4,490      3,220      3,220
  Current portion of long-term debt........................    11,455     11,455      8,360      8,360
  Long-term debt...........................................   352,488    352,488    406,564    406,564
  Interest rate swap contracts.............................     3,899      3,899      2,192      2,192

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments reflected in the Consolidated Balance
Sheets:

  Notes Receivable

     The cost of notes receivable are initially recorded at their face value and are then discounted using an interest factor management believes appropriate for the credit risk involved at the date of acquisition. The market value of the notes receivable reflects what management believes is the appropriate interest factor at December 31, 2002, based on similar risks in the market.

  Short-term Borrowings

     The amounts of unsecured lines of credit equal fair value because of short maturities and variable interest rates.

  Long-term Debt and Current Portion of Long-term Debt

     The Company estimates that based upon the Company's financial position and the variable interest rate, the carrying value approximates fair value.

  Interest Rate Swap Contracts

     The fair values are estimated amounts the Company would receive or pay to terminate the agreements at the balance sheet date, taking into account current interest rates.

  Foreign Currency

     The Company is subject to exposure from fluctuations in foreign currency exchange rates, primarily U.S. Dollar/ British Pound, U.S. Dollar/Japanese Yen, U.S. Dollar/Canadian Dollar and U.S. Dollar/Brazilian Real. The Company, from time to time, enters into forward exchange contracts to hedge anticipated but not yet committed sales denominated in the Canadian dollar, the British pound and the Japanese Yen. The terms of these contracts are for periods of under 12 months. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows from the sale of products to foreign customers will be adversely affected by changes in exchange rates. The Company did not have any forward exchange contracts outstanding at December 31, 2002 and December 31, 2001.

     The Company is also subject to translation exposure of the Company's foreign subsidiary's financial statements.

  Interest Rate Risk

     The Company's primary domestic borrowing facility is made up of a $510 million credit agreement of which $358.5 million remained outstanding as of December 31, 2002; and $100 million of a revolving credit agreement all of which was un-drawn at December 31, 2002. The weighted average interest rate on these borrowings at December 31, 2002, excluding deferred financing costs and commitment fees, was approximately 5.1% including hedges. The Company entered into interest rate swap agreements to reduce the impact of interest rate fluctuations on this debt, as required by the credit agreement. The swap agreements are contracts to exchange floating rate for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2002, the Company entered into agreements for a notional amount of $235 million, swapping debt with a one-month LIBOR rate for a fixed rate that averages 5.8%. As a result, the swap agreements eliminate the variability of interest expense for that portion of the Company's debt. The Company recognized expense of approximately $4.3 million in 2002 and $1.3 million in 2001 as a result of the swap agreements and will recognize $3.9 million of expense in 2003.

     The Company's domestic operations and its Brazilian subsidiary have short and long term debts that are floating rate obligations.

  Equity Derivatives

     The Company has entered into equity derivative contracts on its own stock in order to minimize the impact on earnings resulting from fluctuations in market price of shares in the Company's deferred compensation plan. These contracts in the amount of 165,000 shares hedge approximately 50% of the shares in the plan and are marked to market through earnings at December 31, 2002. The Company recognized income of approximately $.4 million in 2002, and expense of $.5 million in 2001.

3.  INVENTORIES

     Inventories are summarized as follows:

                                                               2002       2001
                       (In thousands)                         -------   --------
Raw materials and supplies..................................  $30,987   $ 28,869
Work in process.............................................      142        651
Finished goods..............................................   51,545     71,694
                                                              -------   --------
                                                              $82,674   $101,214
                                                              =======   ========

     Inventories valued on the LIFO method totaled $47,452,000 and $49,944,000 at December 31, 2002 and 2001, respectively, and would have been approximately $3,073,000 and $2,759,000 higher, respectively, had they been valued using the first-in, first-out (FIFO) method.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                                ESTIMATED LIVES
                                                            2002       2001         (YEARS)
                     (In thousands)                       --------   --------   ---------------
Land....................................................  $  6,079   $  6,503         N/A
Buildings and improvements..............................   105,469     92,577       15 - 40
Machinery and equipment.................................   267,568    253,749        5 - 20
Office equipment and other assets.......................    30,556     25,037        3 - 10
Software................................................     5,945      5,652           5
Mineral rights..........................................       467        257   based on volume
Construction in progress................................     9,920     17,593         N/A
                                                          --------   --------
                                                           426,004    401,368
Less accumulated depreciation, depletion and
  amortization..........................................   185,997    169,919
                                                          --------   --------
Net property, plant and equipment.......................  $240,007   $231,449
                                                          ========   ========

     Depreciation, depletion and amortization of property, plant and equipment amounted to $22,178,000, $18,968,000 and $18,469,000 in 2002, 2001 and 2000,
respectively. Interest charges in the amount of $603,000, $432,000 and $284,000 were capitalized in connection with construction projects in 2002, 2001 and 2000, respectively.

     During the year, the Company wrote-down the value of one of its plants by approximately $2.1 million, as a result of a reduction of sales volume, which is included in Cost of Sales in the Company's Consolidated Statement of Income. The write-down was determined using discounted cash flows. Both the charge and the remaining carrying value is included in the Consumer segment.

     Also during the fourth quarter, the Company sold its Lambert Kay Hardware, Winsted, Connecticut manufacturing facility for a price that approximates book value. This facility was acquired as part of the Arrid and Lambert Kay purchase from Carter-Wallace. It was sold as part of the Company's decision in 2001 to discontinue the hardware portion of the product line.

5.  ACQUISITIONS

     a. In 1997, the Company acquired a 40% interest in QGN. The investment, costing approximately $10.4 million, was financed internally and included goodwill of approximately $3.3 million. The Company exercised its option to increase its interest to 75% during the second quarter of 1999. The additional 35% ownership cost approximately $9.1 million and included goodwill of approximately $4.8 million. During 2001, the Company increased its ownership position to approximately 85% at a cost of $2.6 million of which $1.7 million was allocated to Goodwill. During 2002, the Company increased its ownership to approximately 99% at a cost of $4.3 million, of which $2.7 million was allocated to Goodwill. Pro forma comparative results of operations are not presented because they are not materially different from the Company's reported results of operations.

     b.  USAD Acquisition and Non-Core Business Divestiture

     On May 25, 2001, the Company and USA Detergents, Inc. ("USAD") closed on its previously announced merger agreement under which the Company acquired USAD, its partner in the previously announced ARMUS LLC joint venture, for $7 per share in an all-cash transaction. The acquisition is accounted for under the purchase method. Results of operations are included in the accompanying financial statements from May 25, 2001.

     The Company and USAD formed the ARMUS joint venture to combine their laundry products businesses in June 2000. Under its terms, the Company had management control of the venture and an option to buy USAD's interest in five years.

     The venture became operational on January 1, 2001, and was dissolved when the Company purchased USAD outright.

     As part of the ARMUS venture, the Company had already acquired 2.1 million shares or 15% of USAD's stock for $15 million or $7 a share. The acquisition agreement extended the same offer price to USAD's remaining stockholders. The Company estimates the total transaction cost, including the assumption of debt, and the initial stock purchase, was approximately $125 million after disposal of unwanted assets. The Company financed the acquisition with a short term bridge loan, which subsequently was refinanced as part of the Carter-Wallace acquisition.

     The Company divested USAD's non-laundry business, which accounted for less than 20% of USAD's sales in 2000, and other non-core assets to former USAD executives.

     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

                       (In thousands)
Current assets..............................................  $ 14,839
Property, plant and equipment...............................    46,591
Tradenames..................................................    29,930
Goodwill....................................................    82,746
Other long-term assets......................................     2,257
                                                              --------
Total assets acquired.......................................   176,363
Current liabilities.........................................   (53,160)
Long-term debt..............................................    (5,425)
Other long-term liabilities.................................    (6,901)
                                                              --------
Net assets acquired.........................................  $110,877
                                                              ========

     The Goodwill and tradenames were amortized until December 31, 2001, using the straight-line method over 30 years.

     As noted, the Company divested USAD's non-laundry business and other non-core assets to former USAD executives concurrent with the merger agreement. The Company has approximately 16% ownership interest in the newly formed company and contributed $400,000. The new company, USA Metro, Inc. (USAM), purchased inventory and other assets for a total of $5,087,000, in the form of two notes receivable. The inventory note of $3,087,000 was secured by a lien on the inventory. The note was due on December 31, 2001 and bore interest at 8% for the first ninety days and 10% thereafter and was paid. The note for all the other assets of $2,000,000 has a maturity of five years and bear interest at 8% for the first two years, 9% for the third year, 10% for the fourth year and 11% for the fifth year and is carried at approximately $1,400,000 using an effective interest rate of 17%.

     The agreement specifies that interest only payments for the first two years may be deferred at the option of the debtor. Commencing with the start of the third year the principal and accrued interest shall be paid monthly based upon a five-year amortization. The unpaid principal and accrued interest as of the maturity date shall be payable in a lump sum on May 24,2006. In the event the unpaid principal and interest is not paid as of the maturity date, the interest rate shall increase by 300 basis points. In the case of default by USAM that is not remedied as provided in the note, the Company may convert the note to additional ownership in USAM.

     In addition to the aforementioned investment in USAM and the note receivable, the Company has a trade receivable balance with USAM of approximately $3.1 million at December 31, 2002.

     During 2002, the Company sold $23.2 million of laundry and cleaning products to USAM. Furthermore, the Company billed USAM $.5 million and USAM billed the Company $.2 million for leased space.

     c.  Carter-Wallace Acquisition

     On September 28, 2001, the Company acquired the consumer products business of Carter-Wallace, Inc. in a partnership with the private equity group, Kelso & Company, for a total negotiated price of approximately $746 million, including the assumption of certain debt plus transaction costs. Under the terms of its agreements with Carter-Wallace and Kelso, the Company acquired Carter-Wallace's U.S. anti-perspirant and pet care businesses outright for a negotiated price of approximately $129 million; and Armkel, LLC, a 50/50 joint venture between the Company and Kelso, acquired the rest of Carter-Wallace's domestic and international consumer products business for a negotiated price of approximately $617 million. The Company accounts for its interest in Armkel on the equity method. (See note 6)

     The Company made the acquisition to increase its personal care product lines and to improve the cost structure of these and existing products.

     The following table summarizes the fair values of the assets acquired and liabilities assumed (related to the anti-perspirant and pet care businesses acquired directly by the Company) at the date of acquisition:

                       (In thousands)
Current assets..............................................  $ 41,587
Property, plant and equipment...............................     3,020
Tradenames..................................................    29,702
Goodwill....................................................    65,058
                                                              --------
Total assets acquired.......................................   139,367
Current liabilities.........................................    (9,349)
                                                              --------
Net assets acquired.........................................  $130,018
                                                              ========

     The results of operations are included in the accompanying financial statements from September 28, 2001.

     The purchase price allocation is based upon an independent appraisal. Goodwill and tradenames are not being amortized, based on the provisions of SFAS 142 "Goodwill and Other Intangible Assets". All the Goodwill is deductible for tax purposes and is included in the consumer products segment.

     d.  Pro forma results -- unaudited

     The following pro forma 2001 and 2000 income statements reflect the impact as though the Company purchased USAD, its share of Armkel and the anti-perspirant and pet care businesses as of the beginning of the period indicated. Pro forma adjustments include the elimination of intercompany sales, inventory set-up adjustments, additional interest expense, depreciation and amortization charges and the related income tax impact.

                                                                  2001                     2000
                                                         ----------------------   ----------------------
                                                         HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                                            CHD        RESULTS       CHD        RESULTS
(Dollars in thousands, except per share data)            ----------   ---------   ----------   ---------
Net Sales..............................................    $959.7     $1,054.7      $691.2     $1,023.6
Income from Operations.................................      93.5         82.8        52.2         51.1
Equity Income..........................................      (6.2)        12.2         3.0          9.8
Net Income.............................................      47.0         43.5        33.6         21.2
EPS -- Basic...........................................    $ 1.21     $   1.12      $ 0.88     $   0.55
EPS -- Diluted.........................................    $ 1.15     $   1.07      $ 0.84     $   0.53

     e. Early in 2002, the Company acquired Biovance Technologies, Inc., a small Oskaloosa, Iowa-based producer of specialty feed ingredients, which complement our existing range of animal nutrition products. The purchase price paid in 2002 was approximately $7.8 million (net of cash acquired) and included the assumption of debt. An additional payment of $3.4 million was made in February 2003 based upon 2002 operating performance and was charged to goodwill in the accompanying balance sheet. An additional payment will be required based on 2003 operating performance which cannot exceed $8.6 million. Pro forma comparative results of operations are not presented because they are not materially different from the Company's reported results of operations. Results of operations are included in the accompanying financial statements from January 1, 2002, the date of the acquisition.

6.  ARMKEL EQUITY INVESTMENT

     The following table summarizes financial information for Armkel LLC. Late in 2002, Armkel entered into an agreement to sell its Italian subsidiary to a group, comprising local management and private equity investors, for a price of approximately $22 million. Armkel accounted for the subsidiary as a discontinued operation. The 2001 results and balance sheet have reclassifications to reflect this. Armkel closed on the sale at the end of February. The Company accounts for its 50% interest under the equity method.

                                                                12 MONTHS       3 MONTHS
                                                                  ENDED           ENDED
                                                              DEC. 31, 2002   DEC. 31, 2001
                       (in thousands)                         -------------   -------------
Income statement data:
Net sales...................................................    $383,782        $ 77,561
Gross profit................................................     210,833          27,115
Net income (loss)...........................................      31,214         (15,648)
Equity in affiliate (loss)..................................      18,107         (10,009)

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2002      2001
                                                              --------   -------
Balance sheet data:
Current assets..............................................  $246,307   271,583
Noncurrent assets...........................................   562,207   540,152
Short-term debt.............................................    28,556     3,602
Current liabilities (excluding short-term debt).............   110,224   140,568
Long-term debt..............................................   411,634   439,750
Other long-term liabilities.................................    28,420    24,229
Partners' equity............................................   229,680   203,586

     The venture's Board has equal representation from the Company and Kelso.

     The Armkel venture was financed with $229 million in equity contributions from the Company and Kelso and an additional $445 million in debt. Armkel entered into a syndicated bank credit facility and also issued senior subordinated notes to finance its investment in the acquisition of Carter-Wallace. The long-term $305 credit facility consists of $220 million in 6 and 7-year term loans, all of which were drawn at closing and an $85 million revolving credit facility, which remained fully undrawn at December 31, 2002. Armkel issued $225 million of 9.5% senior debt notes due in eight years with interest paid semi-annually, therefore, Armkel had $443 million of total debt utilized as of December 31, 2002 after $2 million of repayments in 2002. The weighted average interest rate on the credit facility borrowings at December 31, 2002, excluding deferred financing costs and commitment fees, was approximately 5.0% including hedges. Any debt on Armkel's balance sheet is without recourse to the Company.

     Under the partnership agreement with Kelso, the Company is allocated 50% of all book and tax profits. If there are losses, the Company is allocated 50% of all book and tax losses up to $10 million and 100% of such losses above that level for the period starting September 29, 2001, the date of the acquisition. As a result, the Company recorded a loss of approximately $10.0 million on its investment in Armkel in 2001. In 2002, the Company was allocated the first $5 million of Armkel's net income to offset the additional loss it was allocated in 2001. Net income after the first $5 million was allocated 50% to the Company.

     Substantial synergies have been achieved by combining certain of its operations with those of Armkel, particularly in the areas of sales, manufacturing and distribution, and most service functions. Armkel retained its core marketing, research & development, and financial planning capabilities, and continues to manufacture condoms, but purchases virtually all the support services it requires for its U.S. domestic business from the Company under a management services agreement, which has a term of five years with possible renewal. As a first step, the Company merged the two sales organizations during the fourth quarter of 2001. In early 2002, the Company transferred production of antiperspirants and depilatories from the former Carter-Wallace plant at Cranbury, NJ, to the Company's plant at Lakewood, NJ, which is a more efficient producer of antiperspirants and other personal care products. During early 2002, the Company completed the integration of the planning and purchasing, accounting and management information systems, and other service functions.

     During 2002, the Company invoiced Armkel $22.5 million for primarily administrative and management oversight services (which is included as a reduction of selling, general and administrative expenses), and purchased $7.1 million of deodorant antiperspirant inventory produced by Armkel at its cost. The Company sold Armkel $1.4 million of ARM & HAMMER products to be sold in international markets. Armkel invoiced the Company $1.7 million of transition administrative services. The Company has an open receivable from Armkel at December 31, 2002 of approximately $4.8 million that primarily related to administrative services, partially offset by amounts owed for inventory.

     Under the terms of its joint venture agreement with Kelso, the Company has a call option to acquire Kelso's interest in Armkel in three to five years after the closing, at fair market value as defined in the joint venture agreement subject to a floor and cap. If the Company does not exercise its call option, then Kelso may request the Company to purchase its interest. If the Company elects not to purchase Kelso's interest, then Kelso's and the Company's equity in the joint venture may be offered to a third party. If a third party sale should occur, depending on the proceeds received, the Company may be required to make a payment to Kelso up to an amount of approximately $112 million. Kelso also may elect to have the Company purchase its interest for $112 million. This amount is not payable until the eighth year from the formation of the venture. Finally, Kelso may require the Company to purchase its interest upon a change in control of the Company as defined in the joint venture agreement.

     Simultaneous with this transaction, Carter-Wallace and its pharmaceutical business merged into a newly formed company set up by pharmaceutical industry executives and backed by two well-known private equity firms. While the Company and Armkel are not affiliated with the pharmaceutical venture, Armkel had agreed to provide certain transitional services to help this venture with the start-up of its operations at Carter-Wallace's main Cranbury, New Jersey, facility. This was completed by the end of 2002.

7.  GOODWILL AND OTHER INTANGIBLES

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which supersedes APB Opinion No. 17, "Intangible Assets." Under its changes, SFAS No. 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. The Company adopted this statement upon its effective date.

     The following tables discloses the carrying value of all intangible assets:

                                   DECEMBER 31, 2002                         DECEMBER 31, 2001
                       -----------------------------------------   --------------------------------------
                        GROSS                                       GROSS                         AMORT.
                       CARRYING   IMPAIRMENT   ACCUM.              CARRYING   ACCUM.              PERIOD
                        AMOUNT      CHARGE     AMORT.      NET      AMOUNT    AMORT.      NET     (YEARS)
(In thousands)         --------   ----------   -------   -------   --------   -------   -------   -------
Amortized intangible assets:
------------------------------------------------------
  Tradenames.........  $39,160     $(2,190)    $(5,182)  $31,788   $ 31,400   $(3,271)  $28,129    10-20
  Formulas...........    6,281          --        (866)    5,415      4,241      (302)    3,939    10-20
  Non Compete
     Agreement.......    1,143          --        (117)    1,026         --        --        --       10
                       -------     -------     -------   -------   --------   -------   -------
  Total..............  $46,584     $(2,190)    $(6,165)  $38,229   $ 35,641   $(3,573)  $32,068
                       =======     =======     =======   =======   ========   =======   =======
Unamortized intangible assets -- Carrying value
------------------------------------------------------
  Tradenames.........  $51,807                                     $108,805
                       -------                                     --------
  Total..............  $51,807                                     $108,805
                       =======                                     ========

     Intangible amortization expense amounted to $2.6 million in 2002 and 2001. The estimated intangible amortization for each of the next five years is approximately $2.9 million.

     The changes in the carrying amount of goodwill for the year ended December 31, 2002 is as follows:

                                                              CONSUMER    SPECIALTY     TOTAL
(In thousands)                                                --------    ---------    --------
Balance December 31, 2001...................................  $116,372     $10,948     $127,320
Purchase accounting adjustments.............................    66,124       1,916       68,040
Goodwill acquired during 2002...............................        --       7,879        7,879
Pre-acquisition NOL's recognized............................        --        (643)        (643)
Foreign exchange/other......................................         2        (210)        (208)
                                                              --------     -------     --------
Balance December 31, 2002...................................  $182,498     $19,890     $202,388
                                                              ========     =======     ========

     In accordance with SFAS No. 142, the Company completed the impairment test of the valuation of goodwill and intangibles as of January 1, 2002 and its annual review as of April 1, 2002 and based upon the results, there was no impairment. During the year, the Company recorded a $2.2 million impairment charge included in selling, general and administrative expenses related to one of its unamortized tradenames due to changes in market conditions since April 1, 2002. This is included in the Company's Consumer segment . Fair value was determined using discounted cash flows. This tradename, with a carrying value of approximately $4.8 million, will be subsequently amortized as it has been determined to have a finite life.

     During the year, the Company completed the purchase price allocation of the USAD acquisition and the purchase price allocation of the Carter-Wallace acquired brands, which adjusted the valuation of indefinite lived tradenames and goodwill. The Company in 2001 amortized tradenames and goodwill under rules in effect prior to the issuance of SFAS No. 142 using the same useful life, therefore, there was no impact to the 2001 amortization expense recorded by the Company.

     Net income results and per share amounts for the years ended December 31, 2002, 2001 and 2000, respectively, reflecting goodwill and intangible assets that are no longer being amortized is as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2002       2001       2000
(Dollars in thousands, except per share data)                 -------    -------    -------
Reported net income.........................................  $66,690    $46,984    $33,559
Goodwill amortization (net of tax)..........................       --      2,213      1,255
Discontinued tradename amortization (net of tax)............       --        315         --
                                                              -------    -------    -------
Adjusted net income.........................................  $66,690    $49,512    $34,814
                                                              =======    =======    =======
Basic earnings per share
  As reported...............................................  $  1.68    $  1.21    $  0.88
  Goodwill amortization.....................................       --       0.06       0.03
  Tradename amortization....................................       --       0.01         --
                                                              -------    -------    -------
  Adjusted net income.......................................  $  1.68    $  1.28    $  0.91
                                                              =======    =======    =======
Diluted earnings per share
  As reported...............................................  $  1.60    $  1.15    $  0.84
  Goodwill amortization.....................................       --       0.05       0.03
  Tradename amortization....................................       --       0.01         --
                                                              -------    -------    -------
  Adjusted net income.......................................  $  1.60    $  1.21    $  0.87
                                                              =======    =======    =======

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                2002        2001
(In thousands)                                                --------    --------
Trade accounts payable......................................  $ 88,068    $ 97,238
Accrued marketing and promotion costs.......................    39,943      50,148
Accrued wages and related costs.............................    13,451      12,645
Accrued pension and profit-sharing..........................    13,217       7,450
Other accrued current liabilities...........................     8,228       8,695
                                                              --------    --------
                                                              $162,907    $176,176
                                                              ========    ========

9.  SHORT-TERM BORROWINGS AND LONG-TERM DEBT

     The Company entered into a syndicated bank loan to finance its investment in Armkel, the acquisition of USA Detergents and the Anti-perspirant and Pet Care business from Carter Wallace. The Company extinguished all the short-term unsecured lines of credit as a result of last year's acquisitions. This long-term $510 million credit facility consists of $410 million in 5 and 6-year term loans and a $100 million revolving credit facility, which remained fully undrawn. The weighted average interest rate on these borrowings at December 31, 2002 and 2001 exclusive of deferred financing costs and commitment fees were approximately 5.1% and 5.5%, respectively, including the effect of hedges.

     In addition, the Company's Brazilian subsidiary has lines of credit which allow it to borrow in its local currency. This amounts to $7 million, of which approximately $4 million and $3 million was utilized as of December 31, 2002 and 2001, respectively. The weighted average interest rate on these borrowings at December 31, 2002 and 2001 was approximately 10.0% and 9.0%, respectively.

     Short-term borrowings and debt consist of the following:

                                                                                 2002       2001
  (In thousands)                                                               --------   --------
  Syndicated Financing Loan due September 30, 2006..........................   $ 75,280   $125,000
    Amount due 2003  $  7,924...............................................
    Amount due 2004  $ 15,848...............................................
    Amount due 2005  $ 23,773...............................................
    Amount due 2006  $ 27,735...............................................
  Syndicated Financing Loan due September 30, 2007..........................    283,190    285,000
    Amount due 2003  $  2,846...............................................
    Amount due 2004  $  2,846...............................................
    Amount due 2005  $  2,846...............................................
    Amount due 2006  $ 30,596...............................................
    Thereafter       $244,056...............................................
    Various Debt from Brazilian Banks
    $4,490 due in 2003, $446 in 2004, $404 in 2005, $404 in 2006 and
       $144 due in 2007.....................................................      5,888      3,384
  Industrial Revenue Refunding Bond
    Due in installments of $685 from 2003-2007 and $650 in 2008.............      4,075      4,760
                                                                               --------   --------
    Total debt..............................................................    368,433    418,144
    Less: current maturities................................................     15,945     11,580
                                                                               --------   --------
    Net long-term debt......................................................   $352,488   $406,564
                                                                               ========   ========

     The principal payments required to be made are as follows:

(In thousands)
2003........................................................     15,945
2004........................................................     19,825
2005........................................................     27,708
2006........................................................     59,420
2007 and subsequent.........................................    245,535
                                                               --------
                                                               $368,433
                                                               ========

     The Company entered into interest rate swap agreements, which are considered derivatives, to reduce the impact of changes in interest rates on its floating rate debt as required by the credit agreement. The swap agreements are contracts to exchange floating interest payments for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2002, the Company had swap agreements in the amount of $235 million, swapping debt with either a one or a three-month LIBOR rate for a fixed interest rate. These swaps, of which, $115 million expire at various points of time in 2003 and the remaining $120 million expire also at various points of time in 2004. These swaps were recorded as a liability in the amount of $3.9 million at December 31, 2002 and a $2.2 million liability in 2001. These instruments are designated as cash flow hedges as of December 31, 2002 and any changes in value are recorded in other comprehensive loss that are expected to be reclassified to earnings over the next 12 months. As of December 31, 2001, the Company had swap agreements in the amount of $200 million swapping debt with either a one or a three-month libor rate for a fixed interest rate. These instruments were designated as cash flow hedges as of December 31, 2001 and any changes in value were recorded in other comprehensive income.

     The Industrial Revenue Refunding Bond carries a variable rate of interest determined weekly, based upon current market conditions for short-term tax-exempt financing. The average rate of interest charged in 2002 and in 2001 was 1.3% and 3.9%, respectively.

     QGN's long-term debt is at various interest rates that are determined by several inflationary indexes in Brazil.

     The term loans pay interest at 200 and 250 basis points over LIBOR, depending on the ratio of total debt to EBITDA. Financial covenants include total debt to EBITDA and interest coverage, which if not met, could result in an event of default and trigger the early termination of the credit facility, if not remedied within a certain period of time. All assets of the Company are pledged as collateral. For a further explanation of EBITDA, see Liquidity and Capital Resources included in the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations.

10.  INCOME TAXES

     The components of income before taxes are as follows:

                                                                2002      2001      2000
(In thousands)                                                --------   -------   -------
Domestic....................................................  $ 96,752   $68,255   $47,675
Foreign.....................................................     4,340     5,600     4,199
                                                              --------   -------   -------
Total.......................................................  $101,092   $73,855   $51,874
                                                              ========   =======   =======

     The following table summarizes the provision for U.S. federal, state and foreign income taxes:

                                                               2002      2001      2000
(In thousands)                                                -------   -------   -------
Current:
  U.S. federal..............................................  $10,487   $16,222   $18,734
  State.....................................................    3,450     2,037     2,918
  Foreign...................................................    2,648     1,317       730
                                                              -------   -------   -------
                                                              $16,585   $19,576   $22,382
                                                              =======   =======   =======
Deferred:
  U.S. federal..............................................  $17,825   $ 6,033   $(3,801)
  State.....................................................    1,116       663    (1,047)
  Foreign...................................................   (1,124)      599       781
                                                              -------   -------   -------
                                                              $17,817   $ 7,295   $(4,067)
                                                              -------   -------   -------
Total provision.............................................  $34,402   $26,871   $18,315
                                                              =======   =======   =======

     Deferred tax (assets)/liabilities consist of the following at December 31:

                                                                2002       2001
(In thousands)                                                --------   --------
Current deferred tax assets:
  Promotions, principally coupons...........................  $ (5,016)  $ (6,121)
  Reserves and other liabilities............................    (3,151)    (5,015)
  Accounts receivable.......................................    (5,746)    (5,708)
  Net operating loss........................................    (1,700)    (1,700)
  Capitalization of inventory costs.........................    (1,436)      (802)
  Other.....................................................    (1,105)      (503)
                                                              --------   --------
  Total current deferred tax assets.........................   (18,154)   (19,849)

                                                                2002       2001
(In thousands)                                                --------   --------
                                                              --------   --------
  Nonpension postretirement and postemployment benefits.....    (6,041)    (6,120)
  Capitalization of items expensed for book purposes........    (7,344)    (5,697)
  Reserves and other liabilities............................    (2,829)    (3,175)
  Investment valuation difference...........................      (921)      (824)
  Loss carryfoward of foreign subsidiary(1).................    (2,750)    (4,401)
  Foreign exchange translation adjustment...................    (4,625)    (3,143)
  Valuation allowance.......................................     4,625      7,544
  Depreciation and amortization.............................    56,043     44,895
  Net operating loss carryforward...........................    (5,006)    (5,563)
  Difference between book and tax losses of equity
     investment.............................................    28,461      3,014
  Tax credits...............................................    (1,868)        --
  Other.....................................................      (642)       502
                                                              --------   --------
  Net noncurrent deferred tax liabilities...................    57,103     27,032
                                                              --------   --------
Net deferred tax liability..................................  $ 38,949   $  7,183
                                                              ========   ========

---------------

(1) The loss carryfoward existed at the date of acquisition. Any recognition of this benefit will be an adjustment to Goodwill.

     The difference between tax expense and the "expected" tax, which would result from the use of the federal statutory rate is as follows:

                                                               2002      2001      2000
(In thousands)                                                -------   -------   -------
Statutory rate..............................................       35%       35%       35%
Tax which would result from use of the federal statutory
  rate......................................................  $35,382   $25,849   $18,156
Depletion...................................................     (420)     (416)     (398)
Research & development credit...............................     (600)     (300)     (350)
State and local income tax, net of federal effect...........    2,968     1,765     1,216
Varying tax rates of foreign affiliates.....................      (45)     (169)      (87)
Benefit from foreign sales corporation......................     (825)       --        --
Effect of foreign operations of equity investment...........   (1,551)      126        --
Other.......................................................     (507)       16      (222)
                                                              -------   -------   -------
                                                                 (980)    1,022       159
                                                              -------   -------   -------
Recorded tax expense........................................  $34,402   $26,871   $18,315
                                                              -------   -------   -------
Effective tax rate..........................................     34.0%     36.4%     35.3%
                                                              =======   =======   =======

     The net operating loss carryforwards for federal, foreign and state amounted to $19.2, $10.2 and $26.3 million, respectively. These NOL's expire on various dates through December 31, 2020.

11.  BENEFIT PLANS

     The Company has defined benefit pension plans covering certain hourly employees. Pension benefits to retired employees are based upon their length of service and a percentage of qualifying compensation during the final years of employment. The Company's funding policy, is consistent with federal funding requirements.

     The Company maintains unfunded plans, which provide medical benefits for eligible domestic retirees and their dependents. The Company accounts for these benefits in accordance with Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other than Pensions". This standard requires the cost of such benefits to be recognized during the employee's active working career.

     The following table provides information on the status of the plans at December 31:

                                                                               NONPENSION
                                                                             POSTRETIREMENT
                                                         PENSION PLANS        BENEFIT PLANS
                                                       -----------------   -------------------
                                                        2002      2001       2002       2001
(In thousands)                                         -------   -------   --------   --------
Change in Benefit Obligation:
  Benefit obligation at beginning of year............  $19,514   $18,317   $ 11,100   $ 10,217
  Service cost.......................................      140       426        446        436
  Interest cost......................................    1,338     1,268        876        734
  Plan participants contributions....................       11        --         --         --
  Amount acquired....................................       --     1,987         --         54
  Actuarial (gain) loss..............................    2,284       (79)     1,803        (22)
  Benefits paid......................................   (1,644)   (2,405)      (514)      (319)
                                                       -------   -------   --------   --------
Benefit obligation at end of year....................  $21,643   $19,514   $ 13,711   $ 11,100
                                                       =======   =======   ========   ========
Change in Plan Assets:
  Fair value of plan assets at beginning of year.....  $16,678   $18,930   $     --   $     --
  Actual return on plan assets (net of expenses).....     (159)   (1,571)        --         --
  Employer contributions.............................       66        65        514        319
  Plan participants contributions....................       11        --         --         --
  Amount acquired....................................       --     1,659         --         --
  Benefits paid......................................   (1,644)   (2,405)      (514)      (319)
                                                       -------   -------   --------   --------
Fair value of plan assets at end of year.............  $14,952   $16,678   $     --   $     --
                                                       =======   =======   ========   ========
Reconciliation of the Funded Status:
  Funded status......................................  $(6,691)  $(2,836)  $(13,711)  $(11,100)
  Unrecognized prior service cost (benefit)..........       26        29       (540)      (619)
  Unrecognized actuarial (gain) loss.................    4,571       726     (1,195)    (3,073)
  Loss due to currency fluctuations..................       71        76         --         --
                                                       -------   -------   --------   --------
Net amount recognized at end of year.................  $(2,023)  $(2,005)  $(15,446)  $(14,792)
                                                       =======   =======   ========   ========

     Amounts recognized in the statement of financial position consist of:

                                                        2002      2001       2002       2001
                                                       -------   -------   --------   --------
  Prepaid benefit cost...............................  $    --   $ 1,120   $     --   $     --
  Accrued benefit liability..........................   (5,986)   (3,125)   (15,446)   (14,792)
  Accumulated other comprehensive income.............    3,963        --         --         --
                                                       -------   -------   --------   --------
Net amount recognized at end of year.................  $(2,023)  $(2,005)  $(15,446)  $(14,792)
                                                       =======   =======   ========   ========
Weighted-average assumptions as of December 31:
Discount rate........................................     6.75%     7.25%      6.75%      7.25%
Rate of compensation increase........................     5.00%     5.00%        --         --
Expected return on plan assets.......................     8.75%     9.25%        --         --

     Net Pension and Net Postretirement Benefit Costs consisted of the following components:

                                              PENSION COSTS             POSTRETIREMENT COSTS
                                       ---------------------------     ----------------------
                                        2002      2001      2000        2002    2001    2000
(In thousands)                         -------   -------   -------     ------   -----   -----
Components of Net Periodic Benefit
  Cost:
  Service cost.......................  $   140   $   426   $   433     $  446   $ 436   $ 397
  Interest cost......................    1,338     1,268     1,090        876     734     682
  Expected return on plan assets.....   (1,442)   (1,713)   (1,843)        --      --      --

                                              PENSION COSTS             POSTRETIREMENT COSTS
                                       ---------------------------     ----------------------
                                        2002      2001      2000        2002    2001    2000
(In thousands)                         -------   -------   -------     ------   -----   -----
  Amortization of transition
     obligation......................       --        --         3         --      --      --
  Amortization of prior service
     cost............................        3        29        30        (79)   (105)   (105)
  Recognized actuarial (gain) or
     loss............................       46      (130)     (334)       (40)   (158)   (212)
  FAS 88 expense.....................       --        --        --         --    (226)     --
                                       -------   -------   -------     ------   -----   -----
     Net periodic benefit cost
       (income)......................  $    85   $  (120)  $  (621)(1) $1,203   $ 681   $ 762
                                       =======   =======   =======     ======   =====   =====

---------------

(1) In 2000, the Company offered to Syracuse plant employees a cash balance benefit in connection with the Syracuse plant shutdown. Accordingly, the related expense of $2,172 thousand is included in plant shutdown and other items in the accompanying statement of income. See note 14.

     On December 31, 2002 the accumulated benefit obligation related to the pension plans exceeded the fair value of the pension plan assets (such excess is referred to as an un-funded accumulated benefit obligation). This difference is attributed to (1) an increase in the accumulated benefit obligation that resulted from the decrease in the interest rate used to discount the projected benefit obligation to its present settlement amount from 7.25% to 6.75% and (2) a decline in the market value of the plan assets at December 31, 2002. As a result, in accordance with SFAS No. 87, the Company recognized an additional minimum pension liability of $3.9 million included in benefit obligations, and recorded a charge, net of tax, to accumulated other comprehensive loss of $2.4 million which decreased stockholders' equity. The charge to stockholders' equity for the excess of additional pension liability represents a net loss not yet recognized as pension expense.

     The pension plan assets primarily consist of equity mutual funds, fixed income funds and a guaranteed investment contract fund. The accumulated postretirement benefit obligation has been determined by application of the provisions of the Company's medical plans including established maximums and sharing of costs, relevant actuarial assumptions and health-care cost trend rates projected at 10% for 2002 and decreasing to an ultimate rate of 5% in 2012. The Company has a maximum annual benefit based on years of service for those over 65 years of age.

                                                              2002    2001
(In thousands)                                                -----   -----
Effect of 1% increase in health-care cost trend rates on:
Postretirement benefit obligation...........................  $ 892   $ 739
Total of service cost and interest cost component...........     99      93
Effect of 1% decrease in health-care cost trend rates on:
Postretirement benefit obligation...........................   (796)   (657)
Total of service cost and interest cost component...........    (88)    (82)

  Deferred Compensation Plan

     The Company maintains a deferred compensation plan in which certain management and highly compensated employees are eligible to defer a maximum of 100% of their regular compensation and bonuses and non-employee Board members are eligible to defer up to 100% of their directors compensation. The compensation deferred under this plan is credited with earnings or losses based upon changes in values of investments elected by the plan participant. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account. The deferrals are invested by the Company through a trust. The trust invests these deferrals based upon the elections made by the participants, with the exception of Church & Dwight stock. These amounts are invested in either equity mutual funds or money market accounts. The Company uses hedging instruments to minimize the cost related to the volatility of Church & Dwight stock. At December 31, 2002 and 2001, the liability under these plans amounted to $16.7 million and $13.5 million, respectively and the funded balances amounted to $11.4 million and $9.7 million, respectively. The amounts charged (credited) to earnings, including the effect of the hedges, totaled $2.1 million, $2.5 million, and $(1.0) million in 2002, 2001 and 2000, respectively.

     The Company also maintains a defined contribution profit-sharing plan for salaried and certain hourly employees. Amounts charged to earnings were $7,058,000, $3,099,000 and $3,628,000 in 2002, 2001 and 2000, respectively.

     The Company also has an employee savings plan. The Company matches 50% of each employee's contribution up to a maximum of 6% of the employee's earnings. The Company's matching contributions to the savings plan were $2,330,000, $1,675,000 and $1,342,000 in 2002, 2001 and 2000, respectively.

12.  STOCK OPTION PLANS

     The Company has options outstanding under three plans. Under the 1983 Stock Option Plan and the 1994 Incentive Stock Option Plan, the Company may grant options to key management employees. The Stock Option Plan for Directors authorizes the granting of options to non-employee directors. Options outstanding under the plans are issued at market value, vest and are exercisable on the third anniversary of the date of grant, and must be exercised within ten years of the date of grant. A total of 7,000,000 shares of the Company's common stock is authorized for issuance for the exercise of stock options.

     Stock option transactions for the three years ended December 31, 2002 were as follows:

                                                               NUMBER     WEIGHTED AVG.
                                                              OF SHARES   EXERCISE PRICE
                                                              ---------   --------------
Outstanding at January 1, 2000..............................  4,882,794       $12.78
  Grants....................................................    783,850        17.23
  Exercised.................................................    701,847        10.64
  Cancelled.................................................     24,900        16.95
                                                              ---------       ------
Outstanding at December 31, 2000............................  4,939,897        13.69
  Grants....................................................    835,576        24.15
  Exercised.................................................    756,591        12.11
  Cancelled.................................................    112,825        21.98
                                                              ---------       ------
OUTSTANDING AT DECEMBER 31, 2001............................  4,906,057        15.55
  GRANTS....................................................    672,330        33.20
  EXERCISED.................................................    749,950        14.48
  CANCELLED.................................................     26,576        23.76
                                                              ---------       ------
OUTSTANDING AT DECEMBER 31, 2002............................  4,801,861       $18.14

     At December 31, 2002, 2001 and 2000, 2,784,930 options, 3,001,131 options and 2,985,147 options were exercisable, respectively.

     The table below summarizes information relating to options outstanding and exercisable at December 31, 2002.

                          OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
               -----------------------------------------   ----------------------
                                 WEIGHTED       WEIGHTED                 WEIGHTED
                                 AVERAGE        AVERAGE    EXERCISABLE   AVERAGE
  EXERCISE       OPTIONS        REMAINING       EXERCISE      AS OF      EXERCISE
   PRICES      OUTSTANDING   CONTRACTUAL LIFE    PRICE     12/31/2002     PRICE
-------------  -----------   ----------------   --------   -----------   --------
$ 7.51-$10.00     292,185          2.1           $ 8.79       292,185     $ 8.79
$10.01-$12.50   1,162,521          3.0           $10.76     1,162,521     $10.76
$12.51-$15.00     746,150          4.8           $13.68       746,150     $13.68
$15.01-$17.50     756,300          5.8           $16.94       125,000     $16.05
$17.51-$25.00   1,107,224          7.2           $22.59       439,074     $20.73
$25.01-$35.00     737,481          9.3           $32.50        20,000     $27.81
                ---------          ---           ------     ---------     ------
                4,801,861          5.6           $18.14     2,784,930     $13.27

     The fair-value of options granted in 2002, 2001 and 2000 is $8,866,000, $6,540,000, and $5,626,000, respectively and the weighted average fair-value per share of options granted in 2002, 2001 and 2000 is $13.19, $7.83 and $7.18, respectively.

     The fair-value of options granted in 2002, 2001 and 2000 is estimated on the date the options are granted based on the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                                2002        2001        2000
                                                              ---------   ---------   ---------
Risk-free interest rate.....................................    4.6%        5.1%        6.6%
Expected life...............................................  6.5 years   6.5 years   6.0 years
Expected volatility.........................................    34.8%       25.0%       38.8%
Dividend yield..............................................    0.9%        1.2%        1.6%

13.  COMPREHENSIVE INCOME

     Comprehensive income is defined as net income and other changes in stockholder's equity from transactions and other events from sources other than stockholders. The components of changes in other comprehensive income (expense) are as follows:

                                                                                                   ACCUMULATED
                                                FOREIGN      MINIMUM    AVAILABLE     INTEREST        OTHER
                                               CURRENCY      PENSION     FOR SALE    RATE SWAP    COMPREHENSIVE
                                              ADJUSTMENTS   LIABILITY   SECURITIES   AGREEMENTS   INCOME (LOSS)
                                              -----------   ---------   ----------   ----------   -------------
Balance January 1, 2000.....................   $ (4,599)     $    --     $    --      $    --       $ (4,599)
  Comprehensive Income changes during the
     year (net of tax of $1,923)............     (1,599)          --      (3,191)          --         (4,790)
                                               --------      -------     -------      -------       --------
Balance December 31, 2000...................     (6,198)          --      (3,191)          --         (9,389)
  Comprehensive Income changes during the
     year (net of tax of $1,100)............     (2,163)          --       3,191       (1,367)          (339)
                                               --------      -------     -------      -------       --------
BALANCE DECEMBER 31, 2001...................     (8,361)          --          --       (1,367)        (9,728)
  COMPREHENSIVE INCOME CHANGES DURING THE
     YEAR (NET OF TAX OF $2,142)............     (3,732)      (2,417)         --       (1,042)        (7,191)
                                               --------      -------     -------      -------       --------
BALANCE DECEMBER 31, 2002...................   $(12,093)     $(2,417)    $    --      $(2,409)      $(16,919)
                                               ========      =======     =======      =======       ========

14.  PLANT SHUTDOWN AND OTHER ITEMS

     During 2000, the Company recorded a pre-tax charge of $21.9 million relating to three major elements: a $14.3 million write-down of the Company's Syracuse N.Y. manufacturing facility, a $2.1 million charge for potential carrying and site clearance costs, and a $5.5 million severance charge (including $2.2 million pension plan amendment) related to both the Syracuse shutdown and the sales force reorganization. The Company also incurred depreciation and other charges of $1.8 million in 2000 and $1.4 million in 2001 relating to a plant and warehouses that were shutdown. This brings the total one-time cost to approximately $25 million. The cash portion of this one-time cost, however, was less than $5 million after tax.

     In 2001, the Company recorded pre-tax income of $.7 million primarily related to the sale of fixed assets located in the Syracuse plant.

15.  COMMON STOCK VOTING RIGHTS AND RIGHTS AGREEMENT

     Effective February 19, 1986, the Company's Restated Certificate of Incorporation was amended to provide that every share of Company common stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (1) for a period of 48 consecutive months preceding the record date for the Stockholders' Meeting; or (2) since February 19, 1986. All other shares carry one vote. (Specific provisions for the determination of beneficial ownership and the voting of rights of the Company's common stock are contained in the Company's Notice of Annual Meeting of Stockholders and Proxy Statement-unaudited).

     On August 27, 1999, the Board of Directors adopted a Shareholder Rights Plan (the Plan) that essentially reinstates a Shareholder Rights Plan originally enacted in 1989, which had terminated. In connection with the adoption of the Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of Company Common Stock. Each right, which is not presently exerciseable, entitles the holder to purchase one one-hundredth of a share of Junior Participating Preferred Stock at an exercise price of $200.00. In the event that any person acquires 20% or more of the outstanding shares of Common Stock, each holder of a right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of shares of Common Stock having a market value equal to two times the exercise price. In order to retain flexibility and the ability to maximize shareholder value in the event of unknown future transactions, the Board of Directors retains the power to redeem the rights for a set amount.

     The rights were issued on September 13, 1999, payable to shareholders of record at the close of business on that date. The rights will expire on September 13, 2009.

16.  COMMITMENTS, CONTINGENCIES AND GUARANTEES

     a.  Rent expense amounted to $8,901,000 in 2002, $5,048,000 in 2001 and
$2,794,000 in 2000. The Company is obligated for minimum annual rentals under non-cancelable long-term operating leases as follows:

(In thousands)
  2003......................................................  $ 9,503
  2004......................................................    6,787
  2005......................................................    5,972
  2006......................................................    5,832
  2007......................................................    5,183
  2008 and thereafter.......................................   18,968
                                                              -------
Total future minimum lease commitments......................  $52,245
                                                              =======

     b. In December 1981, the Company formed a partnership with a supplier of raw materials which mines and processes sodium mineral deposits owned by each of the two companies in Wyoming. The partnership supplies the Company with the majority of its sodium raw material requirements. This agreement terminates upon two years' written notice by either company.

     c. Certain former shareholders of Carter-Wallace have brought legal action against the company that purchased the pharmaceutical business of Carter-Wallace regarding the fairness of the consideration these shareholders received. Pursuant to various indemnification agreements, Armkel could be liable for damages up to $12 million, and the Company could be liable directly to Armkel for an amount up to approximately $2.1 million.

     The Company believes that the consideration offered was fair to the former Carter-Wallace shareholders, and it cannot predict with certainty the outcome of this litigation.

     d. The Company has commitments to acquire approximately $17 million of raw material and packaging supplies from its vendors. The packaging supplies are in either a converted or non-converted status. This enables the Company to respond quickly to changes in customer orders/requirements.

     e. In connection with the purchase of Biovance Technologies, Inc, the Company is obligated for a guaranteed minimum payment of approximately $3.0 million based upon operating performance. The Company met this obligation by making a $3.4 million payment in February 2003 based upon 2002 results and was charged to Goodwill. The Company had a recorded liability of $3.0 million at December 31, 2002.

     f. The Company has letters of credit of approximately $5.7 million with several banks which guarantee payment for such things as insurance claims in the event of the Company's insolvency, a year's worth of lease payments on a warehouse, and 200 days of interest on the Industrial Revenue Bond borrowing.

     g. Surety/performance bonds were established for construction of the Company's headquarters addition in Princeton, NJ and for construction activities at the Company's North Brunswick, NJ plant for approximately $.8 million.

     h. On February 28, 2003 a class action suit was filed against the Company and Armkel, and two unrelated condom manufacturers, in the Superior Court of New Jersey alleging injuries sustained due to the use of condoms with N-9. The Company continues to believe that condoms with N-9 provide an acceptable added means of contraceptive protection, however, the Company cannot predict the outcome of this litigation.

     i. The Company, in the ordinary course of its business, is the subject of, or a party to, various pending or threatened legal actions. The Company believes that any ultimate liability arising from these actions will not have a material adverse effect on its consolidated financial statements.

17.  SEGMENTS

  Segment Information

     The Company has two operating segments: Consumer Products and Specialty Products. The Consumer Products segment comprises packaged goods primarily sold to retailers. The Specialty Products segment includes chemicals sold primarily to industrial and agricultural markets.

  Measurement of Segment Results and Assets

     The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies with the exception of:

     a. 100% of Armkel LLC's operating results are consolidated into the Consumer Products segment results and 100% of Armand Products and ArmaKleen joint ventures are consolidated into the Specialty Products segment results. In previous years, 50% of Armand and ArmaKleen was consolidated. Accordingly, all are not accounted for by the equity method.

     b.  The corporate segment includes the following:

          1. Elimination of the operating results of the Company's equity investments.

          2. The administrative costs of the production planning and logistics functions which are included in segment SG&A expenses but are elements of cost of goods sold in the Company's Consolidated Statement of Income.

          3. Corporate assets include excess cash, investments, note receivable, deferred financing costs and deferred income taxes not used for segment operating needs.

          4. 2001 and 2000 operating profits include the Syracuse shutdown charge.

          5. Corporate depreciation, depletion and amortization relate to amortization of deferred financing costs.

     c. The Specialty Products segment's identifiable assets include equity of investments in affiliates in the amounts of $15,611,000, $16,880,000 and $19,416,000 for 2002, 2001 and 2000, respectively. The Consumer Products segment's identifiable assets include equity of investment in affiliate of $116,348,000 and $98,241,000 in 2002 and 2001, respectively.

     The Company evaluates performance based on operating profit. There are no intersegment sales.

  Factors Used to Identify Segments

     The Company's segments are strategic business units with distinct differences in product application and customer base. They are managed by separate sales and marketing organizations.

                                             CONSUMER    SPECIALTY
                                             PRODUCTS    PRODUCTS     SUBTOTAL    CORPORATE     TOTAL
                                            ----------   ---------   ----------   ---------   ----------
NET SALES
2002......................................  $1,246,547   $223,375    $1,469,922   $(422,773)  $1,047,149
2001......................................     864,457    219,223     1,083,680    (123,973)     959,707
2000......................................     529,585    211,668       741,253     (50,062)     691,191
GROSS PROFIT
2002......................................     480,370     65,647       546,017    (234,796)     311,221
2001......................................     264,635     65,145       329,780     (50,284)     279,496
2000......................................     198,021     63,714       261,735     (20,865)     240,870
MARKETING
2002......................................     135,730      3,930       139,660     (53,465)      86,195
2001......................................      81,631      3,341        84,972     (10,169)      74,803
2000......................................      71,295      3,431        74,726        (646)      74,080
SG&A
2002......................................     191,785     33,067       224,852    (104,340)     120,512
2001......................................     116,680     32,470       149,150     (37,318)     111,832
2000......................................      73,974     32,367       106,341     (13,623)      92,718
OPERATING PROFIT
2002......................................     152,855     28,628       181,483     (76,969)     104,514
2001......................................      66,323     29,285        95,608      (2,087)      93,521
2000......................................      52,753     26,981        79,734     (27,573)      52,161
IDENTIFIABLE ASSETS
2002......................................     705,020    162,684       867,704     120,537      988,241
2001......................................     720,066    142,565       862,631      86,454      949,085
2000......................................     282,678    143,112       425,790      29,842      455,632
CAPITAL EXPENDITURES
2002......................................      27,841     10,898        38,739          --       38,739
2001......................................      21,955     12,131        34,086          --       34,086
2000......................................      13,744      8,081        21,825          --       21,825
DEPRECIATION, DEPLETION AND AMORTIZATION
2002......................................      18,406      7,537        25,943       1,947       27,890
2001......................................      19,757      6,768        26,525       1,318       27,843
2000......................................      16,371      7,083        23,454          --       23,454

     Product line net sales data is as follows:

                                                                2002         2001        2000
                                                             ----------   ----------   --------
Deodorizing and Cleaning Products..........................  $  255,756   $  236,549   $203,999
Laundry Products...........................................     400,476      386,619    176,953
Personal Care Products.....................................     385,347      159,966    112,930
International..............................................     204,968       81,323     35,703
                                                             ----------   ----------   --------
Total Consumer Products....................................   1,246,547      864,457    529,585
Specialty Products Division................................     223,375      219,223    211,668
                                                             ----------   ----------   --------
Total Internal Net Sales...................................   1,469,922    1,083,680    741,253
Less: Unconsolidated Affiliates............................    (422,773)    (123,973)   (50,062)
                                                             ----------   ----------   --------
Total External Net Sales...................................  $1,047,149   $  959,707   $691,191
                                                             ==========   ==========   ========

GEOGRAPHIC INFORMATION

     Approximately 92% of the net sales reported in the accompanying financial statements in 2002, 90% in 2001 and 88% in 2000 were to customers in the United States, and approximately 95% of long-lived assets in 2002, 92% in 2001 and 88% in 2000 were located in the U.S.

CUSTOMERS

     A group of three Consumer Product customers accounted for approximately 23% of consolidated net sales in 2002, including a single customer Walmart, which accounted for approximately 16%. A group of three customers accounted for approximately 23% of consolidated net sales in 2001 adjusted for EITF issue 01-9, including Walmart, which accounted for approximately 14%. This group accounted for 21% in 2000 and is adjusted for the aforementioned EITF.

     Although it is not included in the top three customers noted above, Kmart Corporation historically has represented approximately 3% of our consolidated net sales. Kmart's bankruptcy followed by its announcement to close an additional 329 stores in the first half of 2003 could cause a reduction in sales to Kmart of approximately 15% to 20%. It is not clear, and to what extent, these lost sales may be made to other retailers.

18.  SUBSEQUENT EVENT

     On January 16, 2003, the Company entered into a receivables purchase agreement with an issuer of receivables-backed commercial paper in order to refinance a portion, $60,000,000, of its primary credit facility. Under this arrangement, the Company sold, and will sell from time to time, throughout the 3 year term of the agreements, its trade accounts receivable to a wholly-owned special purpose finance subsidiary, Harrison Street Funding LLC, a Delaware limited liability company ("Harrison"). Harrison in turn sold, and will sell on an ongoing basis, to the commercial paper issuer an undivided interest in the pool of accounts receivable. The transactions were entered into to reduce certain expenses associated with the credit facility in addition to lowering the Company's financing costs by accessing the commercial paper market. These transactions will be reflected as borrowings on the consolidated financial statements of the Company. Consequently, the receivables assets of Harrison will be included in the consolidated assets of the Company shown on such financial statements. However, under these agreements, as was the case under the credit facility, such assets will not be available to satisfy claims of creditors other than the commercial paper issuer.

19.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The unaudited quarterly results of operations are prepared in conformity with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Adjustments are of a normal, recurring nature, except as discussed in the accompanying notes.

                                            FIRST      SECOND     THIRD      FOURTH       FULL
                                           QUARTER    QUARTER    QUARTER    QUARTER       YEAR
(In thousands, except for per share data)  --------   --------   --------   --------   ----------
2002
Net sales..............................    $256,802   $258,463   $263,786   $268,098   $1,047,149
Gross profit...........................      73,250     75,938     81,200     80,833      311,221
Income from operations.................      27,227     24,293     28,149     24,845      104,514
Equity in earnings of affiliates.......         917     11,364      5,453      3,786       21,520
Net income.............................      14,923     18,652     17,575     15,540       66,690
Net income per share -- basic..........    $   0.38   $   0.47   $   0.44   $   0.39   $     1.68
Net income per share -- diluted........    $   0.36   $   0.45   $   0.42   $   0.37   $     1.60
2001
Net sales..............................    $226,780   $229,636   $238,372   $264,919   $  959,707
Gross profit...........................      64,351     69,540     71,848     73,757      279,496
Income from operations.................      20,952     22,505     25,835     24,229       93,521
Equity in earnings (loss) of
  affiliates...........................       1,032      1,151        886     (9,264)      (6,195)
Net income.............................      12,147     13,478     15,246      6,113       46,984
Net income per share -- basic..........    $   0.32   $   0.35   $   0.39   $   0.16   $     1.21
Net income per share -- diluted........    $   0.30   $   0.33   $   0.37   $   0.15   $     1.15
2000
Net sales..............................    $165,297   $175,486   $174,302   $176,106   $  691,191
Gross profit...........................      55,835     62,913     61,995     60,127      240,870
Income (loss) from operations..........      18,664     19,341     (1,694)    15,850       52,161
Equity in earnings of affiliates.......         854        324        855        978        3,011
Net income (loss)......................      11,732     12,375     (1,236)    10,688       33,559
Net income (loss) per share -- basic...    $   0.30   $   0.32   $  (0.03)  $   0.28   $     0.88
Net income (loss) per share -- diluted...  $   0.29   $   0.31   $  (0.03)  $   0.27   $     0.84

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Church & Dwight Co., Inc.
Princeton, New Jersey

     We have audited the accompanying consolidated balance sheets of Church & Dwight Co., Inc., and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in notes 1 and 7 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.

Deloitte & Touche LLP
Parsippany, New Jersey
March 10, 2003

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                          ELEVEN-YEAR FINANCIAL REVIEW
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                            2002      2001     2000     1999     1998     1997     1996     1995     1994     1993     1992
                          --------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
OPERATING RESULTS
Net sales:
Consumer Products.......  $  864.1    786.9    529.6    482.3    453.2    369.3    331.4    313.6    314.4    328.3    327.4
Specialty Products......     183.0    172.8    161.6    153.3    132.5    124.6    119.0    114.4    106.4    104.9     94.7
Total...................   1,047.1    959.7    691.2    635.6    585.7    493.9    450.4    428.0    420.8    433.2    422.1
Marketing...............  $   86.2     74.8     74.1     71.4     75.2     58.6     50.1     53.0     52.7     44.2     41.1
Research & development..  $   26.9     21.8     19.4     17.9     16.4     15.8     17.8     18.5     20.6     21.2     17.8
Income from
  operations............  $  104.5     93.5     52.2     67.7     42.5     30.6     27.3      8.4      1.5     35.6     37.7
% of sales..............      10.0%     8.7%     6.6%     9.1%     6.1%     5.2%     5.1%     1.7%      .3%     6.9%     7.5%
Net income..............  $   66.7     47.0     33.6     45.4     30.3     24.5     21.2     10.2      6.1     26.3     29.5
Net income per share --
  basic.................  $   1.68     1.21      .88     1.17      .78      .63      .55      .26      .16      .65      .73
Net income per share --
  diluted...............  $   1.60     1.15      .84     1.11      .76      .61      .54      .26      .16      .64      .71
FINANCIAL POSITION
Total assets............  $  988.2    949.1    455.6    476.3    391.4    351.0    308.0    293.2    294.5    281.7    261.0
Total debt..............     368.4    418.1     34.0     84.4     48.8     39.5      7.5     12.5     32.5      9.6      7.7
Stockholders' equity....     347.6    282.3    234.7    226.7    194.8    179.3    165.3    153.7    153.9    169.4    159.1
Total debt as a % of
  total
  capitalization........        52%      60%      13%      27%      20%      18%       4%       8%      17%       5%       5%
OTHER DATA
Average common shares
  outstanding -- basic
  (In thousands)........    39,630   38,879   38,321   38,792   38,734   38,922   39,068   39,134   39,412   40,446   40,676
Return on average
  stockholders'
  equity................      21.2%    18.2%    14.5%    21.5%    16.2%    14.2%    13.3%     6.6%     3.8%    16.0%    19.8%
Return on average
  capital...............      11.5%    11.2%    12.7%    17.0%    13.8%    12.8%    12.7%     6.2%     3.6%    15.3%    19.0%
Cash dividends paid.....  $   11.9     11.3     10.7     10.1      9.3      9.0      8.6      8.6      8.7      8.5      7.7
Cash dividends paid per
  common share..........  $    .30      .29      .28      .26      .24      .23      .22      .22      .22      .21      .19
Stockholders' equity per
  common share..........  $   8.77     7.26     6.12     5.84     5.05     4.62     4.25     3.94     3.94     4.22     3.91
Additions to property,
  plant and equipment...  $   38.7     34.1     21.8     33.1     27.1      9.9      7.1     19.7     28.4     28.8     12.5
Depreciation and
  amortization..........  $   27.9     27.8     23.5     19.3     16.5     14.2     13.6     13.1     11.7     10.6      9.8
Employees at year-end...     2,256    2,099    1,439    1,324    1,127    1,137      937      941    1,028    1,096    1,092
Statistics per
  employee:*
(In thousands)
  Sales.................  $    513      568      650      643      615      513      573      526      486      470      462

---------------

* 2002, 2001, 2000 and 1999 results reflect sales for U.S. operations only.

                                   APPENDIX C

NEW ARTICLE X(A) TO BE ADDED TO THE RESTATED CERTIFICATE OF
INCORPORATION:
--------------------------------------------------------------------------------

TENTH:

     (a) Special meetings of stockholders may be called by a majority of the directors then in office or by the Chief Executive Officer at any time for any purpose or purposes.

                                   APPENDIX D

NEW ARTICLE X(b) -- (h) TO BE ADDED TO THE RESTATED CERTIFICATE OF
INCORPORATION:

--------------------------------------------------------------------------------

TENTH:

     (b) To be properly brought before an annual meeting of stockholders, nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the President, the Chairman of the Board of Directors or by vote of a majority of the full Board of Directors, or (iii) otherwise brought before the annual meeting by any stockholder of the Corporation who is a stockholder of record on the date of the giving of the notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Article TENTH.

     (c) For nominations or other business to be properly brought before an annual meeting by a stockholder under this Article TENTH, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper subject for stockholder action under the Delaware General Corporation Law ("DGCL"). To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than 120 days (unless such day is not a business day, in which case the immediately preceding business day) prior to the first anniversary of the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 40 days or delayed by more than 40 days from such anniversary date, then notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 120th day prior to the annual meeting or the 10th day following the day on which the date of the meeting is publicly announced. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owners, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (B) the number of shares of the Corporation which are owned (beneficially or of record) by such stockholder and such beneficial owner,
(C) a description of all arrangements or understandings between such stockholder and such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder and of such beneficial owner in such business, and (D) a representation that such stockholder or its agent or designee intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     (d) Notwithstanding anything in this Article TENTH to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement specifying the size of the increased Board of Directors made by the Corporation at least 120 days prior to the first anniversary of the preceding year's annual meeting, then a stockholder's notice required by this Article TENTH will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

     (e) Only such business may be conducted at a special meeting of stockholders as has been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice required by this Article TENTH, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Article TENTH. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice required by this Article TENTH is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 120th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     (f) Only those persons who are nominated in accordance with the procedures set forth in this Article TENTH will be eligible for election as directors at any meeting of stockholders. Only business brought before the meeting in accordance with the procedures set forth in this Article TENTH may be conducted at a meeting of stockholders. The chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Article TENTH and, if any proposed nomination or business is not in compliance with this Article TENTH, to declare that such defective proposal shall be disregarded.

     (g) For purposes of this Article TENTH, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

     (h) Notwithstanding the foregoing provisions of this Article TENTH, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article TENTH. Nothing in this Article TENTH shall be deemed to remove any obligation of stockholders to comply with the requirements of Rule 14a-8 under the Exchange Act with respect to proposals requested to be included in the Corporation's proxy statement pursuant to said Rule 14a-8.

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                                   APPENDIX E

                           CHURCH & DWIGHT CO., INC.
                                STOCK AWARD PLAN

                                  MAY 8, 2003

SECTION 1.  PURPOSE

     The purpose of the Church & Dwight Co., Inc. Stock Award Plan (formerly known as the Church & Dwight Co., Inc. 1998 Stock Option Plan) (the "Plan") is to enhance the profitability and value of the Company and its Affiliates for the benefit of their stockholders by enabling the Company to offer Key Employees of the Company and its Affiliates stock based incentives in the Company, thereby creating a means to raise the level of stock ownership by employees in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company's stockholders. The Plan is effective as of the date set forth in Section 13.

SECTION 2.  DEFINITIONS

     For purposes of the Plan, the following terms shall have the following meanings:

     2.1 "Affiliate" shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company, or in the event the Company is a subsidiary within the meaning of Code Section 424(f), beginning with the Company's parent within the meaning of Code Section 424(e), which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; or (iii) any other entity, approved by the Committee as an Affiliate under the Plan, in which the Company or any of its Affiliates has a material equity interest.

     2.2 "Award" shall mean an award of a Stock Option, Stock Award, SAR or Performance Unit under the Plan.

     2.3 "Board" shall mean the Board of Directors of the Company.

     2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision.

     2.5 "Committee" shall mean a committee or subcommittee of the Board appointed from time to time by the Board, which committee or subcommittee shall be intended to consist of two (2) or more non-employee directors, each of whom shall be, to the extent required by Rule 16b-3 a "non-employee director" as defined in Rule 16b-3 and, to the extent required by Section 162(m) of the Code, an "outside director" as defined under Section 162(m) of the Code. Notwithstanding the foregoing, if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with the requirements of Rule 16b-3 or Section 162(m) of the Code shall not affect the validity of the awards, grants, interpretations or other actions of the Committee.

     2.6 "Common Stock" shall mean, subject to Section 4 hereof, the common stock, $1.00 par value per share, of the Company.

     2.7 "Company" shall mean Church & Dwight Co., Inc., a Delaware corporation, and its successors and assigns.

     2.8 "Effective Date" shall mean the effective date of the Plan as defined in Section 13.

     2.9 "Eligible Employees" shall mean the Key Employees of the Company and its Affiliates who are eligible pursuant to Section 5 to be granted Awards under the Plan. Notwithstanding the foregoing, with respect to the grant of Incentive Stock Options, Eligible Employees shall mean the Key Employees of the Company, its Subsidiaries and its parent (within the meaning of Code Section 424(e)) who are eligible pursuant to Section 5.2 to be granted Stock Options under the Plan.

     2.10 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     2.11 "Fair Market Value" for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the average of the high and low sales price reported for the Common Stock on the applicable date (i) as reported on the principal national securities exchange on which it is then traded or the NASDAQ Stock Market, Inc. or (ii) if not traded on any such national securities exchange or the NASDAQ Stock Market, Inc., as quoted on an automated quotation system sponsored by the National Association of Securities Dealers. If the Common Stock is not readily tradable on a national securities exchange, the NASDAQ Stock Market, Inc., or any other automated quotation system sponsored by the National Association of Securities Dealers, its Fair Market Value shall be set in good faith by the Committee. For purposes of the grant of any Award, the applicable date shall be the date on which the Award is granted or, if the sale of the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the sale of the Common Stock was reported or quoted.

     2.12 "Incentive Stock Option" shall mean any Stock Option awarded under the Plan intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

     2.13 "Key Employee" shall mean an executive officer, senior manager or other key employee who contributes significantly to the overall performance of the Company and its Subsidiaries or other Affiliates.

     2.14 "Non-Qualified Stock Option" shall mean any Stock Option awarded under the Plan that is not an Incentive Stock Option.

     2.15 "Participant" shall mean any Eligible Employee of the Company or its Affiliates who has been granted an Award pursuant to the Plan.

     2.16 "Performance Unit" shall mean any award of performance units granted pursuant to Section 9.

     2.17 "Rule 16b-3" shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

     2.18 "SAR" shall mean any award of stock appreciation rights granted pursuant to Section 8.

     2.19 "Section 162(m) of the Code" shall mean the exception for performance-based compensation under Section 162(m) of the Code and any Treasury regulations thereunder.

     2.20 "Stock Award" shall mean any award of shares of Common Stock, deferred stock units or other stock-based award granted pursuant to Section 7.

     2.21 "Stock Option" or "Option" shall mean any Option to purchase shares of Common Stock granted to Eligible Employees pursuant to Section 6.

     2.22 "Subsidiary" shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

     2.23 "Ten Percent Stockholder" shall mean a person owning stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries or its parent corporations as defined in Section 424(e) of the Code.

     2.24 "Transfer" or "Transferred" shall mean anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer.

SECTION 3. ADMINISTRATION

     3.1 The Committee. The Plan shall be administered and interpreted by the Committee.

     3.2 Awards. The Committee shall have full authority to grant Awards to Eligible Employees pursuant to the terms of the Plan and to otherwise administer the Plan. In particular, the Committee shall have the authority:

          (a) to select the Eligible Employees to whom Awards may from time to time be granted hereunder;

          (b) to determine whether and to what extent Awards are to be granted hereunder to one or more Eligible Employees;

          (c) to determine, in accordance with the terms of the Plan, the type of Award and the number of shares of Common Stock to be covered by each Award granted to an Eligible Employee;

          (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder to an Eligible Employee (including, but not limited to, the exercise price or purchase price (if any), any restrictions or limitations, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, and the shares of Common Stock relating thereto), based on such factors, if any, as the Committee shall determine, in its sole discretion;

          (e) to determine whether and under what circumstances an Award may be settled in cash and/or Common Stock;

          (f) to modify, extend or renew an Award, subject to Section 12.1 hereof, provided however, that if a Stock Option is modified, extended or renewed and thereby deemed to be the issuance of a new Stock Option under the Code or the applicable accounting rules, the exercise price of such Stock Option may continue to be the original exercise price even if less than the Fair Market Value of the Common Stock at the time of such modification, extension or renewal; and

          (g) to offer to buy out an Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time such offer is made.

     3.3 Guidelines. Subject to Section 12 hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect, but only to the extent any such action would be permitted under the applicable provisions of both Rule 16b-3 and
Section 162(m) of the Code (if applicable). The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the taxes of, countries other than the United States to comply with applicable tax and securities laws. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and section 162(m) of the Code and shall be limited, construed and interpreted in a manner so as to comply therewith.

     3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of the Company, the Board or the Committee, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.

     3.5 Reliance on Counsel. The Company, the Board or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations, or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

     3.6 Procedures. If the Committee is appointed, the Board may, but need not, designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places including, without limitation, by telephone conference or by written consent, as the Committee shall deem advisable. A majority of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company shall be fully as effective as if it had been made by a vote at a meeting duly called and held. The Committee may keep minutes of its meetings and may make such rules and regulations for the conduct of its business as it shall deem advisable.

     3.7 Designation of Consultants/Liability.

          (a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and may grant authority to employees to execute agreements or other documents on behalf of the Committee.

          (b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to paragraph (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Awards granted under it. To the maximum extent permitted by applicable laws and the Restated Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance, each officer and member or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer's, member's or former member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or member or former officers, directors or members may have under applicable law or under the Restated Certificate of Incorporation or By-Laws of the Company or Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him under the Plan.

SECTION 4.  SHARES AND OTHER LIMITATIONS

     4.1 Shares.

          (a) General Limitation. The aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed six million (6,000,000) shares (subject to any increase or decrease pursuant to section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. If any Award granted under the Plan expires, terminates or is canceled for any reason without having been exercised or paid in full, the number of shares of Common Stock underlying the unexercised or unpaid Award shall again be available under the Plan. In addition, in determining the number of shares of Common Stock available for awards other than awards of Incentive Stock Options, if Common Stock has been exchanged by a Participant as full or partial payment to the Company, or for withholding, in connection with an Award or the number of shares of Common Stock otherwise deliverable has been reduced for withholding payment for an Award, the number of shares of Common Stock exchanged as payment in connection with the exercise or for withholding or reduced shall again be available under the Plan. Any shares of Common Stock that are issued by the Company for, and any Awards that are granted through the assumption of or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the shares of Common Stock available for issuance under the Plan other than with regard to determining the number of shares available for Incentive Stock Options.

          (b) Individual Participant Limitations. The maximum number of shares of Common Stock subject to Awards which may be granted under the Plan to each Participant during each calendar year during the term of the Plan shall not exceed three hundred thousand (300,000) shares (subject to any increase or decrease pursuant to Section 4.2). To the extent the shares of Common Stock for which Awards are permitted to be granted to a Participant pursuant to this section 4.1(b) during a calendar year are not covered by a grant of an Award to a Participant issued in such calendar year, such shares of Common Stock shall automatically increase the number of shares available for grant of Awards to such Participant in the subsequent calendar year during the term of the Plan.

     4.2 Changes.

          (a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company or Affiliates, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the authorization or issuance of additional shares of Common Stock, the dissolution or liquidation of the Company or Affiliates, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

          (b) In the event of any change in the capital structure or business of the Company by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, non-cash distributions with respect to its outstanding Common Stock or capital stock other than Common Stock, reclassification of its capital stock, any sale or transfer of all or part of the Company's assets or business, or any similar change affecting the Company's capital structure or business and the Committee determines in good faith that an adjustment is necessary or appropriate under the Plan to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan or as otherwise necessary to reflect the change, then the aggregate number and kind of shares which thereafter may be issued under the Plan, the number and kind of shares or other property (including cash) to be issued upon exercise or payment of an outstanding Award granted under the Plan and the purchase or exercise price thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan or as otherwise necessary to reflect the change, and any such adjustment determined by the Committee in good faith shall be binding and conclusive on the Company and all Participants and employees and their respective heirs, executor, administrators, successors and assigns.

          (c) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise or payment. No fractional shares of Common Stock shall be issued under the Plan. The Committee may, in its sole discretion, pay cash in lieu of any fractional shares of Common Stock in settlement of Awards under the Plan. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

     4.3 Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration which is less than par value.

SECTION 5.  ELIGIBILITY

     5.1 Non-Qualified Stock Options. All Key Employees of the Company and its Affiliates are eligible to be granted Non-Qualified Stock Options under the Plan. Eligibility under the Plan shall be determined by the Committee in its sole discretion.

     5.2 Incentive Stock Options. All Key Employees of the Company, its Subsidiaries and its parent (within the meaning of Code Section 424(e)) are eligible to be granted Incentive Stock Options under the Plan. Eligibility under the Plan shall be determined by the Committee in its sole discretion.

     5.3 Stock Awards, SARs and Performance Units. All Key Employees of the Company and its Affiliates are eligible to be granted Stock Awards, SARs and Performance Units under the Plan. Eligibility under the Plan shall be determined by the Committee in its sole discretion.

SECTION 6.  STOCK OPTION GRANTS

     6.1 Options.  Stock Options granted hereunder shall be one of two types:
(i) an Incentive Stock Option intended to satisfy the requirements of Section 422 of the Code or (ii) a Non-Qualified Stock Option.

     6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

     6.3 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions, shall be subject to Section 3.2 hereof and the other provisions of this Plan, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a) Option Price. The option price per share of Common Stock subject to an Incentive Stock Option shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of a share of Common Stock at the time of grant; provided, however, that if an Incentive Stock Option is granted to a

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

     Ten Percent Stockholder, the purchase price shall be no less than 110% of the Fair Market Value of the Common Stock. Except as provided in Section 16.7(f), the purchase price of shares of Common Stock subject to a Non-Qualified Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of a share of Common Stock at the time of grant.

          (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted, provided, however, the term of an Incentive Stock Option granted to a Ten Percent Stockholder may not exceed five (5) years.

SECTION 7.  STOCK AWARDS

     7.1 Grant of Stock Awards. The Committee may issue shares of Common Stock to a Key Employee under a Stock Award, upon such terms as the Committee deems appropriate. Shares of Common Stock issued pursuant to Stock Awards may be issued subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award and any conditions applicable to such shares.

     7.2 Requirement of Employment. If a Participant ceases to be employed by the Company and its Affiliates during a period designated in the grant instrument as the restriction period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the grant as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

     7.3 Restrictions on Transfer and Legend on Stock Certificate. During the restriction period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under
Section 11. Each certificate for a share issued pursuant to a Stock Award shall contain a legend giving appropriate notice of the restrictions in the grant. The Participant shall be entitled to have the legend removed from the stock certificate covering the shares when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares until all restrictions on such shares have lapsed.

     7.4 Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the restriction period, the Participant shall have the right to vote shares that have been issued to a Participant pursuant to a Stock Award and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

     7.5 Lapse of Restrictions. All restrictions imposed on shares issued to a Participant pursuant to a Stock Award shall lapse upon the expiration of the applicable restriction period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any restriction period.

     7.6 Deferred Stock Units and Other Stock-Based Awards. The Committee may grant Stock Awards in the form of deferred stock units and other stock-based awards, on terms established by the Committee. Deferred stock units and other stock-based awards shall give the Participant the right to receive the value of shares of Common Stock at such time and on such terms as the Committee shall determine. Deferred stock units and other stock-based awards may be paid in cash or in shares of Common Stock, or in a combination of the two, as the Committee shall determine. The Committee shall establish the terms for deferred stock units and other stock-based awards, which may include provisions relating to vesting, achievement of performance goals, deferral elections and other terms. Dividend equivalents may be credited on deferred stock units and other stock-based awards, if the Committee so determines. The Committee may accelerate or waive any vesting or other conditions as the Committee deems appropriate.

SECTION 8.  STOCK APPRECIATION RIGHTS

     8.1 General Requirements. The Committee may grant stock appreciation rights ("SARs") to a Key Employee separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock

Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall not be less than the per share exercise price of the related Option or, if there is no related Option, the Fair Market Value of a share of Common Stock on the date of grant of the SAR.

     8.2 Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Common Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Common Stock.

     8.3 Exercisability. An SAR shall be exercisable during the period specified by the Committee in the grant instrument and shall be subject to such vesting and other conditions as may be specified in the grant instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

     8.4 Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, shares of Common Stock, or a combination of the two, in such proportion as the Committee deems appropriate.

SECTION 9.  PERFORMANCE UNITS

     9.1 General Requirements. The Committee may grant Performance Units to a Key Employee. Each Performance Unit shall represent the right of the Participant to receive an amount based on the value of a share of Common Stock, if performance goals established by the Committee are met. The Committee shall determine the number of Performance Units to be granted and the payment terms and other requirements applicable to such Units. Dividend equivalents may be credited on Performance Units, if the Committee so determines.

     9.2 Performance Period and Performance Goals. When Performance Units are granted, the Committee shall establish the performance period during which performance shall be measured, performance goals applicable to the Performance Units and such other conditions of the grant as the Committee deems appropriate. Performance goals may relate to the financial performance of the Company and its Affiliates or their operating units, the performance of Common Stock, individual performance, or such other criteria as the Committee deems appropriate.

     9.3 Payment with respect to Performance Units. At the end of each performance period, the Committee shall determine to what extent the performance goals and other conditions of the Performance Units are met, the value of the Performance Units, and the amount, if any, to be paid with respect to the Performance Units. Payments with respect to Performance Units shall be made in cash, in Common Stock, or in a combination of the two, as determined by the Committee.

     9.4 Requirement of Employment. If the Participant ceases to be employed by the Company and its Affiliates during a performance period, or if other conditions established by the Committee are not met, the Participant's Performance Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

SECTION 10.  PERFORMANCE-BASED COMPENSATION

     10.1 Designation as Performance-Based Compensation. The Committee may determine that Stock Awards and Performance Units granted to an Employee shall be considered "performance-based compensation" under Section 162(m) of the Code. The provisions of this Section 10 shall apply to grants of Stock Awards and Performance Units that are intended to be considered "qualified performance-based compensation" under Section 162(m) of the Code.

     10.2 Performance Goals. When Stock Awards or Performance Units that are to be considered "performance-based compensation" are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code. The performance goals

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may relate to the Employee's business unit or the performance of the Company and its Affiliates as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, revenue growth, organization or sales growth, operating margins, return on assets, stockholder return, return on equity, growth in assets, unit volume, market share, credit rating or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships.

     10.3 Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code. The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

     10.4 Maximum Payment. The number of shares of Common Stock that may be subject to Awards granted to a Participant during any calendar year shall not exceed the limit set forth in Section 4.1(b). If Stock Awards or Performance Units that are intended to qualify as "performance-based compensation" are paid in cash, the maximum amount that may be awarded to a Participant during a calendar year with respect to such Stock Awards and Performance Units is the maximum number of shares that could be subject to Awards granted to the Participant during the year pursuant to Section 4.1(b), multiplied by the per share Fair Market Value of the Common Stock at the end of the performance period. All awards (including both stock and cash payments) granted to a Participant during a calendar year shall be aggregated for purposes of applying the individual participant limits of Section 4.1(b) and this Section 10.4.

     10.5 Announcement of Grants. The Committee shall certify and announce the results for each performance period to all Participants immediately following the announcement of the Company's financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards or Performance Units for the performance period shall be forfeited or shall not be made, as applicable.

     10.6 Death, Disability or Other Circumstances. The Committee may provide that Stock Awards or Performance Units shall be payable or restrictions on Stock Awards or Performance Units shall lapse, in whole or in part, in the event of the Participant's death or disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under
Section 162(m) of the Code.

SECTION 11.  NON-TRANSFERABILITY

     11.1 Non-Transferability.  Except as provided in the last sentence of this
Section 11.1, no Award shall be transferred by the Participant otherwise than by will or by the laws of descent and distribution, all Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant, no Award shall, except as otherwise specifically provided by law or herein, be transferred in any manner, and any attempt to transfer any such Award shall be void. No such Award shall in any manner be used for the payment of, subject to, or otherwise encumbered by or hypothecated for debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter, that an Award, other than an Incentive Stock Option, that is otherwise not transferable pursuant to this Section 11 is transferable in whole or part and in such circumstances, and under such conditions, as specified by the Committee.

SECTION 12.  TERMINATION OR AMENDMENT OF THE PLAN

     12.1 Termination or Amendment. Notwithstanding any other provision of the Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in this Section 12 or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that the Plan may not be amended without the approval of the stockholders of the Company in accordance with the laws of the State of Delaware to (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (subject to Section 4.2); (ii) except as otherwise permitted in Section 16.7(f), decrease the minimum Option price of any Stock Option; or (iii) make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company's securities are listed or traded. In addition, solely to the extent required by the applicable provisions of Rule 16b-3 or Section 162(m) of the Code, or with respect to Incentive Stock Options, Section 422 of the Code, no amendment may be made without the approval of stockholders of the Company in accordance with the laws of the State of Delaware which would (i) increase the maximum individual Participant limitations for a calendar year under Section 4.1(b) or Section 10.4; (ii) change the classification of employees eligible to receive Awards under the Plan; or (iii) extend the maximum Option term under
Section 6.3(b).

     The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 4 above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent.

SECTION 13.  EFFECTIVE DATE OF PLAN

     The Plan was adopted by the Board effective as of January 1, 1999 (the "Effective Date"), subject to and conditioned upon the approval of the Plan by the stockholders of the Company in accordance with the laws of the State of Delaware and requirements of any applicable national securities exchange or automated quotation system. The Plan was amended effective as of May 8, 2003.

SECTION 14.  TERM OF PLAN

     No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the Effective Date or the date of stockholder approval, but such Awards granted prior to such date may extend beyond that date.

SECTION 15.  NAME OF PLAN

     The Plan shall be known as the "Church & Dwight Co., Inc. 1998 Stock Award Plan."

SECTION 16.  TERMS AND CONDITIONS

     PREAMBLE: The Committee's exclusive power and authority to administer and to interpret the Plan, as provided in section 3 hereof, is a continuing power which is not exhausted by being once exercised, and the Plan shall be in all respects subject and subordinate to the Committee's interpretation as to the meaning and effect of the provisions hereof or of any omissions herein with respect to any matter.

     16.1 Additional Definitions.

          (a) "Acquisition Events" shall have the meaning set forth in Section 16.5(c).

          (b) "Cause" shall mean, unless otherwise determined by the Committee at grant, or, if no rights of the Participant are reduced, thereafter, termination due to a Participant's dishonesty, fraud, insubordination, willful misconduct or refusal to attempt to perform services (for any reason other than illness or incapacity), as determined by the Committee in its sole discretion.

          (c) "Change of Control" shall have the meaning set forth in Section 16.5(b).

          (d) "Disability" shall mean, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, (i) with respect to Incentive Stock Options, an individual's inability, as determined by the Committee, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve
     (12) months or, (ii) with respect to Non-Qualified Stock Options, an individual's inability, as determined by the Committee, to substantially perform the duties for which such Participant was hired for a period of at least six (6) months.

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

          (e) "Retirement" shall mean, the voluntary separation from the employment of the Company by a participant after attaining the age of 65 with at least ten (10) years of service with the company.

          (f) "Termination of Employment," except as provided in the next sentence, shall mean (i) a termination of service of a Participant from the Company and its Affiliates; or (ii) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant thereupon becomes employed by the Company or another Affiliate. The Committee may otherwise define Termination of Employment in the Award grant or, if no rights of the Participant are reduced, may otherwise define Termination of Employment thereafter, including, but not limited to, defining Termination of Employment with regard to entities controlling, under common control with or controlled by the Company rather than just the Company and its Affiliates and/or entities that provide substantial services to the Company or its Affiliates to which the Participant has transferred directly from the Company or its Affiliates at the request of the Company.

     16.2 Exercise of Options.

          (a) Exercisability. Subject to the provisions of Section 16.3, or unless otherwise determined by the Committee at the time of grant, one hundred percent (100%) of each Stock Option, subject to the terms and conditions contained herein and the respective Stock Option agreement, shall vest and become exercisable on the third anniversary of the date of grant of the Option, provided that the Participant has not incurred a Termination of Employment prior to the applicable vesting date. If any Stock Option is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at, or after, grant in whole or in part (including, without limitation, that the Committee may waive the installment exercise provisions or accelerate the time at which Options may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

          (b) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (a) above, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased, according to procedures established by the Committee. Common Stock purchased pursuant to the exercise of a Stock Option shall be paid for as follows: (i) in cash or by check, bank draft or money order payable to the order of Company; (ii) if the Common Stock is traded on a national securities exchange, the NASDAQ Stock Market, Inc. or quoted on a national quotation system sponsored by the National Association of Securities Dealers, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (which may include payment in full or part in the form of Common Stock owned by the Participant for a period of at least six (6) months (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee or the surrender of vested Options owned by the Participant).

          (c) Form, Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, an Option shall be evidenced by such form of Stock Option agreement as is approved by the Committee, and the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (up to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefore (to the extent not theretofore exercised).

          (d) Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate including, without limitation, permitting "reloads" such that the same number of Options are granted as the number of Options exercised, shares used to pay for the exercise price of Options or shares used to pay withholding taxes ("Reloads"). With respect to Reloads, the exercise price of the new Stock Option shall be the Fair Market Value on the date of the "reload" and the term of the Stock Option shall be the same as the remaining term of the Options that are exercised, if applicable, or such other exercise price and term as determined by the Committee.

     16.3 Termination.

          (a) Termination of Employment. The following rules apply with regard to Options upon the Termination of Employment of a Participant unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter:

          (b) Termination by Reason of Death. If a Participant's Termination of Employment is by reason of death, any Stock Option held by such Participant, which is either vested or which may become vested as provided below shall be exercisable, by the legal representative of the estate at any time within a period of three (3) years from the date of such death, but in no event beyond the expiration of the stated term of such Stock Option. During such three (3) year period any non-vested Stock Option held by a Participant shall continue to vest in accordance with subsection 16.2(a). Any Stock Option not exercised as aforesaid shall terminate.

          (c) Termination by Reason of Permanent Disability or Retirement. If a Participant's Termination of Employment is by reason of Permanent Disability or Retirement, any Stock Option held by such Participant, which is either vested or which may become vested as provided below, shall be exercisable, by the Participant (or, in the event of the Participant's death, by the legal representative of the estate) at any time within a period of three (3) years from the date of such Termination of Employment, but in no event beyond the expiration of the stated term of such Stock Option. During such three (3) year period any non-vested Stock Option held by a Participant shall continue to vest in accordance with subsection 12.2(a). Any Stock Option not exercised as aforesaid shall terminate.

          (d) Involuntary Termination Without Cause Pursuant to a Separation Agreement. If a Participant's Termination of Employment is by involuntary termination without Cause and, pursuant to the request of the Company, and the Participant has entered into a separation agreement with the Company in a form acceptable to the Company which includes a general release by the Participant of all claims against the Company and its Affiliates and their officers and directors and certain other related entities (a "Separation Agreement"), any Stock Option held by such Participant, which is either vested or which may become vested as provided below shall be exercisable, by the Participant at any time within a period of (i) in the case of options granted prior to January 1, 1999, three (3) years from the date of such Termination of Employment, or (ii) in the case of options granted after December 31, 1998, thirty (30) days from the date of such Termination of Employment but, in either case, in no event beyond the expiration of the stated term of such Stock Option. During such three (3) year or thirty (30) day period as applicable, any non-vested Stock Option held by a Participant shall continue to vest in accordance with subsection 16.2(a). Any Stock Option not exercised as aforesaid shall terminate.

          (e) Voluntary Termination or Involuntary Termination Without Cause and No Execution of Separation Agreement. If a Participant's Termination of Employment is voluntary and occurs prior to, or more than ninety (90) days after, the occurrence of an event which would be grounds for Termination of Employment by the Company for Cause (without regard to any notice or cure period requirements) or a Participant's Termination of Employment is by involuntary termination without Cause and the Participant has not entered into a Separation Agreement, any Stock Option held by such Participant, may be exercised, to the extent exercisable at Termination of Employment, by the Participant at any time within a period of thirty (30) days from the date of such Termination of Employment, but in no event beyond the expiration of the stated term of such Stock Option.

          (f) Termination for Cause. If a Participant's Termination of Employment (i) is for Cause or (ii) is a voluntary termination (as provided in subsection (d) above) within ninety (90) days after an event which would be grounds for a Termination of Employment for Cause, any Stock Option held by such Participant shall thereupon terminate and expire as of the date of termination.

     16.4 Incentive Stock Option Limitations.

     To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or parent corporation (within the meaning of Section 424(e) of the Code) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or parent corporation (within the meaning of Section 424(e) of the Code) at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as an Option which is not an Incentive Stock Option.

     Should the foregoing provision not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

     16.5 Change of Control Provisions.

          (a) Benefits. In the event of a Change of Control of the Company (as defined below), except as otherwise provided by the Committee upon the grant of a Stock Option or, if no rights of the Participant are reduced, thereafter, the Participant shall be entitled to the following benefits:

             (i) Subject to paragraph (b) below, all outstanding Stock Options granted prior to the Change of Control shall be fully vested and immediately exercisable in their entirety. The Committee, in its sole discretion, may provide for the purchase of any such Stock Options by the Company or its Affiliates for an amount of cash equal to the excess of the Change of Control Price (as defined below) of the shares of Common Stock covered by such Stock Options, over the aggregate exercise price of such Stock Options. For purposes of this Section 16.5 (a) (i), Change of Control Price shall mean the higher of (i) the highest price per share of Common Stock paid in any transaction related to a Change of Control of the Company, or (ii) the highest Fair Market Value per share of Common Stock at any time during the sixty (60) day period preceding a Change of Control.

             (ii) Notwithstanding anything to the contrary herein, unless the Committee provides otherwise, at the time an Option is granted to a Participant hereunder or, if no rights of the Participant are reduced, thereafter, no acceleration of exercisability shall occur with respect to such Option if the Committee reasonably determines in good faith, prior to the occurrence of the Change of Control, that the Options shall be honored or assumed, or new rights substituted therefore (each such honored, assumed or substituted option hereinafter called an "Alternative Option"), by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change of Control, provided that any such Alternative Option must meet the following criteria:

               (1) the Alternative Option must be based on stock which is traded on an established securities market, or which will be so traded within thirty (30) days of the Change of Control;

               (2) the Alternative Option must provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or more favorable exercise schedule; and

               (3) the Alternative Option must have economic value substantially equivalent to the value of such Option (determined at the time of the Change of Control).

For purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury regulation sec. 1.425-1 (and any amendments thereto).

             (iii) Except as provided below, all Stock Awards, SARs and Performance Units that are outstanding at the time of a Change of Control shall be fully vested and payable upon the Change of Control, upon such terms as the Committee determines prior to the Change of Control. However, prior to a Change of Control, the Committee may determine that no acceleration of vesting or payment shall occur with respect to Stock Awards, SARs and Performance Units if the Committee reasonably determines in good faith, prior to the occurrence of the Change of Control, that the Stock Awards, SARs and Performance Units shall be honored or assumed, or new rights substituted therefore, by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change of Control, on such terms as the Committee deems appropriate.

             (iv) Change of Control. For purposes of the Plan, a "Change of Control" shall be deemed to have occurred if:

             (v) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company or any Affiliate, any employee benefit plan sponsored or maintained by the Company or any Affiliate, (including any trustee of any such plan acting in his capacity as trustee) becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common

        Stock representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company;

             (vi) the stockholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; or

             (vii) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the board of directors of the Company, or the board of directors of any successor to the Company (the "Board"), provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds ((LOGO)) of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision.

          (b) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of all or substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets (all of the foregoing being referred to as "Acquisition Events"), then the Committee may, in its sole discretion, terminate all outstanding Options of Eligible Employees, effective as of the date of the Acquisition Event, by delivering notice of termination to each such Participant at least twenty (20) days prior to the date of consummation of the Acquisition Event; provided, that during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his Options that are then outstanding (whether vested or not vested and without regard to any limitations on exercisability otherwise contained in the Option) but contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void. If an Acquisition Event occurs, the Committee may, prior to the consummation of the Acquisition Event, take such actions as it deems appropriate with respect to outstanding SARs, Stock Awards and Performance Units, including acceleration of vesting and payment of Awards and termination of Awards on such terms as the Committee deems appropriate. If an Acquisition Event occurs, to the extent the Committee does not terminate the outstanding Awards pursuant to this Section 16.5(c), then the provisions of Section 4.2(b) shall apply.

     16.6 Unfunded Plan.

          (a) Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     16.7 General Provisions.

          (a) Legend. The Committee may require each person receiving shares pursuant to the exercise or grant of an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.

          (b) Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

          (c) No Right to Employment. Neither the Plan nor the grant or exercise of any Awards hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed to terminate his employment at any time.

          (d) Withholding of Taxes. The Company shall have the right to deduct from any payment to be made to a Participant, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. The Committee may permit any such withholding obligation with regard to any Participant to be satisfied by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned; provided that if shares are withheld to satisfy the tax withholding obligations, the shares withheld may not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities applicable to the Participant. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

          (e) Listing and Other Conditions.

             (i) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The right to exercise any Option with respect to such shares or otherwise receive shares pursuant to an Award shall be suspended until such listing has been effected.

             (ii) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock, and the right to exercise any Option or receive payment of an Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

             (iii) Upon termination of any period of suspension under this
        Section 16.7, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

             (iv) A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

          (f) Awards in Connection with Corporate Transactions and
     Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of all or a portion of the business, stock, equity interests, or assets of any corporation, firm, joint venture or association, including Awards to employees thereof or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make an Award to an employee of another company who is or becomes a Key Employee by reason of a merger, consolidation, acquisition of stock, equity interests or property or other transaction involving the Company or an Affiliate in substitution for, or as assumption or conversion of, a grant made by such company. The Committee shall determine the terms of the substituted, assumed or converted grants, and may grant Non-Qualified Stock Options with a purchase price per share less than 100% of the Fair Market Value of a share of Common Stock at the time of grant, but not less than par value of the Common Stock.

          (g) Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

          (h) Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. To the extent applicable to an Award, the Plan shall be limited, construed and interpreted in a manner so as to comply with the applicable requirements of Rule 16b-3 and Section 162(m) of the Code; however, noncompliance with Rule 16b-3 or Section 162(m) of the Code shall have no impact on the effectiveness of an Award granted under the Plan.

          (i) Other Benefits. No Award granted or exercised under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

          (j) Costs. The Company shall bear all expenses included in administering the Plan, including expenses of issuing Common Stock pursuant to the exercise of any Awards hereunder.

          (k) No Right to Same Benefits. The provisions and terms of Awards need not be the same with respect to each Participant, and the Awards granted to individual Participants need not be the same in subsequent years.

          (l) Death/Transfer. The Committee may in its discretion require the transferee of a Participant's Awards to supply it with written notice of the Participant's death and to supply it with a copy of the will (in the case of the Participant's death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

          (m) Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with all exemptive conditions under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

          (n) Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

          (o) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Approved and Adopted By The Board of Directors of Church & Dwight Co., Inc.

                                       By:
                                       -----------------------------------------
                                         Chairman of the Board

 ____   , 2003

                                   APPENDIX F

ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION TO BE AMENDED AND RESTATED TO DELETE THE SECTIONS INDICATED BY BOLD ITALICS.
--------------------------------------------------------------------------------

FOURTH:

     (a) The total number of shares of capital stock which the corporation shall have authority to issue is 102,500,000 shares of two classes. 100,000,000 shares shall be Common Stock at $1.00 par value per share, and 2,500,000 shares shall be Preferred Stock, at $1.00 par value per share.

     (b) A holder of Common Stock shall, EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPHS (C), (F) OR (G) HEREOF, be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

     (C) A HOLDER OF COMMON STOCK SHALL BE ENTITLED TO FOUR (4) VOTES ON EACH MATTER SUBMITTED TO A VOTE AT A MEETING OF STOCKHOLDERS FOR EACH SHARE OF COMMON STOCK HELD OF RECORD BY SUCH HOLDER AS OF THE RECORD DATE FOR SUCH MEETING AND WHICH MEETS ONE OF THE FOLLOWING CRITERIA:

          (1) SUCH SHARE OF COMMON STOCK HAS HAD THE SAME BENEFICIAL OWNER OR OWNERS SINCE FEBRUARY 19, 1986; OR

          (2) SUCH SHARE OF COMMON STOCK HAS HAD THE SAME BENEFICIAL OWNER OR OWNERS FOR AT LEAST 48 CONSECUTIVE CALENDAR MONTHS (DATING FROM THE FIRST DAY OF THE FIRST FULL MONTH ON OR AFTER THE DATE THE HOLDER ACQUIRED BENEFICIAL OWNERSHIP OF SUCH SHARE) PRIOR TO THE RECORD DATE FOR SUCH MEETING; SUBJECT, IN THE CASE OF HOLDERS REFERRED TO IN PARAGRAPH (E) HEREOF, TO THE REQUIREMENTS SET FORTH IN SUCH PARAGRAPH; OR

          (3) EXCEPT AS PROVIDED IN PARAGRAPH (F), SUCH SHARE HAS BEEN ISSUED BY THE COMPANY OR BEEN TRANSFERRED FROM THE TREASURY SUBSEQUENT TO FEBRUARY 19, 1986, BUT ONLY IF SUCH SHARE HAS BEEN ISSUED PURSUANT TO A PUBLIC OFFERING OF SHARES OF COMMON STOCK, OR UPON THE CONVERSION INTO COMMON STOCK OF CONVERTIBLE SECURITIES THAT HAD BEEN PUBLICLY OFFERED BY THE COMPANY, OR AS PART OF THE CONSIDERATION PAID BY THE COMPANY FOR ITS ACQUISITION OF ANY STOCK OR ASSETS OF ANY OTHER ENTITY, UNLESS IN ANY SUCH CASE THE BOARD OF DIRECTORS OTHERWISE DETERMINES AT THE TIME OF SUCH ISSUANCE OR TRANSFER, IN WHICH CASE SUCH SHARE SHALL BE ENTITLED TO ONE VOTE; PROVIDED THAT SUCH SHARE SHALL IN ANY EVENT BE ENTITLED TO ONE VOTE, EXCEPT AS OTHERWISE PROVIDED IN THIS PARAGRAPH (C), WHEN THERE HAS BEEN A CHANGE IN BENEFICIAL OWNERSHIP IN SUCH SHARE FROM THE HOLDER WHO ACQUIRED SUCH SHARE UPON COMPLETION OF SUCH PUBLIC OFFERING OF COMMON STOCK OR UPON SUCH CONVERSION.

     (D) FOR PURPOSES OF THIS ARTICLE FOURTH, NO CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED WITH RESPECT TO ANY SHARE OF COMMON STOCK UPON THE OCCURRENCE OF ANY OF THE FOLLOWING EVENTS (EACH SUCH EVENT HEREINAFTER REFERRED TO AS AN "EXEMPT TRANSFER"):

          (1) UPON THE TRANSFER OF SUCH SHARES BY GIFT, DEVISE, BEQUEST OR OTHERWISE THROUGH THE LAWS OF INHERITANCE OR DESCENT; OR BY A TRUSTEE TO A TRUST BENEFICIARY OR BENEFICIARIES UNDER THE TERMS OF THE TRUST; OR

          (2) UPON THE APPOINTMENT OF A SUCCESSOR TRUSTEE, GUARDIAN OR CUSTODIAN WITH RESPECT TO SUCH SHARE; OR

          (3) UPON THE ADDITION, WITHDRAWAL OR DEMISE OF A BENEFICIARY OR BENEFICIARIES OF A TRUST UNDER THE TERMS OF THE TRUST AND BY REASON OF THE BIRTH, DEATH, MARRIAGE OR DIVORCE OF ANY NATURAL PERSON; THE ADOPTION OF ANY NATURAL PERSON; THE PASSAGE OF A GIVEN PERIOD OF TIME; THE ATTAINMENT BY ANY NATURAL PERSON OF A SPECIFIC AGE; OR THE CREATION OR TERMINATION OF ANY GUARDIANSHIP OR CUSTODIAL ARRANGEMENT; OR

          (4) UPON THE TRANSFER OF RECORD OR THE TRANSFER OF A BENEFICIAL INTEREST OR INTERESTS IN SUCH SHARE WHERE THE CIRCUMSTANCES SURROUNDING SUCH TRANSFER CLEARLY DEMONSTRATE THAT NO MATERIAL CHANGE IN BENEFICIAL OWNERSHIP HAS OCCURRED;

PROVIDED, IN EACH CASE, THAT (A) THE TRANSFEREE OR THE TRANSFEROR SHALL HAVE PROVIDED TO THE CORPORATION, IN ACCORDANCE WITH SUCH PROCEDURES AS SHALL BE ESTABLISHED BY THE CORPORATION AS PROVIDED IN PARAGRAPH (H) HEREOF, SATISFACTORY EVIDENCE THAT SUCH CHANGE IN BENEFICIAL OWNERSHIP QUALIFIES AS AN EXEMPT TRANSFER,

AND (B) SUCH CHANGE WAS NOT UNDERTAKEN IN ORDER TO CIRCUMVENT THE PROVISIONS OR PURPOSES OF THIS ARTICLE FOURTH.

     (E) ANY SHARE OF COMMON STOCK HELD OF RECORD ON ANY RECORD DATE FOR DETERMINING THE HOLDERS ENTITLED TO VOTE ON ANY MATTER SUBMITTED TO A VOTE BY THE STOCKHOLDERS (A "RECORD DATE") SHALL BE PRESUMED TO BE OWNED BENEFICIALLY BY THE RECORD HOLDER AND FOR THE PERIOD SHOWN BY THE STOCKHOLDER RECORDS OF THE CORPORATION. NOTWITHSTANDING THE PRECEDING SENTENCE OF THIS PARAGRAPH (E), ANY SHARE OF COMMON STOCK HELD OF RECORD ON A RECORD DATE IN "STREET" OR "NOMINEE" NAME OR BY A BROKER, CLEARING AGENCY, VOTING TRUSTEE, BANK, TRUST COMPANY OR OTHER NOMINEE SHALL BE PRESUMED TO HAVE BEEN ACQUIRED BY THE BENEFICIAL OWNER SUBSEQUENT TO FEBRUARY 19, 1986 AND TO HAVE HAD THE SAME BENEFICIAL OWNER FOR A PERIOD OF LESS THAN 48 CONSECUTIVE CALENDAR MONTHS PRIOR TO SUCH RECORD DATE. THESE PRESUMPTIONS SHALL BE REBUTTABLE BY PRESENTATION TO THE CORPORATION, IN ACCORDANCE WITH SUCH PROCEDURES AS SHALL BE ESTABLISHED BY THE CORPORATION AS PROVIDED IN PARAGRAPH (H) HEREOF, OF SATISFACTORY EVIDENCE TO THE CONTRARY.

     (F) ANY SHARE OF COMMON STOCK (A "DIVIDEND SHARE") THAT IS ACQUIRED BY THE BENEFICIAL OWNER EITHER AS A DIRECT RESULT OF A STOCK SPLIT, STOCK DIVIDEND, RECLASSIFICATION OR OTHER DISTRIBUTION OF SHARES BY THE CORPORATION WITH RESPECT TO EXISTING SHARES, OR AS THE RESULT OF THE REINVESTMENT OF CASH DIVIDENDS ON EXISTING SHARES PURSUANT TO A DIVIDEND REINVESTMENT PLAN APPROVED BY THE CORPORATION, WILL BE DEEMED TO HAVE BEEN ACQUIRED AND HELD CONTINUOUSLY BY SUCH HOLDER FROM THE DATE OF THE ACQUISITION OF THE ORIGINAL SHARES, WITH RESPECT TO WHICH THE DIVIDEND SHARES WERE ISSUED OR THE REINVESTED CASH DIVIDENDS WERE PAID. SHARES OF COMMON STOCK ACQUIRED PURSUANT TO OPTIONS GRANTED PURSUANT TO STOCK OPTION PLANS APPROVED BY THE COMPANY'S STOCKHOLDERS SHALL BE DEEMED TO BE BENEFICIALLY OWNED FROM THE DATE SUCH OPTION IS GRANTED.

     (G) A HOLDER OF ANY SHARE OF COMMON STOCK ACQUIRED PURSUANT TO THE TERMS OF CERTAIN PLANS OF THE CORPORATION AS SPECIFIED BELOW, WHETHER ISSUED BEFORE OR AFTER FEBRUARY 19, 1986, SHALL BE ENTITLED TO FOUR (4) VOTES ON EACH MATTER SUBMITTED TO A VOTE AT A MEETING OF STOCKHOLDERS, PROVIDED SUCH HOLDER MEETS ONE OF THE FOLLOWING REQUIREMENTS:

          (1) SUCH HOLDER IS AN EMPLOYEE WHO HOLDS SUCH SHARE OF COMMON STOCK BENEFICIALLY BY REASON OF PARTICIPATION IN A TAX-QUALIFIED SAVINGS, THRIFT, STOCK BONUS, EMPLOYEE STOCK OWNERSHIP, PENSION OR OTHER SIMILAR INDIVIDUAL ACCOUNT EMPLOYEE BENEFIT PLAN OR ARRANGEMENT ADOPTED BY THE CORPORATION OR SUCH HOLDER IS A TRUSTEE UNDER ANY SUCH PLAN; OR

          (2) SUCH HOLDER IS AN EMPLOYEE OR A FORMER EMPLOYEE OR A BENEFICIARY OF EITHER OF THEM WHO HOLDS SUCH SHARE OF COMMON STOCK BENEFICIALLY BY REASON OF A DISTRIBUTION FROM ANY PLAN REFERRED TO IN PARAGRAPH (G)(1) HEREOF.

     (H) EXCEPT AS PROVIDED IN PARAGRAPH (D), A CHANGE IN BENEFICIAL OWNERSHIP OF AN OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED WHENEVER A CHANGE OCCURS IN ANY PERSON OR GROUP OF PERSONS WHO, DIRECTLY OR INDIRECTLY, THROUGH ANY CONTRACT, ARRANGEMENT, UNDERSTANDING, RELATIONSHIP OR OTHERWISE HAS OR SHARES (1) VOTING POWER, WHICH INCLUDES THE POWER TO VOTE, OR TO DIRECT THE VOTING OF SUCH SHARE; (2) INVESTMENT POWER, WHICH INCLUDES THE POWER TO DIRECT THE SALE OR OTHER DISPOSITION OF SUCH SHARE; OR (3) THE RIGHT TO RECEIVE OR RETAIN THE PROCEEDS OF ANY SALE OR OTHER DISPOSITION OF SUCH SHARE. FOR PURPOSES OF THIS ARTICLE FOURTH, ALL DETERMINATIONS CONCERNING CHANGES IN BENEFICIAL OWNERSHIP, OR THE ABSENCE OR ANY SUCH CHANGE, SHALL BE MADE BY THE BOARD OF DIRECTORS OR A TRANSFER AGENT ACTING ON BEHALF OF THE BOARD OF DIRECTORS AND ANY SUCH DETERMINATION SHALL BE CONCLUSIVE. WRITTEN PROCEDURES DESIGNED TO FACILITATE SUCH DETERMINATIONS SHALL BE ESTABLISHED BY THE BOARD OF DIRECTORS FROM TIME TO TIME. SUCH PROCEDURES SHALL PROVIDE, AMONG OTHER THINGS, THE MANNER OF PROOF OF FACTS THAT WILL BE ACCEPTED AND THE FREQUENCY WITH WHICH SUCH PROOF MAY BE REQUIRED TO BE RENEWED. THE BOARD OF DIRECTORS AND ANY TRANSFER AGENT SHALL BE ENTITLED TO RELY ON INFORMATION CONCERNING BENEFICIAL OWNERSHIP OF COMMON STOCK COMING TO THEIR ATTENTION FROM ANY SOURCE AND IN ANY MANNER REASONABLY DEEMED BY THEM TO BE RELIABLE, BUT NEITHER THE BOARD OF DIRECTORS NOR ANY TRANSFER AGENT SHALL BE CHARGED WITH ANY OTHER INFORMATION CONCERNING THE BENEFICIAL OWNERSHIP OF COMMON STOCK. THE POWERS CONFERRED UPON THE BOARD OF DIRECTORS BY THIS PARAGRAPH (H) ARE GRANTED SOLELY TO ENABLE THE BOARD OF DIRECTORS TO ADOPT PROCEDURES FOR THE PURPOSE OF MAKING DETERMINATIONS OF BENEFICIAL OWNERSHIP UNDER THIS ARTICLE FOURTH.

     (i) The class of Preferred Stock may be divided into and issued in one or more series as follows:

     Shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, fully or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed herein and in a resolution or resolutions providing for the issue of such series adopted by a two-thirds vote of the entire Board of Directors of the corporation.

     The Board of Directors of the corporation is hereby expressly authorized, by a two-thirds vote of the entire Board, subject to the limitations provided by law, to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the relative powers, rights and preferences, and the qualifications, limitations, or restrictions thereof, of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series.

     The authority of the Board of Directors of the corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

          (1) The designation of such series;

          (2) The number of shares initially constituting such series;

          (3) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

          (4) The rate or rates and the times and conditions under which dividends on the shares of such series shall be paid, and (x) if such dividends are payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, the terms and conditions of such payment, and (y) if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

          (5) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

          (6) The amount payable on the shares in the event of the dissolution of, or upon any distribution of the assets of, the corporation;

          (7) Whether or not the shares of such series may be convertible into, or exchangeable for, shares of any other class or series and the price or prices and the rates of exchange and the terms of any adjustments to be made in connection with such conversion or exchange;

          (8) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more (or less) than one vote per share;

          (9) Whether or not a purchase fund shall be provided for the shares of such series, and if such a purchase fund shall be provided, the terms and conditions thereof;

          (10) Whether or not a sinking fund shall be provided for the redemption of the shares of such series, and if such a sinking fund shall be provided, the terms and conditions thereof; and

          (11) Any other powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, which shall not be inconsistent with the provisions of this Article FOURTH or the limitations provided by law.

     (j) No stockholder shall have any preemptive right to subscribe to any shares of stock of the corporation of any class or series thereof, now or hereafter authorized, or any security convertible into such stock.

     (k) Every reference in this Certificate of Incorporation or in the By-Laws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

PROXY                      CHURCH & DWIGHT CO., INC.                       PROXY
               ANNUAL MEETING OF STOCKHOLDERS - MAY 8, 2003 PROXY
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Undersigned, having received the Notice of Annual Meeting, Proxy Statement and Annual Report of Church & Dwight Co., Inc. dated April 3, 2003, hereby appoints ROSINA B. DIXON, M.D.; JOHN D. LEGGETT, III, Ph.D. and DWIGHT C. MINTON, and each of them, proxies, each with full power of substitution, to vote, as designated on this proxy card, all shares of stock which the Undersigned is entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 8th day of May, 2003 at the WESTIN PRINCETON AT FORRESTAL VILLAGE, 201 Village Boulevard, Princeton, New Jersey 08540 at 11:00 a.m., and at all adjournments or postponements thereof, subject to the directions indicated on this proxy card, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Annual Meeting and Proxy Statement:

The Board of Directors recommends a vote FOR Items 1, 2, 3, 4, 5 AND 6.

1. Election of  Directors.
   Nominees:     [ ] FOR all nominees at right      [ ] WITHHOLD AUTHORITY
                     (except as marked to the           to vote for all nominees
                     contrary)                          listed at right

                     John D. Leggett, III, Ph.D.        Robert A. McCabe
                     John F. Maypole                    Burton B. Staniar

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list at right.
________________________________________________________________________________

2. Ratify the appointment of Deloitte &
   Touche LLP as independent auditors of
   the Company's 2003 financial statements;..  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

3. Approve an amendment to the Company's
   Restated Certificate of Incorporation
   to limit the ability to call special
   meetings of the Company's stockholders to
   the Chief Executive Officer or a majority
   of the directors then in office; .........  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

4. Approve an amendment to the Company's
   Restated Certificate of Incorporation
   to require advance notice to the Company
   of stockholder nominations and
   proposals; ...............................  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

5. Approve an amendment to the Company's
   Amended and Restated 1998 Stock Option
   Plan to permit grants of other types of
   incentive compensation awards; ...........  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

6. Approve an amendment to the Company's
   Restated Certificate of Incorporation
   to eliminate time-phased voting; and .....  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

7. Transaction of such other business as may
   properly be brought before the meeting or
   any adjournments or postponements
   thereof. .................................  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

 IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR EACH OF PROPOSALS 2, 3, 4, 5 AND 6. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER
    MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR
                             POSTPONEMENTS THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED
         IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSALS 2, 3, 4, 5 AND 6.

                                                     (continued on reverse side)

(continued from reverse side)

                                                    I PLAN TO ATTEND MEETING [ ]

Your vote is important. If you own shares which are entitled to four votes per share, you must indicate this below in the space provided, or it will be assumed that your shares will be entitled to one vote each. Please provide the total number of one-vote shares, the total number of four-vote shares and the total number of votes in the spaces below. Remember, Internet and telephone voting are available UNLESS you are claiming four votes per share.

                                       Dated                              , 2003
                                       -----------------------------------------
                                       Signature
                                       -----------------------------------------
                                       Signature
                                       -----------------------------------------
                                       Signature
                                       -----------------------------------------
                                       TOTAL One-Vote Shares    x 1 =
                                       -----------------------------------------
                                       TOTAL Four-Vote Shares   x 4 =
                                       -----------------------------------------
                                       TOTAL NUMBER OF VOTES
                                       -----------------------------------------
                                       Please sign exactly as name appears
                                       hereon. Where shares are held jointly,
                                       each holder should sign. Executors,
                                       administrators, trustees and others
                                       signing in a representative capacity
                                       should so indicate. If a signer is a
                                       corporation, please sign the full
                                       corporate name by an authorized officer.

     PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.